201 5 Annual Repor t 年度報告 2015 Annual Report 年度報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 29 Directors and Senior Management 43 Report of the Directors 79 Corporate Governance Report 94 Independent Auditors’ Report 96 Financial Statements 183 Financial Summary 184 Defi nitions 191 Glossary Contents

2 Wynn Macau, Limited Corporate Information BOARD OF DIRECTORS Executive Directors Mr. Stephen A. Wynn (Chairman of the Board) Mr. Gamal Aziz Ms. Linda Chen Mr. Ian Michael Coughlan Non-Executive Director Mr. Matthew O. Maddox Independent Non-Executive Directors Dr. Allan Zeman, GBM, GBS, JP (Vice-chairman of the Board) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith AUDIT AND RISK COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Bruce Rockowitz Dr. Allan Zeman, GBM, GBS, JP REMUNERATION COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Matthew O. Maddox Mr. Bruce Rockowitz NOMINATION AND CORPORATE GOVERNANCE COMMITTEE Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman) Mr. Nicholas Sallnow-Smith Dr. Allan Zeman, GBM, GBS, JP COMPANY SECRETARY Ms. Ho Wing Tsz Wendy, FCIS, FCS AUTHORIZED REPRESENTATIVES Dr. Allan Zeman, GBM, GBS, JP Ms. Ho Wing Tsz Wendy, FCIS, FCS (Mrs. Seng Sze Ka Mee, Natalia as alternate) AUDITORS Ernst & Young Certifi ed Public Accountants LEGAL ADVISORS As to Hong Kong and U.S. laws: Skadden, Arps, Slate, Meagher & Flom As to Hong Kong law: Mayer Brown JSM As to Macau law: Alexandre Correia da Silva As to Cayman Islands law: Maples and Calder

3Annual Report 2015 Corporate Information REGISTERED OFFICE P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands HEADQUARTERS IN MACAU Rua Cidade de Sintra NAPE, Macau SAR PRINCIPAL PLACE OF BUSINESS IN HONG KONG Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Appleby Trust (Cayman) Limited HONG KONG SHARE REGISTRAR Computershare Hong Kong Investor Services Limited STOCK CODE 1128 COMPANY WEBSITE www.wynnmacaulimited.com

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the year ended 31 December 2015 2014 HK$ HK$ (in thousands, except per share amounts or otherwise stated) Casino revenues 17,887,237 27,787,970 Other revenues 1,209,128 1,656,885 Adjusted EBITDA 4,681,249 8,423,039 Profi t attributable to owners 2,410,398 6,445,435 Earnings per Share – basic and diluted (HK$) 0.46 1.24 KEY SHAREHOLDER DATES FOR 2016 Annual general meeting May 2016 Release of announcement of interim results in respect of the six months ending 30 June 2016 August 2016 Release of interim report in respect of the six months ending 30 June 2016 September 2016

Annual Report 2015 | 5

Management Discussion and Analysis

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added a fully integrated resort hotel, opened in April 2010.

Our Macau resort complex features:

- Approximately 284,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit;
- Two luxury hotel towers with a total of 1,008 spacious rooms and suites;
- Casual and fine dining in eight restaurants;
- Approximately 57,000 square feet of high-end, brand-name retail shopping, including stores and boutiques such as Bvlgari, Cartier, Chanel, Dior, Dunhill, Ermenegildo Zegna, Ferrari, Giorgio Armani, Graff, Gucci, Hermes, Hugo Boss, Jaeger-LeCoultre, Loro Piana, Louis Vuitton, Miu Miu, Piaget, Prada, Richard Mille, Roger Dubuis, Rolex, Tiffany, Vacheron Constantin, Van Cleef & Arpels, Versace, Vertu, and others;
- Recreation and leisure facilities, including two health clubs and spas, a salon, and a pool; and
- Approximately 31,000 square feet of lounges and meeting facilities.

The following table presents the number of casino games available at our Macau Operations:

	As at 31 December	
	2015	2014
VIP table games	**190**	248
Mass market table games	**246**	201
Slot machines	**794**	672
Poker tables	**13**	13

6 Wynn Macau, Limited

Management Discussion and Analysis

Our aim is to build and operate appropriately scaled integrated resorts that attract a wide range of customer segments, generate strong financial results, and complement their surrounding market areas. To attract and retain our customers, we design and continually refresh our integrated resorts to create unique customer experiences across a wide range of gaming and non-gaming amenities and emphasize human resources and staff training to ensure our employees are prepared to provide the luxury service that our guests expect.

In response to on-going evaluation of our operations and the feedback from our guests, we have made, and will continue to make enhancements and refinements to our resort complex. In February 2015, we completed the renovation of approximately 27,000 square feet of our casino space at Wynn Macau for new VIP gaming rooms.

Cotai Development – Wynn Palace

The Group is currently constructing Wynn Palace, an integrated resort containing an approximately 1,700-room hotel, a performance lake, meeting space, a casino, a spa, retail offerings and food and beverage outlets in the Cotai area of Macau. The total project budget is approximately HK$32 billion including construction costs, capitalized interest, pre-opening expenses, land costs and financing fees. As of 31 December 2015, we have invested approximately HK$27 billion in the project.

On 29 July 2013, WRM and Palo finalized and executed a guaranteed maximum price construction ("GMP") contract with Leighton Contractors (Asia) Limited, acting as the general contractor. Under the GMP contract, the general contractor is responsible for both the construction and design of the Wynn Palace project. The general contractor is obligated to substantially complete the project in the first half of 2016 for a guaranteed maximum price of HK$20.6 billion. On 18 November 2015 we were notified by the general contractor that the Wynn Palace project in the Cotai area of Macau will not be ready to open by the projected early completion date of 25 March 2016. The general contractor has expressed its commitment to the completion of the project by the required date, but has advised us that they dispute our assessment of liquidated damages. The Company still expects to open Wynn Palace in the first half of 2016; however, potential construction delays could push the opening date into the second half of 2016. Both the contract time and guaranteed maximum price are subject to further adjustment under certain specified conditions. The performance of the general contractor is backed by a full completion guarantee given by CIMIC Group Limited (formerly Leighton Holdings Limited), the parent company of the general contractor, as well as a performance bond for 5% of the guaranteed maximum price.

7Annual Report 2015 Management Discussion and Analysis Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 50 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers despite a recent decline in gaming revenue. According to Macau statistical information, casinos in Macau, the largest gaming market in the world, generated approximately HK$224.1 billion in gaming revenue during the year ended 31 December 2015. Since the introduction of new casinos starting in 2004, the Macau market has experienced a signifi cant increase in annual gaming revenue from the HK$21.5 billion generated in 2002; however, the Macau market has recently experienced signifi cant year- over-year declines, including a 34.3% decline in 2015. FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown signifi cantly leading up to 2014. However, beginning in 2014, the Macau gaming market experienced its fi rst year-over-year decline in annual gaming revenues since its liberalization in 2002, despite the increase in tourist arrivals to Macau by 7.5% in 2014 as compared to 2013. Commencing from the fourth quarter of 2014, tourist arrivals to Macau have experienced a downward trend. Statistics show a decrease of 2.6% from 31.5 million in 2014 to 30.7 million in 2015. The decrease in tourist arrivals to Macau and a change in their spending habits and gaming activities have contributed to the further reduction in gaming revenues in Macau during 2015. The Macau market has also experienced tremendous growth in capacity since the opening of Wynn Macau. As at 31 December 2015, there were 32,200 hotel rooms, 5,957 table games and 14,578 slots in Macau, compared to 12,978 hotel rooms, 2,762 table games and 6,546 slots as at 31 December 2006. Gaming customers traveling to Macau typically come from nearby destinations in Asia including mainland China, Hong Kong, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 90.9% of visitors to Macau for the year ended 31 December 2015 were from mainland China, Hong Kong and Taiwan.

8 Wynn Macau, Limited Management Discussion and Analysis Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others: Prevailing economic conditions in mainland China and Asia; Restrictions, conditions or other factors which affect visitation by citizens of mainland China to Macau; Various countries’ policies on currency exchange controls and currency export restrictions, for example on the Renminbi, the currency of the PRC, and the issuance of travel visas that may be in place from time to time; Competition from other destinations which offer gaming and leisure activities; Occurrence of natural disasters and disruption of travel; and Possible outbreaks of infectious disease. Economic and Operating Environment A signifi cant number of our gaming customers at Wynn Macau come from mainland China. Any economic contraction or uncertainty in China would impact the number of patrons visiting our property and the amount they may be willing to spend. In addition, policies adopted from time to time by the Chinese government, including any travel restrictions imposed by China on its citizens, such as restrictions imposed on exit visas granted to residents of mainland China for travel to Macau, could affect the number of visitors from mainland China to our property. It is not known when, or if, policies similar to those implemented in 2009 restricting visitation by mainland Chinese citizens to Macau and Hong Kong will be put in place and travel policies may be adjusted, without notice, in the future. Furthermore, the Chinese government’s ongoing anti-corruption campaign has infl uenced the behavior of Chinese consumers and their spending patterns both domestically and abroad. The campaign has specifi cally led to tighter monetary transfer regulations, including real time monitoring of certain fi nancial channels, which has affected and may continue to impact the number of visitors and the amount of money they bring from mainland China to Macau. The overall effect of the campaign and monetary transfer restrictions may continue to impact Macau or result in an even greater decline in visitation and may continue to negatively affect our revenues and results of operations.

9Annual Report 2015 Management Discussion and Analysis Competition Since the liberalization of Macau’s gaming industry in 2002, there has been a signifi cant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco Crown, MGM Macau, and Venetian Macau. As at 31 December 2015, there were approximately 36 casinos in Macau, including 20 operated by SJM. Each of the current six operators has operating casinos and expansion plans underway. The Macau government has had the ability to grant additional gaming concessions since April 2009. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our business, fi nancial condition, results of operations and cash fl ows. Several of the current concessionaires and subconcessionaires have opened additional facilities in the Cotai area of Macau during 2015 or expect to open in 2016 and 2017. These Cotai facilities are expected to increase total hotel room inventory by approximately 25.5% from the current inventory and signifi cantly increase other gaming and non-gaming offerings in Macau. Wynn Macau also faces competition from casinos located in other areas of Asia, such as Resorts World Sentosa and Marina Bay Sands, in Singapore, and Resorts World Genting, located outside of Kuala Lumpur, Malaysia. Wynn Macau also faces competition from casinos in the Philippines, such as Solaire Resort and Casino and City of Dreams Manila. Several other major casino resorts are scheduled to open over the next few years. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition. Gaming Promoters A signifi cant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business.

10 Wynn Macau, Limited Management Discussion and Analysis Gaming promoters introduce premium VIP players to Wynn Macau and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau generally pays the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters as compensation. The total amount of commissions paid to gaming promoters and netted against casino revenues was HK$3.5 billion and HK$6.7 billion for the years ended 31 December 2015 and 2014, respectively. Commissions decreased 47.3% for the year ended 31 December 2015 compared to the year ended 31 December 2014 as VIP gross table games win decreased due to decreased business volumes. We typically advance commissions to certain gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, declined substantially in part due to our tightening of advance policies and in part due to reduced business volume, to HK$91.0 million as at 31 December 2015 from HK$730.6 million as at 31 December 2014. At the end of each month, any commissions outstanding are cleared no later than the fi fth business day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history. In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients.

11Annual Report 2015 Management Discussion and Analysis Given present market conditions in Macau and certain economic and other factors occurring in the region, gaming promoters are likely encountering diffi culties in attracting patrons to come to Macau. Furthermore, gaming promoters are likely experiencing decreased liquidity, which may limit their ability to grant credit to their patrons, and likely result in decreased gaming volumes in Macau and at Wynn Macau. Credit already extended by our gaming promoters to their patrons has likely become diffi cult for them to collect. The inability to attract suffi cient patrons, grant credit and collect amounts due in a timely manner has negatively affected our gaming promoters’ operations, causing gaming promoters to wind up or liquidate their operations or resulting in some of our gaming promoters leaving Macau. Current and any future diffi culties could adversely impact our results of operations. Premium Credit Play We selectively extend credit to our VIP players contingent upon our marketing team’s knowledge of the players, their fi nancial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure, among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant. Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resort changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games affects casino profi tability.

12 Wynn Macau, Limited Management Discussion and Analysis ADJUSTED EBITDA Adjusted EBITDA is earnings before fi nance costs, fi nance revenues, net foreign currency differences, change in fair value of interest rate swaps, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDA presented by Wynn Resorts, Limited for its Macau segment in its fi lings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profi t. The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating profi t. For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Operating profi t 3,032,059 6,965,839 Add Depreciation and amortization 1,000,373 986,199 Pre-opening costs 425,223 169,559 Property charges and other 11,599 96,854 Share-based payments 128,031 110,694 Wynn Macau, Limited corporate expenses 83,964 93,894 Adjusted EBITDA 4,681,249 8,423,039

Annual Report 2015 | 13

Management Discussion and Analysis

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected statement of profit or loss and other comprehensive income line items and certain other data.

	For the year ended 31 December	
	2015	2014
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)	
Total casino revenues[1]	17,887,237	27,787,970
Rooms[2]	122,790	132,444
Food and beverage[2]	221,872	224,528
Retail and other[2]	864,466	1,299,913
Total operating revenues	19,096,365	29,444,855
VIP table games turnover	449,024,510	838,206,096
VIP gross table games win[1]	12,867,822	23,662,624
Mass market table drop	37,661,198	42,786,573
Mass market gross table games win[1]	7,345,574	9,196,243
Slot machine handle	30,708,952	41,994,652
Slot machine win[1]	1,468,038	2,041,115
Average number of gaming tables[3]	458	461
Daily gross win per gaming table[4]	120,951	195,440
Average number of slots[3]	708	679
Average daily win per slot[4]	5,680	8,235

14 Wynn Macau, Limited Management Discussion and Analysis Notes: (1) Total casino revenues do not equal the sum of “VIP gross table games win”, “mass market gross table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions. The following table presents a reconciliation of the sum of “VIP gross table games win”, “mass market gross table games win” and “slot machine win” to total casino revenues. For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) VIP gross table games win 12,867,822 23,662,624 Mass market gross table games win 7,345,574 9,196,243 Slot machine win 1,468,038 2,041,115 Poker revenues 161,510 172,104 Commissions (3,955,707) (7,284,116) Total casino revenues 17,887,237 27,787,970 (2) Promotional allowances are excluded from revenues in the accompanying consolidated statement of profi t or loss and other comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis. The following table presents a reconciliation of net non-casino revenues as reported in our consolidated statement of profi t or loss and other comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

15Annual Report 2015 Management Discussion and Analysis For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Room revenues 122,790 132,444 Promotional allowances 848,987 905,011 Adjusted room revenues 971,777 1,037,455 Food and beverage revenues 221,872 224,528 Promotional allowances 374,255 557,732 Adjusted food and beverage revenues 596,127 782,260 Retail and other revenues 864,466 1,299,913 Promotional allowances 42,553 49,243 Adjusted retail and other revenues 907,019 1,349,156 (3) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average number of gaming tables and slot machines in service on each day in the year. (4) Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable year. In addition, the total table games win fi gures used herein do not correspond to casino revenues fi gures in our fi nancial statements, because fi gures in our fi nancial statements are calculated net of commissions and the total table games win herein is calculated before commissions.

16 Wynn Macau, Limited Management Discussion and Analysis Discussion of Results of Operations Financial results for the year ended 31 December 2015 compared to fi nancial results for the year ended 31 December 2014 Operating Revenues Total operating revenues decreased by 35.1% from HK$29.4 billion in 2014 to HK$19.1 billion in 2015. This decrease was primarily due to lower gaming volume in both our VIP casino and general casino during 2015 compared to 2014. Casino Revenues Casino revenues decreased by 35.6%, from HK$27.8 billion (94.4% of total operating revenues) in 2014 to HK$17.9 billion (93.7% of total operating revenues) in 2015. The components and reasons are as follows: VIP casino gaming operations. VIP gross table games win decreased by 45.6%, from HK$23.7 billion in 2014 to HK$12.9 billion in 2015. VIP table games turnover decreased by 46.4%, from HK$838.2 billion in 2014 to HK$449.0 billion in 2015. VIP gross table games win as a percentage of turnover (calculated before commissions) increased from 2.82% in 2014 to 2.87% in 2015 which was within our expected range of 2.7% to 3.0%. Mass market casino gaming operations. Mass market gross table games win decreased by 20.1%, from HK$9.2 billion in 2014 to HK$7.3 billion in 2015. Mass market table drop decreased by 12.0% from HK$42.8 billion in 2014 to HK$37.7 billion in 2015. The mass market gross table games win percentage was 21.5% in 2014 compared to 19.5% in 2015. Slot machine gaming operations. Slot machine win decreased by 28.1%, from HK$2.0 billion in 2014 to HK$1.5 billion in 2015. Slot machine handle decreased by 26.9%, from HK$42.0 billion in 2014 to HK$30.7 billion in 2015. Slot machine win per unit per day decreased by 31.0% from HK$8,235 in 2014 to HK$5,680 in 2015. Slot machine win, slot machine handle and slot machine win per unit per day decreased primarily due to decreased business volumes. Non-casino Revenues Net non-casino revenues, which include room, food and beverage and retail and other revenues, decreased by 27.0% from HK$1,656.9 million (5.6% of total operating revenues) in 2014 to HK$1,209.1 million (6.3% of total operating revenues) in 2015. The decrease in revenues was largely due to lower retail sales in 2015.

Annual Report 2015 | 17

Management Discussion and Analysis

Rooms. Our room revenues, which exclude promotional allowances in our consolidated statement of profit or loss and other comprehensive income, decreased by 7.3% from HK$132.4 million in 2014 to HK$122.8 million in 2015.

Management also evaluates room revenues on an adjusted basis which include promotional allowances. Adjusted room revenues including promotional allowances decreased by 6.3% from HK$1,037.4 million in 2014 to HK$971.8 million in 2015.

The following table presents additional information about our adjusted room revenues (which include promotional allowances):

Adjusted room revenues information

	For the year ended 31 December	
	2015	2014
Adjusted Average Daily Rate (includes promotional allowances of HK$2,193 in 2015 and HK$2,259 in 2014)	**HK$2,503**	HK$2,580
Occupancy	**96.5%**	98.4%
Adjusted REVPAR (includes promotional allowances of HK$2,117 in 2015 and HK$2,223 in 2014)	**HK$2,416**	HK$2,539

Food and beverage. Food and beverage revenues, which exclude promotional allowances in our consolidated statement of profit or loss and other comprehensive income, decreased by 1.2% from HK$224.5 million in 2014 to HK$221.9 million in 2015.

Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues adjusted to include these promotional allowances decreased by 23.8% from HK$782.3 million in 2014 to adjusted revenues of HK$596.1 million in 2015.

Retail and other. Our retail and other revenues, which exclude promotional allowances in our consolidated statement of profit or loss and other comprehensive income decreased by 33.5% from HK$1,299.9 million in 2014 to HK$864.5 million in 2015. This decrease was primarily due to lower retail sales.

18 Wynn Macau, Limited Management Discussion and Analysis Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances decreased by 32.8% from HK$1,349.2 million in 2014 to HK$907.0 million in 2015. The decrease is primarily due to a decline in business in both our owned stores and leased stores. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums decreased by 37.3%, from HK$13.9 billion in 2014 to HK$8.7 billion in 2015. This decrease from 2014 to 2015 was due primarily to decreased gross gaming win. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs. Staff costs increased by 8.2% from HK$2.9 billion in 2014 to HK$3.1 billion in 2015. The increase was due to general salary increment. Additionally, the Company is carrying excess headcount above the needs for its current operations as the Company prepares for the opening of Wynn Palace. Other operating expenses. Other operating expenses decreased by 30.2%, from HK$4.6 billion in 2014 to HK$3.2 billion in 2015. Provision for doubtful accounts increased from a benefi t during 2014 to a provision in 2015. The change in the provision was primarily due to the impact of historical collection patterns and current collection trends, as well as specifi c reviews of customer accounts and outstanding gaming promoter accounts, on our estimated allowance for the respective periods. For 2015, the increase in provision for doubtful accounts, repairs and maintenance and operating rental expense, auditors’ remuneration and other operating expenses was offset by decreases in corporate support related expenses and advertising and promotion costs, as well as reductions in business volume related expense such as gaming promoters’ commissions, license fees, cost of sales and utilities and fuel. Depreciation and amortization. Depreciation and amortization increased from HK$986.2 million in 2014 to HK$1,000.4 million in 2015. The increase is primarily due to additional depreciation associated with building improvements at Wynn Macau, including our new VIP gaming rooms. The increase was partially offset by a HK$57.4 million reduction in depreciation due to a change in the estimated useful lives of certain assets of Wynn Macau. Effective September 1, 2015, we changed our estimate of remaining useful lives of buildings and improvements for Wynn Macau to more accurately refl ect the estimated periods during which these assets are expected to remain in service.

19Annual Report 2015 Management Discussion and Analysis Property charges and other. Property charges and other decreased from HK$96.9 million in 2014 to HK$11.6 million in 2015. Amounts in each period represent the gain/loss on the sale of equipment and other asset as well as costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand. As a result of the foregoing, total operating costs and expenses decreased by 28.5%, from HK$22.5 billion in 2014 to HK$16.1 billion in 2015. Finance Revenues Finance revenues decreased from HK$142.4 million in 2014 to HK$31.2 million in 2015. The decrease was primarily due to holding lower average cash balances for 2015 compared to 2014. During 2015 and 2014, our short-term investment strategy has been to preserve capital while retaining suffi cient liquidity. The majority of our short-term investments were primarily in time deposits and fi xed deposits with a maturity of three months or less. Finance Costs Finance costs remained essentially fl at from HK$599.4 million in 2014 to HK$595.6 million in 2015. The increase of fi nance costs derived from the increase in amounts outstanding under the Amended Wynn Macau Credit Facility was offset by the increase in capitalized interest related to the construction of Wynn Palace. Interest Rate Swaps As required under the terms of the Amended Wynn Macau Credit Facilities, we have entered into agreements which swap a portion of the interest on our loans from fl oating to fi xed rates. These transactions do not qualify for hedge accounting. Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each year. We recorded a loss of HK$34.0 million in 2014 compared to a loss of HK$41.1 million for 2015, respectively, resulting from the movement in the fair value of our interest rate swaps.

20 Wynn Macau, Limited

Management Discussion and Analysis

Income Tax Expense

In 2015, our income tax expense was HK$6.5 million, compared to HK$23.6 million for 2014. Our income tax expense for 2015 primarily relates to the current tax expense recorded by our subsidiaries owning WRM's shares under the WRM Shareholder Dividend Tax Agreement and a deferred tax benefit resulting from a decrease in deferred tax liability for property and equipment. In 2014, our income tax expense relates to the current tax expense of our subsidiaries owning WRM's shares under the WRM Shareholder Dividend Tax Agreement and a deferred tax expense resulting from an increase in deferred tax liability for property and equipment.

Net Profit Attributable to Owners of the Company

As a result of the foregoing, net profit attributable to owners of the Company decreased by 62.6%, from HK$6.4 billion in 2014 to HK$2.4 billion in 2015.

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand.

Our cash balances at 31 December 2015 were HK$6.7 billion. Such cash is available for operations, new development activities, development of Wynn Palace and enhancements to Wynn Macau and Encore.

On 30 September 2015, WRM expanded its availability under its senior secured bank facility to approximately HK$23.7 billion consisting of an approximately HK$17.9 billion fully funded senior secured term loan facility and an approximately HK$5.8 billion senior secured revolving credit facility. WRM also has the ability to upsize the total senior secured facilities by approximately an additional HK$7.8 billion equivalent (US$1.0 billion) pursuant to the terms and provisions of the Amended Wynn Macau Credit Facilities. Borrowings under the Amended Wynn Macau Credit Facilities were used to refinance WRM's existing indebtedness, to fund the construction and development of Wynn Palace, and for general corporate purposes.

The Company has issued 5.25% fixed rate unsecured senior notes due 2021 with an aggregate principal amount of US$1.35 billion (approximately HK$10.5 billion) for working capital requirements and general corporate purposes.

21Annual Report 2015 Management Discussion and Analysis Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio. As at 31 December 2015 2014 HK$ HK$ (in thousands except for percentages) Interest-bearing borrowings 31,317,919 18,604,658 Accounts payable 1,621,099 2,008,724 Land premiums payable 124,015 363,044 Construction retentions payable 399,986 402,898 Other payables and accruals 4,367,605 5,406,607 Amounts due to related companies 128,920 159,198 Other liabilities 205,799 137,321 Less: cash and cash equivalents (6,731,356) (10,789,890) restricted cash and cash equivalents (15,968) (7,580) Net debt 31,418,019 16,284,980 Equity 4,102,279 7,043,713 Total capital 4,102,279 7,043,713 Capital and net debt 35,520,298 23,328,693 Gearing ratio 88.5% 69.8%

22 Wynn Macau, Limited Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash fl ows. For the year ended 31 December 2015 2014 HK$ HK$ (in millions) Net cash generated from operating activities 2,480.3 5,757.5 Net cash used in investing activities (12,676.6) (6,551.5) Net cash generated from/(used in) fi nancing activities 6,134.8 (2,537.8) Net decrease in cash and cash equivalents (4,061.5) (3,331.8) Cash and cash equivalents at beginning of year 10,789.9 14,130.4 Effect of foreign exchange rate changes, net 3.0 (8.7) Cash and cash equivalents at end of year 6,731.4 10,789.9 Net cash generated from operating activities Our net cash generated from operating activities is primarily affected by changes in our working capital driven by a reduction in gaming liabilities and operating profi t generated by our Macau Operations. Net cash from operating activities was HK$2.5 billion in 2015 compared to HK$5.8 billion in 2014. Operating profi t was HK$3.0 billion in 2015 compared to HK$7.0 billion in 2014. The decline in net cash generated from operating activities was primarily attributable to the decrease in operating profi t. Net cash used in investing activities Net cash used in investing activities was HK$12.7 billion in 2015, compared to HK$6.6 billion in 2014. Major expenditures made in 2015 included capital expenditures of HK$12.7 billion related to construction costs for Wynn Palace and renovations to enhance and refi ne the Macau Operations. Major expenditures made in 2014 included capital expenditures of HK$8.3 billion related to construction costs for Wynn Palace and renovations to enhance and refi ne the Macau Operations, partially offset by a HK$1.5 billion reduction in restricted cash.

Annual Report 2015 | 23

Management Discussion and Analysis

Net cash generated from/(used in) financing activities

Net cash generated from financing activities was HK$6.1 billion during 2015 compared to HK$2.5 billion net cash used in financing activities during 2014. During 2015, net cash generated from financing activities was primarily due to HK$12.3 billion net proceeds from the refinancing of the Wynn Macau Credit Facilities in September 2015, partially offset by a HK$5.4 billion special dividend payment made in March 2015, a HK$489.1 million interest payment and a HK$239.0 million payment for land premiums. During 2014, net cash used in financing activities was primarily due to a HK$8.7 billion dividend payment and a HK$533.4 million repayment for the senior revolving credit facility of the Wynn Macau Credit Facilities offset by HK$5.9 billion proceeds from the WML 2021 Notes and the HK$1.5 billion proceeds from the senior revolving credit facility.

Indebtedness

The following table presents a summary of our indebtedness.

Indebtedness information

	As at 31 December	
	2015	2014
	HK$	HK$
	(in thousands)	
Bank loans	**21,225,648**	8,417,922
Senior notes	**10,498,488**	10,512,077
Less: debt financing costs, net	**(406,217)**	(325,341)
Total interest-bearing borrowings	**31,317,919**	18,604,658

The Group had approximately HK$2.5 billion available to draw under the revolving credit facilities of the Amended Wynn Macau Credit Facilities as at 31 December 2015.

Wynn Macau Credit Facilities

Overview

As at 31 December 2015, WRM's credit facilities consisted of approximately HK$23.7 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.9 billion equivalent fully funded senior term loan facility and an approximately HK$5.8 billion equivalent senior revolving credit facility.

24 Wynn Macau, Limited

Management Discussion and Analysis

On 30 September 2015, WRM entered into the Amended Wynn Macau Credit Facilities and re-appointed Bank of China Limited, Macau Branch as facilities agent, intercreditor agent and security agent. The Amended Wynn Macau Credit Facilities and related agreements, effective from 30 September 2015, expanded availability under WRM's senior secured bank facilities from HK$19.4 billion equivalent (approximately US$2.5 billion) to HK$23.7 billion equivalent (approximately US$3.05 billion), representing an increase of approximately HK$4.3 billion equivalent (approximately US$550 million) and extended the final maturity dates of WRM's senior secured credit facilities. There is also an option to upsize the total senior secured credit facilities by approximately an additional HK$7.8 billion equivalent (US$1.0 billion) under the Amended Wynn Macau Credit Facilities and related agreements upon the satisfaction of various conditions.

The borrowings under the Amended Wynn Macau Credit Facilities were used to refinance WRM's existing indebtedness and the balance will be used for a variety of purposes, including to fund the construction and development of Wynn Palace and for general corporate purposes.

The HK$17.9 billion equivalent term loan facility is repayable in graduating installments of between 2.5% to 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is September 2020, by which time any outstanding borrowings from the revolving loans must be repaid. The term loans and the revolving loans under the previous Wynn Macau Credit Facilities had final maturities in July 2018 and July 2017, respectively.

The borrowings under the Amended Wynn Macau Credit Facilities will bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM's leverage ratio. Customary fees and expenses were paid by WRM in connection with the Amended Wynn Macau Credit Facilities.

Annual Report 2015 | 25

Management Discussion and Analysis

Security and Guarantees

Borrowings under the Amended Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. With respect to the Concession Agreement and WRM's land concession agreement, the WRM lenders have certain cure rights and consultation rights with the Macau government in the event of an enforcement action by the lenders.

Second Ranking Lender

WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM's performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Amended Wynn Macau Credit Facilities.

Other Terms

The Amended Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Amended Wynn Macau Credit Facilities.

The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder.

WML 2021 Notes

The Company issued 5.25% fixed rate unsecured senior notes due on 15 October 2021 with an aggregate principal amount of US$1.35 billion (approximately HK$10.5 billion). The Company may use the net proceeds from the offering of the WML 2021 Notes for working capital requirements and general corporate purposes. The WML 2021 Notes are listed on the Hong Kong Stock Exchange.

26 Wynn Macau, Limited

Management Discussion and Analysis

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as interest rates, and foreign currency exchange rates.

Foreign Currency Exchange Risks

The financial statements of foreign operations are translated into Hong Kong dollars, the Company's functional and presentation currency, for incorporation into the consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments.

Interest Rate Risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

As at 31 December 2015, the Group had three interest rate swap agreements intended to manage a portion of the underlying interest rate risk on borrowings under the Amended Wynn Macau Credit Facilities. Under two swap agreements, the Group pays a fixed interest rate of 0.73% on borrowings of approximately HK$3.95 billion incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the all-in interest rate on approximately HK$3.95 billion of borrowings under the Amended Wynn Macau Credit Facilities at 2.23% to 2.98% and expire in July 2017.

27Annual Report 2015 Management Discussion and Analysis Under the third swap agreement, the Group pays a fi xed interest rate of 0.6763% on borrowing of US$243.8 million (approximately HK$1.8 billion) incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. This interest rate swap fi xes the all-in interest rate on US$243.8 million (approximately HK$1.8 billion) of borrowings under the Amended Wynn Macau Credit Facilities at 2.18% to 2.93% and expires in July 2017. The carrying value of these interest rate swaps on the consolidated statement of fi nancial position approximates its fair value. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, is subject to signifi cant estimation and a high degree of variability of fl uctuation between periods. We adjust this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the years ended 31 December 2015 and 2014, were charged to the consolidated statement of profi t or loss and other comprehensive income. To the extent there are any liabilities of Wynn Macau under the swap agreement, such liabilities are secured by the same collateral package securing the Amended Wynn Macau Credit Facilities. OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash fl ows, cash on hand and funds available under the Amended Wynn Macau Credit Facilities. However, we cannot be sure that operating cash fl ows will be suffi cient for those purposes. We may refi nance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refi nance any of the indebtedness on acceptable terms or at all. New business developments (including our development of Wynn Palace) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional fi nancing.

28 Wynn Macau, Limited Management Discussion and Analysis In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refi nements to our resort. We have incurred and will continue to incur capital expenditures related to these enhancements and refi nements. Taking into consideration our fi nancial resources, including our cash and cash equivalents, internally generated funds and availability under the Amended Wynn Macau Credit Facilities, we believe that we have suffi cient liquid assets to meet our current and anticipated working capital and operating requirements. RELATED PARTY TRANSACTIONS For details of the related party transactions, see note 27 to the Financial Statements. Our Directors confi rm that all related party transactions has been conducted on normal commercial terms, and that their terms are fair and reasonable.

29Annual Report 2015 Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of our Board Name Age Position Date of Appointment as a Director Stephen A. Wynn 74 Chairman of the Board, Executive Director and Chief Executive Offi cer 16 September 2009 Gamal Mohammed Abdelaziz 59 Executive Director and President 29 March 2014 Linda Chen 49 Executive Director and Chief Operating Offi cer 16 September 2009 Ian Michael Coughlan 56 Executive Director and President of WRM 16 September 2009 Matthew O. Maddox 40 Non-executive Director 28 March 2013 Allan Zeman, GBM, GBS, JP 67 Vice-chairman of the Board and Independent Non-executive Director 16 September 2009 Jeffrey Kin-fung Lam, GBS, JP 64 Independent Non-executive Director 16 September 2009 Bruce Rockowitz 57 Independent Non-executive Director 16 September 2009 Nicholas Sallnow-Smith 66 Independent Non-executive Director 16 September 2009

30 Wynn Macau, Limited

Directors and Senior Management

The biography of each Director is set out below:

Executive Directors

Mr. Stephen A. Wynn, aged 74, has been a Director of the Company since its inception and an executive Director, the Chairman of the Board of Directors and Chief Executive Officer of the Company since 16 September 2009. Mr. Wynn was also the President of the Company from September 2009 to January 2014. Mr. Wynn has served as Director, Chairman and Chief Executive Officer of WRM since October 2001. Mr. Wynn has also served as Chairman and Chief Executive Officer of Wynn Resorts, Limited since June 2002. Mr. Wynn has over 40 years of experience in the gaming casino industry. Mr. Wynn also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited. During his time as Chairman, Chief Executive Officer and President of Mirage Resorts, Mr. Wynn developed, opened and operated The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively. In 2011, Barron's ranked Mr. Wynn as one of the world's 30 best CEOs.

Mr. Gamal Mohammed Abdelaziz, aged 59, is the President of the Company and has been an executive Director of the Company since 29 March 2014. Among other things, Mr. Aziz is responsible for the development of WRM's Wynn Palace casino resort. Mr. Aziz also serves as President and Chief Operating Officer of Wynn Resorts Development LLC, a subsidiary of Wynn Resorts, Limited. Prior to joining Wynn Resorts Development LLC, Mr. Aziz served as President and Chief Executive Officer of MGM Hospitality, LLC, a division of MGM Resorts International, where he was responsible for developing and operating luxury hotels throughout the world under the Bellagio, MGM Grand and Skylofts brands. Prior to that, Mr. Aziz served as President and Chief Operating Officer of MGM Grand Hotel & Casino in Las Vegas; and as Senior Vice President of the Bellagio Hotel and Resort in Las Vegas. In addition, Mr. Aziz has held senior management roles at various hotels and gaming properties in the United States, including Caesars Palace in Las Vegas, The Plaza Hotel in New York City, the Westin Hotel in Washington, D.C., and the St. Francis in San Francisco. In November 2015, Mr. Aziz was appointed as a member of the International Advisory Board of Ecole Hôtelière de Lausanne (EHL) Hotel School. Mr. Aziz is more widely known as "Gamal Aziz" and is typically referred to as such in the Company's communications.

31Annual Report 2015 Directors and Senior Management Ms. Linda Chen, aged 49, has been an executive Director and the Chief Operating Offi cer of the Company since 16 September 2009 and Chief Operating Offi cer of WRM since June 2002. Ms. Chen is also the Executive Director of WRM. Ms. Chen is responsible for the marketing and strategic development of WRM. Ms. Chen served as a director of Wynn Resorts, Limited from October 2007 to December 2012 and is the President of WIML. In these positions, she is responsible for the set- up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989 and completed the Stanford Graduate School of Business Executive Development Program in 1997. Mr. Ian Michael Coughlan, aged 56, has been an executive Director of the Company since 16 September 2009. Mr. Coughlan is also the President of WRM, a position he has held since July 2007. In this role, he is responsible for the entire operation and development of Wynn Macau. Prior to this role, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 35 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland.

32 Wynn Macau, Limited Directors and Senior Management Non-executive Director Mr. Matthew O. Maddox, aged 40, was appointed as a non-executive Director of the Company and a member of the Remuneration Committee on 28 March 2013. Since November 2013, he has served as the President of Wynn Resorts, Limited. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Offi cer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Offi cer of WRM, and as Wynn Resorts’ Treasurer and Vice President-Investor Relations. Mr. Maddox also serves as an offi cer of several subsidiaries of Wynn Resorts, Limited. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 67, has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and is the Vice Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman was also Chairman of Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014. Dr. Zeman is Vice Patron of Hong Kong Community Chest and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacifi c Century Premium Developments Limited, Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB) and Global Brands Group Holding Limited, all of which are listed on the Hong Kong Stock Exchange.

33Annual Report 2015 Directors and Senior Management Having lived in Hong Kong for over 40 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park from July 2003 to June 2014, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce and Hong Kong China’s representative to the Asia-Pacifi c Economic Coorporation (APEC) Business Advisory Council (“ABAC HK Members”). Dr. Zeman also serves as a Member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee. He is also the member of the Economic Development Commission Working Group on Convention and Exhibition Industries and Tourism of the Government of Hong Kong. In June 2015, Dr. Zeman was appointed as a Board Member of the Airport Authority of Hong Kong. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung, as a Special Advisor to his Our Hong Kong Foundation, which dedicated to promoting the long-term and overall interests of HK. In 2001, Dr. Zeman was appointed a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong. Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 64, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-offi cial member of the Hong Kong Executive Council in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference, a member of the Hong Kong Legislative Council, the Chairman of the Assessment Committee of Mega Events Funds, a member of the board of Hong Kong Airport Authority, a member of the Fight Crime Committee in Hong Kong, the Chairman of Independent Commission Against Corruption (ICAC) Complaints Committee from January 2016 to December 2017 and the Chairman of Aviation Security Company Limited. Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non- executive director of CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Bracell Limited (formerly known as Sateri Holdings Limited), Chow Tai Fook Jewellery Group Limited and HNA International Investment Holdings Limited (formerly Shougang Concord Technology Holdings Ltd.), all of which are listed on the Hong Kong Stock Exchange. He serves as the Director on the Board of Heifer International — Hong Kong with effect from January 2016. Mr. Lam was also an independent non-executive director of Hsin Chong Construction Group Ltd. from August 2002 to May 2014.

34 Wynn Macau, Limited Directors and Senior Management In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively. Mr. Bruce Rockowitz, aged 57, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz has been appointed as the Chief Executive Offi cer, Vice Chairman and Executive Director of Global Brands Group Holding Limited, a company spun off from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Offi cer from 2011 to June 2014. He was also the co-founder and Chief Executive Offi cer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition to his positions at Li & Fung and Global Brands Group, Mr. Rockowitz is the non-executive director of The Pure Group, a lifestyle, fi tness and yoga group operating in Hong Kong, Singapore, Taiwan and mainland China. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked fi rst by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In 2012, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013.

35Annual Report 2015 Directors and Senior Management Mr. Nicholas Sallnow-Smith, aged 66, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith has also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and April 2016, and had served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which is listed in the London Stock Exchange, and Aviva Life Insurance Company Limited in Hong Kong. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging fi nance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Limited from 1993 to 1998. Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export fi nance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005. He is an Executive Committee member of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative), and a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. He is the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce. He was the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He is also a director of The East Asian History of Science Foundation, and a Councillor of the Foundation for the Arts and Music in Asia Limited. He has been a member of the Financial Reporting Council of Hong Kong since December 2012. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

36 Wynn Macau, Limited

Directors and Senior Management

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our executive Directors).

Senior management

Wynn Resorts (Macau) S.A.

Name	Age	Position
Frank Xiao	48	President — Marketing
Jay M. Schall	42	Senior Vice President and General Counsel#, Senior Vice President — Legal

Wynn Macau

Name	Age	Position
Charlie Ward	66	Executive Vice President — Casino Operations
Frank Anthony Cassella	38	Senior Vice President — Chief Financial Officer
Mo Yin Mok	54	Senior Vice President — Human Resources
Elizabeth Doherty	57	Assistant Vice President — Main Floor Gaming
Craig Arthur Raymond Mitchell	54	Assistant Vice President — Slot Operations
Elsie Guerrero	59	Assistant Vice President — Wynn Club Gaming
Rory McGregor Forbes	46	Executive Director — Security Operations

Wynn Palace

Name	Age	Position
Frederic Jean-Luc Luvisutto	44	Chief Operating Officer
Robert Alexander Gansmo	46	Senior Vice President — Chief Financial Officer
Peter James Barnes	56	Senior Vice President — Security & Corporate Investigation
Dianne Fiona Dennehy	60	Senior Vice President — Main Floor Gaming
Mao Ling Yeung	44	Senior Vice President — Human Resources
Dennis Hudson	56	Vice President — Wynn Club Gaming

Annual Report 2015 | 37

Directors and Senior Management

Wynn Design and Development

Name	Age	Position
Michael Derrington Harvey	66	President — Wynn Design and Development, Asia

Notes:

Position held in the Company.

The biography of each member of the senior management team (other than our executive Directors) is set out below:

Mr. Frank Xiao, aged 48, is the President — Marketing of WRM, a position he has held since October 2012. Prior to this position, Mr. Xiao was the Senior Executive Vice President — Premier Marketing between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business for and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master's Degree in Hotel Administration from the University of Nevada, Las Vegas.

Mr. Jay M. Schall, aged 42, is the Senior Vice President and General Counsel of the Company and Senior Vice President — Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over fifteen years of experience in the legal field, including over 12 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law.

38 Wynn Macau, Limited Directors and Senior Management Mr. Charlie Ward, aged 66, is Wynn Macau Executive Vice President — Casino Operations, a position he has held since 1 March 2012. Mr. Ward is responsible for providing leadership and operational direction for Wynn Macau gaming operations. Mr. Ward has more than 40 years of experience in the gaming industry, having served at gaming companies including MGM and Wynn. Over his career Mr. Ward has gained experience in a wide range of assignments including customer/ VIP relations, game protection and casino set up, opening and operations. Prior to this position, Mr. Ward held the position of Vice President of Table Games at Wynn | Encore Las Vegas between 2008 and 2012. Prior to this position, Mr. Ward was at MGM Grand Hotel and Casino for 14 years and in 2007 was promoted to the pre-opening team of MGM Grand Macau as Vice President of VIP Gaming. Mr. Frank Anthony Cassella, aged 38, is the Wynn Macau Senior Vice President — Chief Financial Offi cer, a position he has held since January 2014. Mr. Cassella is responsible for the management and administration of Wynn Macau fi nance division. Prior to this position, Mr. Cassella worked at Wynn Resorts, Limited since 2006, most recently as the Executive-Director of Financial Reporting. Prior to joining Wynn Resorts, Limited, Mr. Cassella practiced as a certifi ed public accountant with fi rms in Las Vegas and New York, including PricewaterhouseCoopers and KPMG. Mr. Cassella graduated from the Pennsylvania State University, where he obtained a Bachelor of Science Degree in Accounting. Ms. Mo Yin Mok, aged 54, is the Wynn Macau Senior Vice President — Human Resources, a position she has held since June 2014. She joined Wynn Macau in June 2008 as Vice President — Human Resources, a position held until June 2014. Ms. Mok has an extensive 20-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front offi ce, housekeeping, security and spa departments. Ms. Mok currently serves on the Future Students and Placement Advisory Committee of the University of Macau and is a panel member of the Hong Kong Council for Accreditation of Academic and Vocational Qualifi cations. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong.

39Annual Report 2015 Directors and Senior Management Ms. Elizabeth Doherty, aged 57, is the Wynn Macau Assistant Vice President — Main Floor Gaming, a position she has held since January 2015. Ms. Doherty is responsible for leading and overseeing the Main Floor Gaming operations. Prior to this position, she was Director of Workforce Administration at Wynn Macau from November 2007 to December 2014. She joined Wynn Macau pre-opening as a Casino Manager in June 2006. Before joining Wynn Macau, Ms. Doherty held a variety of gaming and service leadership roles in Australasia and Europe. She has over 25 years of experience in the gaming and services industry covering a broad spectrum of responsibilities including gaming operations, training and development, along with project management, safety and security. Mr. Craig Arthur Raymond Mitchell, aged 54, is the Wynn Macau Assistant Vice President — Slot Operations, a position he has held since June 2011. Mr. Mitchell is responsible for providing leadership and guidance to the slot department management team and staff. This includes establishing the operational structure, instituting departmental policies and procedures, developing slot merchandising strategies, and projecting and evaluating the revenues and expenses of the department. Prior to this position, Mr. Mitchell was the Director — Slot Operations between June 2008 and May 2011 and a Shift Manager of Slots between June 2006 and May 2008. Mr. Mitchell held management roles in various hospitality-related businesses prior to joining the Group including Gaming Manager at a Rugby Super League Club in Sydney which had 300 slot machines. From 1989, he was Operations Manager and Duty Manager at Balmain Leagues Club (Tigers), Australia. Mr. Mitchell has attended the Gaming Executive Development Program at the University of Nevada, United States. Ms. Elsie Guerrero, aged 59, is the Wynn Macau Assistant Vice President — Wynn Club Gaming, a position she has held since July 2015. Ms. Guerrero is responsible for overseeing Wynn Club Gaming operations, expansion projects, staffi ng and training, budgeting and business operation for Wynn Macau. Prior to this position, she was the Casino Manager at Wynn Las Vegas from April 2008 to June 2015. Ms. Guerrero started her gaming career as a Dealer at the former MGM Grand Hotel (now Bally’s) in Las Vegas in 1980, and has amassed over 35 years of experience in the casino industry. Prior to joining Wynn Las Vegas, she held the position as a Baccarat Manager at Caesar Palace Las Vegas from April 2000 to June 2007 and was part of the pre-opening team in MGM Grand Macau as a Casino Shift Manager from July 2007 to March 2008.

40 Wynn Macau, Limited

Directors and Senior Management

Mr. Rory McGregor Forbes, aged 46, is the Wynn Macau Executive Director — Security Operations, a position he has held since 10 July 2014. Mr. Forbes is responsible for all aspects of WRM's security. Prior to joining the Group, Mr. Forbes served in the Royal Hong Kong Police Force, where he enjoyed a decorated 13-year career, rising to the rank of Senior Inspector. He then spent four and a half years with The HALO Trust which specializes in mine clearance and destruction of explosive ordnance in conflict zones. Immediately prior to joining Wynn Macau, Mr. Forbes was Associate Director of Security at Venetian Macau. Mr. Forbes speaks five languages and has professional experience in executive and VIP security, crowd management and public order control. Mr. Forbes holds a Bachelor Degree in Modern Chinese and Business Studies and a Master of Science Degree in Public Policy and Management. Mr. Forbes also completed the Chinese Public Security Bureau University course in Beijing, China and the Senior Police Administration Course in Ottawa, Canada.

Mr. Frederic Jean-Luc Luvisutto, aged 44, is the Wynn Palace Chief Operating Officer, a position he has held since January 2014. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto's hospitality and gaming career spans 20 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland.

Mr. Robert Alexander Gansmo, aged 46, is the Wynn Palace Senior Vice President — Chief Financial Officer, a position he has held since January 2014. Prior to this position, Mr. Gansmo was the Senior Vice President — Chief Financial Officer of Wynn Macau from April 2009 to January 2014, and the Director — Finance of Wynn Macau, a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of Wynn Palace's finance division. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Wynn Resorts, Limited, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting.

Annual Report 2015 | 41

Directors and Senior Management

Mr. Peter James Barnes, aged 56, is the Wynn Palace Senior Vice President — Security and Corporate Investigations, a position he has held since May 2015. Mr. Barnes is responsible for all aspects of security and corporate investigations. Mr. Barnes also served as Executive Director — Security & Corporate Investigations of WRM between July 2008 and June 2012. Between July 2012 and April 2015, Mr. Barnes was Vice President Corporate Security at Galaxy Entertainment Group Limited. Mr. Barnes has 30 years of experience in the Hong Kong Police Force and has held various managerial positions involving serious crimes, homicide, organized crime and anti-riot operations. Mr. Barnes' experience includes serving as the Divisional Commander in charge of uniformed and criminal investigation department officers in Tsimshatsui, Hong Kong, a position he held from 2004 until 2005 when he was promoted to the rank of Detective Senior Superintendent of Police in the Kowloon East region. Mr. Barnes has professional qualifications which cover security design, financial investigations, intermediate and senior command, criminal intelligence and surveillance operations. Mr. Barnes completed the 205th Session of the Federal Bureau of Investigation's National Academy Program in Quantico, Virginia, United States. Mr. Barnes was awarded the Commanding Officer's Commendations in 1983 and 1997.

Ms. Dianne Fiona Dennehy, aged 60, is the Wynn Palace Senior Vice President — Main Floor Gaming, a position she has held since January 2015. Ms. Dennehy is responsible for leading and overseeing Wynn Palace's Main Floor Gaming division. Prior to this position, she was the Vice President — Main Floor Gaming from September 2011 to December 2014, from September 2010 to August 2011 she was the Assistant Vice President — Main Floor Gaming, and from September 2005 through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy was responsible for the overall operations of Wynn Macau main floor table games operation. Ms. Dennehy has over 40 years of experience in the casino industry and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources, and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of the casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources, which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia.

Ms. Mao Ling Yeung, aged 44, is the Wynn Palace Senior Vice President — Human Resources, a position she has held since June 2015. Ms. Yeung has over 19 years of all-round human resources and organization development experience in various sectors including hospitality, luxury retail, and property within the Asia Pacific region. Prior to joining the Group, Ms. Yeung was the Regional Director of Human Resources at SSP Asia Pacific Limited, and before that, she had also held various strategic human resources leadership positions in such multinational organizations as Swire Properties Limited, Swire Hotels, Louis Vuitton Asia Pacific, Four Seasons and Shangri-La.

42 Wynn Macau, Limited Directors and Senior Management Ms. Yeung holds a Bachelor’s Degree in Hospitality Management and a Master’s Degree in Business Administration. She is also an alumni of the Advanced Management Program from INSEAD, Fontainebleau. Mr. Dennis Hudson, aged 56, is the Wynn Palace Vice President — Wynn Club Gaming, a position he has held since July 2015. Mr. Hudson is responsible for overseeing Wynn Club Gaming operations, expansion projects, staffi ng and training, budgeting and business operation for Wynn Palace. Prior to this position, he was Wynn Macau Vice President — Wynn Club Gaming from April 2012 to June 2015 and he was a Shift Manager — Wynn Club from joining Wynn Macau in April 2006 through March 2012. Mr. Hudson started his gaming career at the Playboy Victoria Sporting Club on Edgeware Road in London in 1979, and has amassed over 35 years of experience in the casino industry, including senior management positions. Among others, he was a Casino Manager for Star Cruises, where he was responsible for shipboard casino operations on cruises throughout Asia from 2000 to April 2006 and he was the Director of Gaming for VIP Clubs in the Czech Republic from 1995 to 2000. Mr. Michael Derrington Harvey, aged 66, is the President — Wynn Design & Development Asia, a division of WRM, a position he has held since joining the Group in April 2011. Mr. Harvey has over 35 years experience in construction management and development overseeing projects around the world. From 2004 until joining the Group, he was the Project Director for Leighton China State Joint Venture overseeing the construction and development of Wynn Macau. Prior to that, Mr. Harvey spent 10 years as an Operations Manager in Hong Kong with Leighton Contractors managing various construction projects, including a hospital, the maritime museum and a number of large infrastructure projects. OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy, aged 46, has been appointed as the company secretary of the Company with effect from 28 February 2013. She is a Director of Corporate Services Division at Tricor Services Limited, a global professional service provider specialized in integrated business, corporate and investor services. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators in the United Kingdom. She has over 20 years of experience in a diversifi ed range of corporate services and has been providing professional secretarial services to a number of listed companies and a real estate investment trust listed on the Hong Kong Stock Exchange.

43Annual Report 2015 Report of the Directors The Directors present their report together with the audited fi nancial statements for the year ended 31 December 2015. PRINCIPAL ACTIVITIES AND SUBSIDIARIES The Company and the Group are a leading developer, owner and operator of destination casino gaming and entertainment resort facilities in Macau. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resort “Wynn Macau” in Macau. A list of the Company’s subsidiaries, together with their places of incorporation, principal activities and particulars of their issued share/registered capital, is set out in note 1 to the Financial Statements. FINANCIAL RESULTS The results of the Group for the year ended 31 December 2015 are set out in the consolidated statement of profi t or loss and other comprehensive income on page 96 of this Annual Report. The fi nancial highlights for the Group for the most recent fi ve years are set out on page 183 of this Annual Report.

44 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW The business review of the Group for the year ended 31 December 2015 is set out in the Management Discussion and Analysis of this Annual Report, which forms part of this report, and the paragraphs below. Environmental Sustainability As an enthusiastic supporter of being environmentally friendly, the Group is committed to being environmentally responsible, all while providing the highest level of service at our fi ve-star luxury resorts. We have developed and implemented programs, both in our guest offerings and our operational systems, to enhance the environmental sustainability of our operations. Innovations that improve effi ciencies are also regularly tested and implemented at Wynn Macau. Some of our green initiatives and programs are as follows: Energy and Water Participation in environmental campaigns such as the Macau Energy Saving Week and “Earth Hour” organized by the World Wide Fund for Nature (WWF). Energy and water consumption are monitored and analyzed on a regular basis to identify opportunities for preservation. Energy-effi cient lights, machinery, equipment and appliances are preferred and extensively used. “Smart” technologies and systems using timers, motion sensors and water or electricity restrictors have been installed and implemented to minimize waste. Water from the Performance Lake is reused to cool off the nearby air-conditioning system.

45Annual Report 2015 Report of the Directors BUSINESS REVIEW (CONTINUED) Environmental Sustainability (continued) Waste and Recycling Extensive recycling of paper, newspapers, magazines, cardboard, packaging materials, cans and other metals, electronics and batteries. Recycling used soap for Clean the World, a non-profi t foundation that protects the environment and saves lives by giving recycled soap products to poor children and families to prevent hygiene related illnesses. Environmentally friendly laundry processes using biodegradable products and less water is used. Education, Awareness and Participation The Group has set up The Wynn Green Team, a team of employees passionate about environmental issues and protection, to, among other things, assist in raising awareness of environmental issues, promote the adherence to the principle of Reducing, Reusing and Recycling and encourage the adoption of environmentally-friendly practices. Our employees are encouraged to participate in green initiatives and training and we are supportive of efforts to enhance our environmental sustainability. Our green initiatives and programs have resulted in measurable improvements in energy consumption, emissions, water use, waste generation and recycling over the years. We will continue to improve our environmental efforts and work toward even greater sustainability.

46 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) Compliance with Laws and Regulations Our senior management works closely with relevant departments such as Legal, Finance, Compliance, Security and Learning and Advancement to ensure that substantial and up to date training on compliance and regulatory matters is provided to our employees. The work of our Board, the Board committees and the Internal Audit department as described in the Corporate Governance Report of this Annual Report also contributes to our commitment to compliance efforts. In addition to our Compliance Committee which was established before our operations commenced in 2006 and meets regularly, we have also established focused sub-committees to specifi cally review and manage specifi c compliance and regulatory matters including anti-money laundering/know-your- client matters, anti-corruption matters and to examine the probity of our gaming promoters on a regular basis. These sub-committees are comprised of relevant senior management and employees and meet on a regular basis. As far as the Company is aware, we have complied, in all material respects, with all relevant laws and regulations to which the business and operation of the Group are subject. Responsible Gaming The Group recognizes the importance of responsible gaming and is committed to supporting the Macau government’s responsible gaming initiatives. As a result, we work closely with the Macau Gaming Inspection and Coordination Bureau, the Macau Social Welfare Bureau, the Institute for the Study of Commercial Gaming of the University of Macau and non governmental organizations to formulate and implement our best practices for promoting responsible gaming. We promote responsible gaming in a variety of ways, including: Maintaining a Responsible Gaming Kiosk at Wynn Macau to provide a convenient and comprehensive way for our guests to access information about responsible gaming. Posting written materials in gaming and cage areas with our responsible gaming commitments and information of responsible gaming counseling services. Providing our employees with training on responsible gaming as part of orientation and requiring mandatory refresher training to be completed by our employees periodically. Providing in depth training for a responsible gaming team that is formed by dedicated representatives of each involved department.

47Annual Report 2015 Report of the Directors BUSINESS REVIEW (CONTINUED) Responsible Gaming (continued) Placing responsible gaming posters at a designated area of the back of house. Assisting our customers to obtain information about responsible gaming. Providing counseling services to affected employees. Working together with non governmental organizations to promote responsible gaming, such as having responsible gaming road shows at the back of house area regularly. Relationship with our Employees Our talented and dedicated employees collectively play an integral role in the overall success of the Group. In recognition of the importance of our employees to our business, we place great emphasis on creating a collegiate and conducive environment for our employees to excel in. Our desire is to have our employees achieve their highest potential, both as professionals and as kind, caring individuals. To this end, the Group’s senior management is committed to providing the highest level of compassionate leadership. As part of our culture, our employees are encouraged to share their experiences of the wonderful things that happen at the workplace. In 2014 we launched the Wynn Stories Program to share Wynn Stories. Our stories celebrate ‘heroes’ who excel at living and breathing our Wynn Values. We have developed convenient ways for our employees to submit their Wynn Stories, which are shared on our intranet ‘The WIRE’, Story Cards, and face-to-face through Story Champions. We invest signifi cantly in the health and wellbeing and learning and advancement of our employees, as further described below. Our employees also benefi t from our employee ownership scheme, which is described on pages 68 to 70 of this Annual Report. As of 31 December 2015, we had approximately 7,500 full-time equivalent employees.

48 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) Relationship with our Employees (continued) Health and Wellbeing Our employees have access to a medical plan, our in-house medical center and our Employee Assistance Program. The Employee Assistance Program offers free confi dential counseling services, provided by an independent and reputable holistic health center, to employees experiencing personal issues affecting work performance, family or other aspects of life. Counseling sessions are provided through online messenger, a toll-free hotline or in person at the election of the employee. We also encourage our employees to participate in sports, competitions, charity or community events and other activities organized or endorsed by us such as singing contests, basketball tournaments, soccer competitions, dragon boat races, Macau’s annual Walk for a Million charity walk and seminars on health and wellbeing. Learning and Advancement Our Learning and Advancement department is dedicated to facilitating our mission of nurturing and enriching the lives of our employees by providing training and learning programs and other opportunities for personal and professional advancement. In addition to providing training in fundamental skills and in the areas of service, leadership and wellbeing, our Learning and Advancement department also inspires and challenges our employees to achieve their career aspirations. In 2007, we established the Wynn Academy, which offers innovative and tailor-made programs to assess and harness the potential growth of our employees. In 2010, we launched the Food and Beverage Academy, which proactively trains employees who want to excel in the food and beverage industry. Employee Recognition We have several initiatives and programs in place to promote and support our employees in their pursuit of continued excellence and development. Each month under our Star Program, employees who perform exceptionally well are nominated to be Star Nominees. The Star Nominees are rewarded with gifts, recognition and a special luncheon in their honor and the Star Winner is congratulated with special recognition as the Star of the Month. Separately, Diamond Awards are awarded each quarter to outstanding supervisors and managers who show exceptional leadership talent under the Diamond Award Program. We also award Certifi cates of Achievement to employees for their dedication and exemplary service under Certifi cate of Achievement Program as a gesture of our appreciation of the special accomplishment.

49Annual Report 2015 Report of the Directors BUSINESS REVIEW (CONTINUED) Relationship with our Employees (continued) Equal Opportunity and Non-Discrimination The Group is committed to equal opportunity for employment, advancement and training to qualifi ed individuals regardless of race, color, religion, gender, age, national origin, mental or physical disability, marital status, sexual orientation and pregnancy. We are ethnically diverse, currently employing team members of over 30 nationalities. Relationship with the Community Giving back to the community in which we operate is part of who we are. We believe that donating our time, talents, skills and resources with compassion to worthy causes and dedicating ourselves for the benefi t of those in need are meaningful and effective ways of giving back to the community. We value being a part of the Macau community and cherish the positive impact we can make on the development of Macau and its community. Some of our community programs and efforts are described below. The WE Volunteer Team The WE (Wynn Employee) Volunteer Team was established in 2010 as a means to harness the collective efforts of our employees to give back to the community. Through The WE Volunteer Team, we organize and participate in a wide range of events and activities, with particular focus on outreach programs concerning the elderly, children, people recovering from mental illness and vulnerable animals. The WE Volunteer Team now has over 770 members from a variety of departments. In 2015, The WE Volunteer Team organized and participated in over 45 community events and activities. Education and the Community We are dedicated to support the education of the people of Macau. In addition to our donations to the University of Macau Development Foundation and other Macau educational institutions, we sponsor scholarships in Macau universities in a bid to nurture local talents. Donations Each year, we donate money and goods to a wide variety of charities and non-profi t organizations that support worthy causes such as local education promotion, children’s charities, disaster relief, the elderly and infi rm, the abused, the underprivileged, the mentally or physically disabled, vulnerable animals and those in various forms of rehabilitation. During the year ended 31 December 2015, we contributed HK$87.3 million in direct cash donations.

50 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) Relationship with our Customers The Group believes in providing all our customers with unique and superior customer experiences in all our offerings at our integrated luxury resort. Our gaming and non-gaming offerings are thoughtfully designed, tailored and refi ned for the enjoyment of our discerning customers, who can also expect the highest standard of service from our experienced and dedicated employees. In our continuous efforts to supplement our knowledge and understanding of our customers’ needs, preferences, expectations and desires, we gather customer feedback through a variety of methods including, but not limited to, the use of dedicated hotlines, inquiry email and guest comment cards. Further information about our relationship with our customers can be found in the section headed “Management Discussion and Analysis — Factors Affecting our Results of Operations and Financial Condition” of this Annual Report. Relationship with our Gaming Promoters The reputation and integrity of gaming promoters with whom we engage in business activities with are important to our own reputation and ability to continue to operate in compliance with the Concession Agreement and Macau gaming laws. For this reason, we frequently gather information and intelligence about, and review our relationship with, each of our gaming promoters. Further information about our relationship with our gaming promoters can be found in the section headed “Management Discussion and Analysis — Factors Affecting our Results of Operations and Financial Condition — Gaming Promoters” of this Annual Report. Relationship with our Suppliers We have developed relationships with an extensive network of suppliers in an effort to ensure that we satisfy our procurement needs on favorable and competitive terms that meet our high standards. We support the Macau government’s initiatives to promote the cultivation and development of local small and medium enterprises (“SMEs”) as we recognize that locally owned SMEs play a crucial role in both boosting and diversifying Macau’s economy and ultimately to pursue a mutually benefi cial business partnership for both company and suppliers. We actively seek qualifi ed locally owned enterprises that can provide competitive and high-quality products and services, and aim to fi nd opportunities to assist in the development and competitiveness of local SMEs through instruction, mentoring, and other outreach activities.

51Annual Report 2015 Report of the Directors RESERVES Details of the movements in the reserves of the Company and reserves available for distribution to Shareholders as at 31 December 2015 are set out in note 30 to the Financial Statements. The distributable reserves of the Company at 31 December 2015 are HK$12.3 billion. Movements in the reserves of the Group are refl ected in the consolidated statement of changes in equity. DIVIDENDS On 4 March 2015, the Board declared a special dividend of HK$1.05 per Share which was paid on 31 March 2015. On 30 March 2016, the Board declared a special dividend of HK$0.60 per Share which is expected to be paid on 27 April 2016. SHARE CAPITAL Details of the movements in share capital of the Company are set out in note 21 to the Financial Statements. DIRECTORS Directors during the Year Ended 31 December 2015 Executive Directors: Mr. Stephen A. Wynn (also our Chairman and Chief Executive Offi cer) Mr. Gamal Aziz Ms. Linda Chen Mr. Ian Michael Coughlan Non-executive Director: Mr. Matthew O. Maddox Independent non-executive Directors: Dr. Allan Zeman (also our Vice-chairman) Mr. Jeffrey Kin-fung Lam Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith

52 Wynn Macau, Limited Report of the Directors DIRECTORS (CONTINUED) Re-election of Directors In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from offi ce by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Mr. Gamal Aziz, an executive Director, and Mr. Jeffrey Kin-fung Lam and Mr. Bruce Rockowitz, each an independent non-executive Director. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. Directors’ Service Contracts None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company which is not determinable by the Company within one year without payment of compensation, other than statutory compensation. Directors’ Emoluments Details of the remuneration of the Directors are set out in note 25 to the Financial Statements. None of the Directors waived or agreed to waive any emoluments during the year ended 31 December 2015. Directors’ Interests in Transactions, Arrangements or Contracts and Competing Businesses To the knowledge of the Board, there were no transactions, arrangements or contracts of signifi cance in relation to the Group’s business subsisting at the end of the year or during the year ended 31 December 2015 in which any member of the Group was a party and in which a Director or his/her connected entity, was materially interested. To the knowledge of the Board, none of our Directors had any interest in any business in Macau which competed with our Company’s business during the year ended 31 December 2015.

53Annual Report 2015 Report of the Directors CONNECTED TRANSACTIONS During the year ended 31 December 2015, the Group engaged in certain transactions with Wynn Resorts, Limited (its controlling shareholder) and Wynn Resorts, Limited’s subsidiaries (excluding the Group) (together, the “WRL Group”) which constitute connected transactions under the Listing Rules. Wynn Resorts, Limited is considered a “connected person” under the Listing Rules by virtue of it being the holding company (an “associate” as defi ned in the Listing Rules) of WM Cayman Holdings Limited I (which, holding more than 10% of the Company’s share capital, is a substantial shareholder and “connected person” of the Group). Pursuant to the Listing Rules, any member of the WRL Group is also considered an “associate” of WM Cayman Holdings Limited I and a “connected person” of the Group. Any transaction between the Group and the WRL Group is accordingly a connected transaction. During the year ended 31 December 2015, the following non-exempt connected transactions were in effect between the Group and the WRL Group, such transactions being subject to disclosure requirements (including disclosure in this Annual Report) under the Listing Rules: Worldwide Wynn Employment Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into an employment framework agreement with Worldwide Wynn, a wholly-owned subsidiary of Wynn Resorts, Limited, under which Worldwide Wynn provides certain U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) to the Group through secondment arrangements. The U.S. Resident Staff have formal employment arrangements with the Group through the secondment arrangements. The secondment arrangements were put in place to ensure that each U.S. Resident Staff is, in addition to the provision of his or her services to the Group, employed by a U.S.- incorporated entity in order to allow such person to continue to enjoy certain benefi ts relating to pension, personal income tax and health and life insurance. The secondment arrangements benefi t the Group by allowing the Group to attract and retain U.S. Resident Staff. Pricing. Under the employment framework agreements, Worldwide Wynn is to be reimbursed for the cost of the secondments (including salaries and benefi ts of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of the secondment of the employee during the secondment period, for its role in the arrangement. Approximately HK$225.5 million was charged to the Group by Worldwide Wynn under this arrangement during the year ended 31 December 2015.

54 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Worldwide Wynn Employment Framework Agreements (continued) Term. The employment framework agreements had an initial term which expired on 31 December 2011 and were automatically extended for a subsequent period of three years from 1 January 2012 to 31 December 2014. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 4 December 2014 the renewal of these agreements for a further term of three years from 1 January 2015 to 31 December 2017 and the respective annual caps set for the year ended 31 December 2015 and the years ending 31 December 2016 and 2017. Marketing and Secondment Services Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into a marketing and secondment service framework agreement with WIML, an affi liate of Wynn Resorts, Limited. Pursuant to the agreements, WIML will (1) provide, directly and through its authorized agents, marketing services to WRM, including the development, implementation and operation of an international promotional and marketing plan for WRM’s casino resorts, and (2) provide certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) to the Group through secondment arrangements. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style is and will be adopted globally. The secondment arrangements were put in place to ensure that each Foreign Resident Staff is, in addition to the provision of his or her services to the Group, employed by an appropriate offshore entity in order to allow such person to continue to enjoy certain benefi ts relating to pension, personal income tax and health and life insurance. Pricing. Under the marketing and secondment service framework agreements, the fee for the services provided by WIML is based on a cost and expense reimbursement basis plus a fee of 5% of the aggregate costs and expenses incurred by WIML in the performance of its services. Approximately HK$38.8 million was charged to the Group by WIML under this arrangement during the year ended 31 December 2015.

55Annual Report 2015 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Marketing and Secondment Services Framework Agreements (continued) Term. The marketing and secondment services framework agreements had an initial term which expired on 31 December 2011 and were automatically extended for a subsequent period of three years from 1 January 2012 to 31 December 2014. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 4 December 2014 the renewal of these agreements for a further term of three years from 1 January 2015 to 31 December 2017 and the respective annual caps set for the year ended 31 December 2015 and the years ending 31 December 2016 and 2017. Design Services Framework Agreement Nature and purpose of transaction. On 19 September 2009, WRM entered into a design services framework agreement with Wynn Design & Development, a subsidiary of Wynn Resorts, Limited, under which Wynn Design & Development would provide certain design services for WRM’s projects in Macau, including the development, design and construction oversight of Wynn Palace and entertainment and renovation works at Wynn Macau and Encore. Pricing. Under the design services framework agreement, the fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development for the provision of its service. Approximately HK$50.7 million was charged to WRM by Wynn Design & Development under this arrangement during the year ended 31 December 2015. Term. The design services framework agreement had an initial term which expired on 31 December 2011 and was automatically extended for a subsequent period of three years from 1 January 2012 to 31 December 2014. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 4 December 2014 the renewal of the agreement for a further term of three years from 1 January 2015 to 31 December 2017 and the respective annual caps set for the year ended 31 December 2015 and the years ending 31 December 2016 and 2017.

56 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Corporate Allocation Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into a corporate allocation agreement and an amended and restated corporate allocation agreement, respectively, with Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited: (1) provides the Company and WRM with access to its employees in a number of non- gaming departments, including corporate treasury, legal, fi nancial accounting and audit, corporate risk management and information systems, for the purposes of ensuring that the Company and WRM each complies with the reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and Wynn Resorts, Limited’s subsidiaries (including the Group), and (2) allows the Company and WRM to use aircraft assets owned by Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group). Similarly, the Company and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) to use any aircraft assets that they could own in the future and to have access to the services of any of its respective employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group. No aircraft assets are currently owned by the Company or WRM. Pricing. Under the corporate allocation agreements, the annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefi ts for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any fi nancial year. For services provided by employees of the Company and WRM, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and benefi ts for such employees during the period when such services are being rendered) and expense reimbursement basis. Approximately HK$76.9 million was charged to WRM by Wynn Resorts, Limited during the year ended 31 December 2015 for Wynn Resorts, Limited’s services. Approximately HK$13.1 million was charged to the Group by Wynn Resorts, Limited during the year ended 31 December 2015 for the use of aircraft assets. For the same periods, Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) did not require WRM’s services under the reciprocal arrangement.

57Annual Report 2015 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Corporate Allocation Agreements (continued) Term. The corporate allocation agreements entered into by each of the Company and WRM with Wynn Resorts, Limited expire on 31 December 2017. A waiver from the announcement requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 31 December 2017, has been granted by the Hong Kong Stock Exchange. Subject to compliance with the Listing Rules requirements or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, each agreement is automatically renewed for a three-year term (or such other period permitted under the Listing Rules). Intellectual Property License Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into an intellectual property license agreement and an amended and restated intellectual property license agreement, respectively, with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, a subsidiary of Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited and Wynn Resorts Holdings, LLC grant the Company and WRM the license to use certain intellectual property, including certain trademarks, domain names, “WYNN” related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “ENCORE” and “WYNN PALACE” as well as trademarks of the Chinese characters representing “WYNN.” Pricing. Under the intellectual property license agreements, the license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the intellectual property gross monthly revenues, or (2) US$1.5 million (approximately HK$11.6 million) per month. License fees payable to Wynn Resorts Holdings, LLC were calculated based on 3% of intellectual property gross monthly revenues given such revenues justifi ed payments in excess of US$1.5 million (approximately HK$11.6 million) per month. Gross revenues for the year ended 31 December 2015 were HK$24.4 billion and approximately HK$730.9 million was charged by Wynn Resorts, Limited to WRM under this arrangement during the year ended 31 December 2015.

58 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Intellectual Property License Agreements (continued) Term. The intellectual property license agreements entered into by each of the Company and WRM with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC have a perpetual term but may be terminated in the following circumstances: (1) Wynn Resorts, Limited ceases to hold or have the right to exercise more than 50% of the voting rights to the Shares in the Company or WRM; (2) there is a material breach of, or non-compliance with the terms of, the relevant intellectual property license agreement by the Company, WRM or any relevant members of the Group that are authorized to use the licensed intellectual property rights (“Relevant Subsidiaries”); or (3) (I)(i) there is a suspension or revocation of privileged gaming licenses issued by governmental authorities, or (ii) Wynn Resorts Holdings, LLC, in good faith, deems that the acts of the Company, WRM or any Relevant Subsidiary jeopardizes any such privileged gaming licenses or gaming business activities of Wynn Resorts, Limited, Wynn Resorts Holdings, LLC or its affi liates (in each case, a “Relevant Event”); and (II) the Relevant Event continues for 30 consecutive days after written notice of the occurrence of the Relevant Event has been provided to the Company, WRM or the Relevant Subsidiaries, as the case may be. Prior written consent of the Company, WRM or the Relevant Subsidiaries, as the case may be, is required if Wynn Resorts, Limited or Wynn Resorts Holdings, LLC seeks to terminate any agreement that grants Wynn Resorts Holdings, LLC the intellectual property rights. A waiver from the announcement and independent shareholders’ approval requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 26 June 2022, has been granted by the Hong Kong Stock Exchange.

Annual Report 2015 | 59

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Summary

The aggregate amount paid by the Group during the year ended 31 December 2015, the annual caps for the year ended 31 December 2015, and the annual caps for the years ending 31 December 2016 and 2017, in respect of the disclosable continuing connected transactions are set out in detail below.

Annual Cap Tables

Discloseable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2015		Annual Cap for the year ended 31 December 2015		Annual Cap for the year ending 31 December[1]			
					2016		2017	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$
			(in millions)					
1. Worldwide Wynn Employment Framework Agreements	225.5	29.1	250.9	32.3	246.5	31.8	254.7	32.8
2. Marketing and Secondment Services Framework Agreements	38.8	5.0	52.1	6.7	55.8	7.2	59.8	7.7
3. Design Services Framework Agreement	50.7	6.5	187.4	24.1	177.7	22.9	171.9	22.1

Note:

(1) The applicable annual cap will be the higher of the US$ limit and the HK$ limit.

60 Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Summary (continued)

Annual Cap Tables (continued)

Disclosable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2015		Annual Cap for the year ended 31 December 2015		Annual Cap for the year ending 31 December[(1)]			
					2016		2017	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$
				(in millions)				
4. Corporate Allocation Agreements								
* Wynn Resorts, Limited providing the services to us	90.0	11.6	245.4	31.7	263.8	34.0	276.8	35.7
* Our Group providing the services to Wynn Resorts, Limited	—	—	18.6	2.4	18.6	2.4	18.6	2.4
5. Intellectual Property License Agreements	730.9	94.3	730.9	94.3	The higher of (1) 3% of the intellectual property gross monthly revenues; or (2) US$1.5 million per month.			

Note:

(1) The applicable annual cap will be the higher of the US$ limit and the HK$ limit.

61Annual Report 2015 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Summary (continued) Annual Cap Tables (continued) Under Chapter 14A of the Listing Rules, the above transactions constitute non-exempt continuing connected transactions of the Group and require disclosure in the annual report of the Company. Ernst & Young, the Company’s auditors, were engaged to report on the Group’s continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 (Revised) Assurance Engagements Other Than Audits or Reviews of Historical Financial Information and with reference to Practice Note 740 Auditor’s Letter on Continuing Connected Transactions under the Hong Kong Listing Rules issued by the Hong Kong Institute of Certifi ed Public Accountants. Ernst & Young have issued their unqualifi ed letter containing their fi ndings and conclusions in respect of the continuing connected transactions disclosed above by the Group in accordance with Rule 14A.56 of the Listing Rules. A copy of the auditors’ letter has been provided by the Company to the Hong Kong Stock Exchange. In addition, all of the non-exempt continuing connected transactions of the Company disclosed herein constitute related party transactions set out in note 27 to the Financial Statements. The independent non-executive Directors of the Company have reviewed these transactions and the independent auditors’ report, and confi rmed that the non-exempt continuing connected transactions have been entered into: (a) in the ordinary and usual course of business of the Company; (b) on normal commercial terms or better; and (c) according to the relevant agreements on terms that are fair and reasonable and in the interests of the Shareholders of the Company as a whole. The Directors confi rm that the Company has complied with the requirements of Chapter 14A of the Listing Rules in respect of all of its continuing connected transactions.

62 Wynn Macau, Limited Report of the Directors MANAGEMENT CONTRACTS No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed for the year ended 31 December 2015. MAJOR CLIENTS AND SUPPLIERS Our clients are individual players and our fi ve largest clients, together, generate substantially less than 30% of the Group’s total operating revenues for the year ended 31 December 2015. We depend on our suppliers to provide us with products and services such as security and surveillance systems, retail goods, gaming equipment and accessories, ferry tickets, food and beverage products and construction and other administrative services. In 2015, our fi ve largest suppliers were Leighton Contractors (Asia) Limited, Companhia de Electricidade de Macau — CEM, CTM, 3D Networks (Macau) Limited and Rolex (Hong Kong) Limited which accounted for approximately 77%, 2%, 1%, 1% and 1% of our total purchases, respectively. Save as disclosed above, to the knowledge of the Board, none of our Directors, their respective associates or any of our Shareholders (which to the knowledge of the Directors own more than 5% of the Company’s issued share capital) had any material interest in any of our top fi ve suppliers in 2015.

63Annual Report 2015 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 31 December 2015, the interests and short positions of each Director and the chief executive of the Company (being Mr. Stephen A. Wynn) in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notifi ed to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notifi ed to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Allan Zeman 1,218,000 (Long Position) (Note 1) — — — 1,218,000 (Long Position) (Note 1) — Nicholas Sallnow-Smith — 10,000 (Long Position) (Note 2) — 276,000 (Long Position) (Note 2) 286,000 (Long Position) (Note 2) 0.01% 942,000 (Long Position) (Note 2) — — — 942,000 (Long Position) (Note 2) — Bruce Rockowitz 238,000 (Long Position) (Note 3) — — — 238,000 (Long Position) (Note 3) 0.00% 980,000 (Long Position) (Note 3) — — — 980,000 (Long Position) (Note 3) — Jeffrey Kin-fung Lam 1,218,000 (Long Position) (Note 4) — — — 1,218,000 (Long Position) (Note 4) —

64 Wynn Macau, Limited Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (a) Interests in the Company (continued) Notes: (1) Pursuant to the Company’s share option scheme, Dr. Allan Zeman holds share options for 1,218,000 Shares, of which share options for 556,220 Shares have vested as at 30 March 2016. (2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith was interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company’s share option scheme, Mr. Sallnow- Smith holds share options for 942,000 Shares, of which share options for 280,200 Shares have vested as at 30 March 2016. (3) Mr. Bruce Rockowitz holds 238,000 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Mr. Rockowitz holds share options for 980,000 Shares, of which share options for 318,200 Shares have vested as at 30 March 2016. (4) Pursuant to the Company’s share option scheme, Mr. Jeffrey Kin-fung Lam holds share options for 1,218,000 Shares, of which share options for 556,220 Shares have vested as at 30 March 2016.

65Annual Report 2015 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (b) Interests in associated corporations — Wynn Resorts, Limited Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Interested Approximate Percentage of Shareholding Stephen A. Wynn — 10,500 (Long Position) (Note 1) — 11,070,000 (Long Position) (Note 1) 11,080,500 (Long Position) (Note 1) 10.91% Gamal Aziz 105,897 (Long Position) (Note 2) — — — 105,897 (Long Position) (Note 2) 0.10% Linda Chen 105,897 (Long Position) (Note 3) — — — 105,897 (Long Position) (Note 3) 0.10% 365,000 (Long Position) (Note 3) — — — 365,000 (Long Position) (Note 3) — Ian Michael Coughlan 16,264 (Long Position) (Note 4) — — — 16,264 (Long Position) (Note 4) 0.02% 50,000 (Long Position) (Note 4) — — — 50,000 (Long Position) (Note 4) — Matthew O. Maddox 92,769 (Long Position) (Note 5) — — — 92,769 (Long Position) (Note 5) 0.09% 325,000 (Long Position) (Note 5) — — — 325,000 (Long Position) (Note 5) —

66 Wynn Macau, Limited Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (b) Interests in associated corporations – Wynn Resorts, Limited (continued) Notes: (1) Mr. Stephen A. Wynn is deemed interested in 11,070,000 shares in the common stock of Wynn Resorts, Limited (“WRL Shares”) held by Wynn Family Limited Partnership (Delaware, U.S.A.). Mr. Wynn, in his capacity as trustee of the Stephen A. Wynn Revocable Trust U/D/T dated 24 June 2010, is the sole manager of Wynn GP, LLC (Delaware, U.S.A.), which is the general partner of Wynn Family Limited Partnership. Mr. Wynn’s spouse was interested in 10,500 WRL Shares, Mr. Wynn has disclaimed his interest in these shares but is deemed to be interested in them under the SFO. On 15 January 2016, Mr. Wynn was granted 169,902 vested WRL Shares pursuant to a stock incentive plan of WRL (the “Omnibus Plan”). Mr. Wynn disposed of 71,275 vested WRL Shares in connection with such grant, and transferred the net 98,627 WRL Shares from such grant to Wynn Family Limited Partnership. Between 21 January 2016 and 10 February 2016, an additional 831,373 WRL Shares were acquired by Wynn Family Limited Partnership. Mr. Wynn was interested in approximately 11.80% of all outstanding WRL Shares as at 30 March 2016. (2) Mr. Gamal Aziz held (i) 25,897 vested WRL Shares; (ii) 80,000 non-vested WRL Shares, of which 20,000 WRL Shares have vested as of 21 January 2016. On 15 January 2016, Mr. Aziz was granted 20,388 vested WRL Shares under the WRL Omnibus Plan and disposed of 8,553 vested WRL Shares in connection with such grant. (3) Ms. Linda Chen held (i) 100,000 non-vested WRL Shares; (ii) 5,897 vested WRL Shares; and (iii) 365,000 stock options for WRL Shares, of which share options for 70,000 WRL Shares have vested. On 15 January 2016, Ms. Chen was granted 21,844 vested WRL Shares under the WRL Omnibus Plan and disposed of 9,164 vested WRL Shares in connection with such grant. (4) Mr. Ian Michael Coughlan held (i) 16,264 WRL Shares; and (ii) vested stock options for 50,000 WRL Shares. On 15 January 2016, Mr. Coughlan was granted 13,592 vested WRL Shares under the WRL Omnibus Plan. (5) Mr. Matthew O. Maddox held (i) 42,769 WRL Shares; (ii) 50,000 non-vested WRL Shares; and (iii) 325,000 stock options for WRL Shares of which share options for 30,000 WRL Shares have vested. On 15 January 2016, Mr. Maddox was granted 23,300 vested WRL Shares under the WRL Omnibus Plan and disposed of 9,775 vested WRL Shares.

67Annual Report 2015 Report of the Directors SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 31 December 2015, the Company had been notifi ed of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company. Shares of HK$0.001 each in the Company Name Capacity/Nature of Interest Number of Shares Percentage of the issued share capital of the Company WM Cayman Holdings Limited I (Note 1) Benefi cial interest 3,750,000,000 (Long Position) 72.18% Wynn Group Asia, Inc. (Note 1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.18% Wynn Resorts, Limited (Note 1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.18% The Capital Group Companies, Inc. (Note 2) Interest of a controlled corporation 359,115,489 (Long Position) 6.91 % Notes: (1) WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly- owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 Shares which are benefi cially owned by WM Cayman Holdings Limited I. (2) The Capital Group Companies, Inc. is deemed to be interested in 359,115,489 Shares, comprised of (i) 260,717,732 Shares held by a wholly-owned subsidiary, Capital Research and Management Company, and (ii) 98,397,757 Shares held by a wholly-owned subsidiary of Capital Research and Management Company, Capital Group International, Inc. (which is deemed to be interested in the Shares of the Company through 29,690,557 Shares held by Capital Guardian Trust Company, 45,570,700 Shares held by Capital International, Inc., 2,836,300 Shares held by Capital International Limited and 20,300,200 Shares held by Capital International Sarl, each a wholly-owned subsidiary of Capital Group International, Inc.). Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 31 December 2015.

68 Wynn Macau, Limited Report of the Directors REMUNERATION POLICY As at 31 December 2015, the Group had approximately 7,500 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifi cations, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Company also has a provident fund set up for its employees an employee ownership scheme and a share options scheme. Further details on the Company’s employee ownership scheme and share options scheme are set out below. EMPLOYEE OWNERSHIP SCHEME On 30 June 2014, the Company adopted the employee ownership scheme with the purpose of aligning employees’ interests with those of the Group, and encouraging and retaining them to make contributions to the long-term growth and profi ts of the Group. The resolutions to, among other things, approve and adopt the employee ownership scheme and grant an employee ownership scheme mandate to the Directors of the Company to allot, issue, procure the transfer of and otherwise deal with up to 50,000,000 Shares in connection with the employee ownership scheme during the relevant period (as defi ned in the Company’s circular dated 9 April 2014) were passed at the Company’s annual general meeting in May 2014. Further resolutions were passed at the Company’s annual general meeting in May 2015 to, among other things, effectively extend the aforementioned relevant period until the conclusion of the Company’s upcoming annual general meeting in 2016. Shares will be acquired by an independent trustee at the cost of the Company or Shares will be allotted to the independent trustee under the employee ownership scheme mandate granted or to be granted by the Shareholders of the Company at general meetings from time to time and be held in trust for the awarded persons (“Selected Participant”), other than a connected person of the Company or an associate of a connected person of the Company, until the end of each vesting period. A summary of the terms of the employee ownership scheme is set out below:

69Annual Report 2015 Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Number of Shares Available under the Employee Ownership Scheme The Company can allot, issue, procure the transfer of and otherwise deal with a maximum of 50,000,000 Shares in connection with the employee ownership scheme. As at the date of this Annual Report, there are 10,530,628 Award Shares outstanding under with the employee ownership scheme, representing approximately 21.06% of the maximum Shares available under the employee ownership scheme. 39,469,372 Shares remain available for future Awards under the employee ownership scheme, representing approximately 0.76% of the issued share capital of the Company as at the date of this Annual Report. Maximum Entitlement of Participant The total number of non-vested Shares awarded to a Selected Participant under the employee ownership scheme shall not exceed 0.5% of the total number of issued Shares from time to time. Duration and Termination The employee ownership scheme is valid and effective unless and until terminated on the earlier of: (i) the 10th anniversary date of the adoption date of the scheme (the “Award Period”); and (ii) such date of early termination as determined by the Board provided that such termination does not affect any subsisting rights of any Selected Participant. Operation The Board shall select any Eligible Person to be a Selected Participant and award non-vested Shares during the Award Period. The Company shall, as soon as reasonably practicable from the grant of award date, for the purposes of satisfying the Awards, issue and allot Shares to the Trustee and/ or transfer to the Trust the necessary funds and instruct the Trustee to acquire Shares through on- market transactions at the prevailing market price.

70 Wynn Macau, Limited Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Restrictions No award may be made to the Selected Participants and no direction or recommendation shall be given to the Trustee with respect to a grant of an Award under the employee ownership scheme: (i) where any director of the Company is in possession of unpublished inside information in relation to the Company or where dealings by directors of the Company are prohibited under any code or requirement of the Listing Rules or any applicable laws, rules or regulations; (ii) during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant fi nancial year up to the publication date of the results; and (iii) during the period of 30 days immediately preceding the publication date of the half-year results or, if shorter, the period from the end of the relevant half-year period up to the publication date of the results. Vesting and Lapse The Award to be vested is subject to vesting criteria and conditions or periods to be determined by the Board from time to time, subject to all applicable law. In the event a Selected Participant ceases to be an Eligible Person on or prior to the relevant vesting date and the Award in respect of the relevant vesting date shall lapse or be forfeited pursuant to the employee ownership scheme, such Award shall not vest on the relevant vesting date and the Selected Participant shall have no claims against the Company or the Trustee, unless the Board determines otherwise at its absolute discretion. Voting Rights The Trustee shall not exercise the voting rights in respect of any Shares held under the Trust (including but not limited to the Award Shares, the returned Shares, any bonus Shares and any scrip Shares). Share Awards Grants During the year ended 31 December 2015, the Company had awarded a total of 1,353,082 non- vested Shares to Eligible Persons under the employee ownership scheme. The awards were satisfi ed by the Trustee acquiring Shares on-market or by returned Shares. In January 2016, the Company awarded a total of 2,259,024 non-vested Shares to Eligible Persons under the employee ownership scheme. The awards were satisfi ed by the Trustee acquiring Shares on-market or by returned Shares. Other details of the scheme are disclosed in note 23 to the Financial Statements.

71Annual Report 2015 Report of the Directors SHARE OPTION SCHEME The Company approved the adoption of a share option scheme on 16 September 2009 with its implementation conditional on the Company’s Listing on the Hong Kong Stock Exchange. The purpose of the share option scheme is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefi t of the Company and its Shareholders as a whole. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of a subscription price which is based on the then prevailing market price of the Shares. During the year ended 31 December 2015, share options for a total of 1,268,000 Shares were granted (2014: options for a total of 644,000 Shares). A summary of the terms of the share option scheme is set out below: Number of Shares Available for Issue under the Share Option Scheme A maximum of 518,750,000 Shares are available for issuance under the share option scheme pursuant to a shareholders’ resolution passed at the 2010 annual general meeting, representing approximately 9.98% of the issued share capital of the Company as at the date of this Annual Report. Since the passing of the relevant shareholders’ resolution at the 2010 annual general meeting, options for up to 3,872,000 Shares have been granted under the share option scheme, representing approximately 0.75% of the maximum Shares available under the share option scheme and 0.07% of the issued share capital of the Company as at the date of this Annual Report. Maximum Entitlement of Participant The maximum number of Shares issued and to be issued upon exercise of the share options granted to each participant under the share option scheme (including both exercised and outstanding share options) in any 12-month period shall not (when aggregated with any Shares subject to share options granted during such period under any other share option schemes of the Company other than those share options granted pursuant to specifi c approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being. Where any further grant of share options to a participant would result in the Shares issued and to be issued upon exercise of all share options granted and to be granted to such person (including exercised, cancelled and outstanding share options) in the 12-month period up to and including the date of such further grant representing in aggregate over one percent of the Shares in issue, such further grant must be separately approved by Shareholders in general meeting with such participant and his associates abstaining from voting.

72 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEME (CONTINUED) Exercise Period Subject to any restrictions applicable under the Listing Rules and notwithstanding the terms of grant thereof, a share option may be exercised by the grantee in accordance with the terms of the share option scheme at any time during the period to be determined and notifi ed by the Board to each grantee at the time of making an offer of the grant of a share option which shall not expire later than 10 years from the date on which it is granted. The minimum period in which a share option must be held before it can be exercised is determined and notifi ed by the Board to each grantee. Payment on Acceptance of Share Option An amount of HK$1.00 must be paid as consideration for the grant of a share option and such payment must be made within 28 days from the date the share option grant offer is made by the Board. Determination of Exercise Price The exercise price is determined by the Board in its absolute discretion but in any event shall not be less than the highest of: (i) the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the date of the granting of the share option which must be a business day in Hong Kong; (ii) the average closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange for the fi ve business days immediately preceding the date of the granting of the share option; and (iii) the nominal value of the Shares. Life of the Share Option Scheme The Company’s share option scheme is effective for a period of 10 years from 16 September 2009.

73Annual Report 2015 Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2015 Share Option Grants The following table discloses movements in the Company’s share options outstanding during the year ended 31 December 2015. Other details of the scheme are disclosed in note 23 to the Financial Statements. Number of share options Name of Director Date of grant of share options(1) At 1 January 2015 Granted during the year(2) Exercised during the year Expired/ lapsed/ canceled during the period At 31 December 2015 Exercise period of share options Exercise price of share options per Share (HK$) Dr. Allan Zeman 25 March 2010 250,000 — — — 250,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 — 317,000 — — 317,000 21 May 2016 to 20 May 2025 15.46 Mr. Nicholas Sallnow-Smith 25 March 2010 50,000 — — — 50,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 114,000 — — — 114,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 — 317,000 — — 317,000 21 May 2016 to 20 May 2025 15.46

74 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2015 Share Option Grants (continued) Number of share options Name of Director Date of grant of share options(1) At 1 January 2015 Granted during the year(2) Exercised during the year Expired/ lapsed/ canceled during the period At 31 December 2015 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Bruce Rockowitz 25 March 2010 50,000 — — — 50,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 152,000 — — — 152,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 — 317,000 — — 317,000 21 May 2016 to 20 May 2025 15.46 Mr. Jeffrey Kin-fung Lam 25 March 2010 250,000 — — — 250,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 — 317,000 — — 317,000 21 May 2016 to 20 May 2025 15.46 Total 3,090,000 1,268,000 — — 4,358,000 The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant.

75Annual Report 2015 Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2015 Share Option Grants (continued) Notes: (1) Share options granted pursuant to the Company’s share option scheme. (2) The closing price of the Company’s Shares immediately before the date on which the options were granted during the year was HK$15.40. PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company, nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the year ended 31 December 2015. SUFFICIENCY OF PUBLIC FLOAT Based on the information available to the Company and within the knowledge of the Directors, as at the date of this Annual Report, the Company maintained the prescribed public fl oat under the Listing Rules. PRE-EMPTIVE RIGHTS There are no provisions for pre-emptive rights under the laws of the Cayman Islands or under the Company’s articles of association that require the Company to offer new Shares on a pro-rata basis to its existing Shareholders. AUDITORS Our external auditors, Ernst & Young, will retire and a resolution for their reappointment as auditors of the Company will be proposed at the forthcoming annual general meeting of the Company. LITIGATION The Group did not have any material litigation outstanding as at 31 December 2015. The litigation matters set out below are disclosed on a voluntary basis and as with all litigation, no assurances can be provided as to the outcome thereof.

76 Wynn Macau, Limited Report of the Directors LITIGATION (CONTINUED) Macau Litigation Related to Okada WRM and certain individuals who are or were directors of WRM and/or the Company have been named as defendants in a lawsuit fi led in the Court of First Instance of Macau (the “Macau Court”) by Mr. Kazuo Okada (“Okada”) and two of Okada’s controlled companies, Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”). The principal allegations in the lawsuit are that the redemption of the Okada Parties’ shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where the Company is constructing Wynn Palace was unlawful and that the Company’s previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties seek the dissolution of WRM and compensatory damages. The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes that the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM and the other defendants in the lawsuit. The lawsuit is at an early phase of litigation. Macau Litigation Related to Dore WRM has been named a defendant in several lawsuits fi led in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds requests that allegedly has resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM in the lawsuits. The lawsuits are only in the early phases of litigation.

77Annual Report 2015 Report of the Directors WRM EXECUTIVE DIRECTOR WRM, as a gaming concessionaire, is required by Macau law to have an executive director serving on its board of directors who is a Macau permanent resident and holds at least 10% of the voting shares and capital in WRM. The appointment of the executive director and of any successor is ineffective without the approval of the Macau government. Ms. Linda Chen meets the aforementioned requirements and currently serves as WRM’s Executive Director. The WRM shares held by Ms. Linda Chen provide in aggregate a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. To facilitate the appointment of the executive director, WRM indemnifi es the executive director to the extent permitted by law against any and all actions, suits, proceedings, claims, demands, costs and expenses which may be made against, incurred or payable by the executive director in connection with the executive director’s position as a member of the board of directors of WRM and shareholder of WRM, and the executive director’s service in such capacity under applicable agreements. CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Amended Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s Controlling Shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. In addition, the terms of the WML 2021 Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML 2021 Notes to require the Company to repurchase such notes. The circumstances that will constitute a change of control include: (1) the consummation of any transaction that results in any party other than Mr. Stephen A. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL; (2) the fi rst day on which a majority of the members of the board of directors of either the Company or WRL are not directors who were on the board at the date of issuance of the WML 2021 Notes, or directors who were nominated, elected, or appointed by a majority of the directors who were on the board at the date of issuance of the WML 2021 Notes; (3) the fi rst day on which WRL ceases to own, directly or indirectly, a majority of the outstanding issued share capital (including warrants, options or other rights convertible into share capital) of the Company; and

78 Wynn Macau, Limited Report of the Directors CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 (CONTINUED) (4) WRL consolidates with, or merges with or into, any other party or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any party, or any party consolidates with, or merges with or into, WRL in any such event pursuant to a transaction in which any of the outstanding voting stock of WRL is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of WRL outstanding immediately prior to such transaction is converted into or exchanged for voting stock that results in WRL holding a majority of the voting stock of the transferee or surviving party. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules. COOPERATION WITH THE CCAC In July 2014, the Company was contacted by the Commission Against Corruption of Macau (the “CCAC”) requesting certain information related to the Company’s land in the Cotai area of Macau. The Company is cooperating with the CCAC’s request. CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51(B)(1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) Ms. Linda Chen became the Executive Director of WRM on 1 October 2015. (b) Mr. Gamal Aziz was appointed as a director of the International Advisory Board of Ecole Hôtelière de Lausanne (EHL) Hotel School in November 2015. (c) In November 2015, Dr. Allan Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group. (d) Mr. Jeffrey Kin-fung Lam was appointed as Chairman of the Independent Commission Against Corruption (ICAC) Complaints Committee from January 2016 for a term of two years. (e) Mr. Nicholas Sallnow-Smith ceased to be: (i) the Chairman and an independent non-executive director of Link Asset Management Limited on 1 April 2016; and (ii) a director of The Photographic Heritage Foundation Hong Kong in December 2015. On behalf of the Board Stephen A. Wynn Chairman Hong Kong, 30 March 2016

79Annual Report 2015 Corporate Governance Report CORPORATE GOVERNANCE PRACTICES Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders. The Company has complied with the code provisions in the Code for the year ended 31 December 2015 except for the following deviation from provision A.2.1 of the Code. Mr. Stephen A. Wynn as our Chairman and Chief Executive Offi cer Under code provision A.2.1 of the Code, the roles of chairman and chief executive offi cer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive offi cer. Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Offi cer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offi ces of Chairman of the Board and Chief Executive Offi cer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Offi cer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unifi ed leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts. The combined role of Mr. Wynn as both Chairman and Chief Executive Offi cer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the audit and risk committee, remuneration committee, and nomination and corporate governance committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are four independent non-executive Directors on the Board offering independent perspectives. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk.

80 Wynn Macau, Limited Corporate Governance Report CORPORATE GOVERNANCE PRACTICES (CONTINUED) For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions which was subsequently updated in November 2013. The terms of such code are no less exacting than those set out in the Model Code. Having made specifi c enquiry of the Directors, all Directors have confi rmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the year ended 31 December 2015. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ Stock Market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to fi le quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly fi nancial information (including fi nancial information about the Macau segment of Wynn Resorts, Limited, which is operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS. In addition to the quarterly press release, Wynn Resorts, Limited also fi les quarterly reports with the SEC. Simultaneously with the fi ling of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group.

81Annual Report 2015 Corporate Governance Report BOARD OF DIRECTORS Role of the Board The Board governs the Company and is responsible for overall leadership of the Group. The Board works to promote the success of the Group through oversight and direction of the Group’s business dealings and has delegated the general day-to-day operations of the Group’s business to the executive Directors and management team. The Board determines the overall strategic priorities for the Company, reviews and approves budgetary affairs and oversees and monitors the overall performance of management. The Board is provided with all necessary resources including the advice of external auditors, external attorneys and other independent professional advisors as needed. Board Composition The Company has a Board with a balanced composition of executive and non-executive Directors (including independent non-executive Directors). The Board is currently composed as follows: Executive Directors: Mr. Stephen A. Wynn (who is also Chief Executive Offi cer), Mr. Gamal Aziz, Ms. Linda Chen and Mr. Ian Michael Coughlan; Non-executive Director: Mr. Matthew O. Maddox; and Independent non-executive Directors: Dr. Allan Zeman, Mr. Jeffrey Kin-fung Lam, Mr. Bruce Rockowitz and Mr. Nicholas Sallnow-Smith. Mr. Stephen A. Wynn is our Chairman and Dr. Allan Zeman is our Vice-chairman. There is no particular relationship (including fi nancial, business, family or other material or relevant relationship) between members of the Board.

82 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Board Meetings and the General Meeting Held in 2015 In 2015, the Company convened fi ve board meetings including four regular meetings. The attendance record of the Directors at these meetings is set out below. Name of Director Number of meetings attended/held during 2015 Attendance rate EXECUTIVE DIRECTORS Mr. Stephen A. Wynn 5/5 100% Mr. Gamal Aziz 5/5 100% Ms. Linda Chen 5/5 100% Mr. Ian Michael Coughlan 5/5 100% NON-EXECUTIVE DIRECTOR Mr. Matthew O. Maddox 5/5 100% INDEPENDENT NON-EXECUTIVE DIRECTORS Dr. Allan Zeman 5/5 100% Mr. Jeffrey Kin-fung Lam 5/5 100% Mr. Bruce Rockowitz 4/5 80% Mr. Nicholas Sallnow-Smith 5/5 100% At least four regular board meetings are convened each year. All the above Directors attended the Company’s annual general meeting held on 21 May 2015. In accordance with code provision A.2.7 of the Code, apart from the regular board meetings above, the Chairman of the Board also held meetings with the non-executive Directors (including independent non-executive Directors) without the presence of executive Directors during the year.

83Annual Report 2015 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Independent non-executive Directors The Company has received from each of the independent non-executive Directors an annual confi rmation of his independence pursuant to Rule 3.13 of the Listing Rules and considers each of them to be independent. Each of the independent non-executive Directors have been appointed for a term of two years that commenced on 1 April 2016. Non-executive Director Mr. Matthew O. Maddox has been appointed as a non-executive Director for a term of three years that commenced on 1 April 2016. Appointment and Re-election of Directors Please refer to information in “Nomination and Corporate Governance Committee” as set below regarding the process of appointment of Directors in the Company. In addition to the aforesaid term of appointment of directors in the Company, all the Directors are subject to retirement by rotation at least once every three years and any new Director appointed to fi ll a casual vacancy or as an addition to the Board shall be re-elected at the next following annual general meeting after appointment. Continuous Professional Development of Directors Each Director has kept abreast of his or her responsibilities as a director of the Company and of the conduct, business activities and development of the Company. The Company acknowledges the importance of Directors participating in appropriate continuous professional development to develop and refresh their knowledge and skills to ensure that their contribution to the Board remains informed and relevant. Internally-facilitated briefi ngs for Directors have been arranged and reading material on relevant topics have been issued to the Directors, where appropriate.

84 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Continuous Professional Development of Directors (continued) The Company organized various briefi ngs conducted by Mr. Jay M. Schall, the Senior Vice President and General Counsel of the Company, for all Directors on relevant topics such as directors’ duties and responsibilities, corporate governance and amendments to the Listing Rules. In addition, some Directors attended seminars and training sessions presented by professional institutions. During the year ended 31 December 2015, training on the following topics were offered to the Directors: 1. Directors’ duties and responsibilities 2. Corporate governance 3. Update on Hong Kong Listing Rules amendments 4. Corporate laws, compliance laws and regulations 5. Anti-bribery/corruption Directors Topics of Training Attended Executive Directors Mr. Stephen A. Wynn 1, 2, 3, 4 and 5 Mr. Gamal Aziz 1, 2, 3, 4 and 5 Ms. Linda Chen 1, 2, 3, 4 and 5 Mr. Ian Michael Coughlan 1, 2, 3, 4 and 5 Non-Executive Director Mr. Matthew O. Maddox 1, 2, 3, 4 and 5 Independent Non-Executive Directors Dr. Allan Zeman 1, 2, 3, 4, and 5 Mr. Jeffrey Kin-fung Lam 1, 2, 3, 4 and 5 Mr. Bruce Rockowitz 1, 2, 3, 4 and 5 Mr. Nicholas Sallnow-Smith 1, 2, 3, 4 and 5

85Annual Report 2015 Corporate Governance Report BOARD COMMITTEES The Board has received appropriate delegation of its functions and powers and has established appropriate Board committees, with specifi c written terms of reference in order to manage and monitor specifi c aspects of the Group’s affairs. The terms of reference of the Board Committees are posted on the websites of the Company and the Hong Kong Stock Exchange and are available to the Shareholders upon request. The Board and the Board committees are provided with all necessary resources including the advice of external auditors, external attorneys and other independent professional advisors as needed. Audit and Risk Committee The Company has set up an audit and risk committee in compliance with Rule 3.21 of the Listing Rules, the primary duties of which are to review and supervise the fi nancial reporting process, internal control system and risk management system of the Group, maintain an appropriate relationship with the Company’s auditors, review and approve connected transactions, and provide advice and comments to the Board. The audit and risk committee consists of three members: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Dr. Allan Zeman, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the audit and risk committee. The audit and risk committee held three meetings during the year ended 31 December 2015. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/held during 2015 Attendance rate Mr. Bruce Rockowitz 3/3 100% Mr. Nicholas Sallnow-Smith 3/3 100% Dr. Allan Zeman 3/3 100%

86 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Audit and Risk Committee (continued) During the meetings, the audit and risk committee met with the external auditors, the internal audit department and senior management, reviewed the fi nancial statements, results announcements and reports for the year ended 31 December 2014 and for the six months ended 30 June 2015, the accounting principles and practices adopted by the Group and the relevant audit fi ndings, reviewed and discussed with the auditors of a report on the adequacy and effectiveness of the Company’s fi nancial reporting system, internal control system and risk management system and associated procedures and considered the internal audit plan and report and reviewed and adopted new terms of the audit and risk committee. There are no material uncertainties relating to events or conditions that may cast signifi cant doubt on the Company’s ability to continue as a going concern. There is no disagreement between the Board and the audit and risk committee regarding the selection and appointment of external auditors. Remuneration Committee The Company has set up a remuneration committee, the primary duties of which are to assist the Board in determining the policy and structure for the remuneration of Directors, evaluating the performance of Directors and senior management, reviewing incentive schemes and Directors’ service contracts and fi xing the remuneration packages for all Directors and senior management. Pursuant to the delegated authority of the Board, the remuneration packages of Directors and senior management may be determined by the remuneration committee in accordance with the committee’s written terms of reference. Determination of such matters is based on the Group’s performance and the Directors’ and senior management members’ respective contributions to the Group. The remuneration committee consists of four members: Mr. Matthew O. Maddox, a non-executive Director, and Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the remuneration committee.

87Annual Report 2015 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Remuneration Committee (continued) The remuneration committee held two meetings during the year ended 31 December 2015. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/held during 2015 Attendance rate Mr. Jeffrey Kin-fung Lam 2/2 100% Mr. Bruce Rockowitz 2/2 100% Mr. Nicholas Sallnow-Smith 2/2 100% Mr. Matthew O. Maddox 2/2 100% During the meetings, the remuneration committee made recommendations of the performance- based remuneration and bonuses to the senior management of the Group. Details of the remuneration of each Director of the Company for the year ended 31 December 2015 are set out in note 25 to the fi nancial statements contained in this Annual Report. The remuneration of the members of senior management by band for the year ended 31 December 2015 is set out below: Number of members of senior management HK$1,000,001 to HK$5,000,000 9 HK$5,000,001 to HK$10,000,000 5 HK$10,000,001 to HK$15,000,000 1 HK$20,000,001 to HK$25,000,000 1 Total 16

88 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee The Company has set up a nomination and corporate governance committee, the primary duties of which are to identify, screen and recommend to the Board appropriate candidates to serve as directors of the Company, to oversee the process for evaluating the performance of the Board, to develop and recommend to the Board nomination guidelines for the Company, to review the training and continuous professional development of Directors and senior management, to review and monitor the Company’s policies and practices on compliance with legal and regulatory matters, to develop a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards and to review the Company’s compliance with the Code. In reviewing the composition of the Board, the nomination and corporate governance committee considers the skills, knowledge and experience and also the desirability of maintaining a balanced composition of executive and non-executive Directors (including independent non- executive Directors). The nomination and corporate governance committee consists of three members: Mr. Nicholas Sallnow-Smith, Mr. Jeffrey Kin-fung Lam and Dr. Allan Zeman, all of whom are independent non- executive Directors. Mr. Jeffrey Kin-fung Lam is the chairman of the nomination and corporate governance committee. The nomination and corporate governance committee held one meeting during the year ended 31 December 2015. The attendance record of the said meeting is set out below. Name of committee member Number of meetings attended/held during 2015 Attendance rate Mr. Jeffrey Kin-fung Lam 1/1 100% Mr. Nicholas Sallnow-Smith 1/1 100% Dr. Allan Zeman 1/1 100%

89Annual Report 2015 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee (continued) The nomination and corporate governance committee has assessed the independence of the existing independent non-executive Directors and recommended the re-appointment of the retiring Directors at the annual general meeting for the year ended 31 December 2015 of the Company. The nomination and corporate governance committee also reviewed and agreed on measurable objectives for implementing diversity on the Board. The measurable objectives identifi ed by the nomination and corporate governance committee include: a material number of members of the Board should have gaming industry experience; certain members of the Board should have experience with companies with an international presence and exposure; and certain members of the Board should have experience with conducting businesses in the Asia Pacifi c region. The nomination and corporate governance committee is satisfi ed that the composition of the Board is suffi ciently diverse. The nomination and corporate governance committee also reviewed the structure, size and composition of the Board as well as the Company’s policies and practices on compliance with corporate governance practices under the legal and regulatory requirements. In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from offi ce by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Mr. Gamal Aziz, one of our executive Directors and Mr. Jeffrey Kin-fung Lam and Mr. Bruce Rockowitz, each an independent Director. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. FINANCIAL REPORTING Directors’ Responsibility The Directors acknowledge their responsibility for the preparation and true and fair presentation of the Financial Statements in accordance with International Financial Reporting Standards and the disclosure requirements of the Hong Kong Companies Ordinance. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. The Directors are not aware of any material uncertainties relating to events or conditions that may cast signifi cant doubt upon the Company’s ability to continue as a going concern as at 31 December 2015. Accordingly, the Directors have prepared the Financial Statements for the year ended 31 December 2015 on a going concern basis.

90 Wynn Macau, Limited Corporate Governance Report FINANCIAL REPORTING (CONTINUED) Auditors’ Responsibility A statement by the external auditors of the Company, Ernst & Young, is included in the Independent Auditors’ Report on pages 94 to 95 of this Annual Report. Auditors’ Remuneration Fees for auditing services provided by our external auditor, Ernst & Young, for the year ended 31 December 2015 are included in note 3.2 to the Financial Statements. There were no non-auditing services provided by our external auditor for the year ended 31 December 2015. RISK MANAGEMENT AND INTERNAL CONTROLS The Board is responsible for overseeing the risk management and internal control systems of the Group and ensuring the effectiveness of these systems, which are designed to provide reasonable, but not absolute, assurance against misstatement or loss, and to manage rather than eliminate risks of failure in achieving our objectives. As an integral part of the Board’s function and strategic decision making process, the Board evaluates the risks faced by the Group and determines the risk exposure acceptable to the Group for the purposes of achieving its objectives. Management is responsible for designing, implementing and monitoring appropriate risk management and internal control systems. The processes for developing the framework for our risk management and internal control systems involve the collaborative efforts of management which possess a wide range of skills, knowledge and experience as a result of the diverse nature of risk. Such risks include fi nancial risk, political risk, market risk, compliance risk and operational risk. As part of this framework, management periodically reports to the Board on market trends, business operations and performance, corporate activities, developments and other relevant information. Management has been trained to identify and handle information which may be considered material inside information. In accordance with our policies and practices, which comply with the relevant legal and regulatory requirements, such information is reported to the Board in a timely manner to facilitate the formulation of the appropriate response. Supporting this framework is the Company’s internal audit department, which was established and functioning prior to the commencement of operations of the Group. The internal audit department is responsible for conducting independent reviews of the adequacy and effectiveness of the risk management and internal controls systems of the Group. The internal audit department prepares an annual audit plan based on applicable regulatory requirements and risk assessments for the consideration and approval of the audit and risk committee. Upon approval, audit work and testing is performed during the course of the year in accordance with the audit plan.

91Annual Report 2015 Corporate Governance Report RISK MANAGEMENT AND INTERNAL CONTROLS (CONTINUED) The internal audit department communicates the audit fi ndings and recommendations for remedial action (if any) with relevant management and performs follow-up work (as necessary) to confi rm that adequate remedial action has been taken. The internal audit department reports its fi ndings and conclusions, typically on a quarterly basis, to the audit and risk committee, which in turn provides feedback to management, the internal audit department and the Board as appropriate. During the year ended 31 December 2015, no material internal control defi ciency that might have an adverse impact on the fi nancial position or operations of the Group was detected. In respect of the year ended 31 December 2015, the Board reviewed the scope and quality of management’s risk management and internal control systems, and through the review and fi ndings of the audit and risk committee and the internal audit department, considered that (i) the Group’s risk management and internal control systems were effective and the Group had complied with the provisions on risk management and internal controls as set forth in the Code; and (ii) the resources, staff qualifi cations and experience, training programs and budget of the Group’s accounting, internal audit and fi nancial reporting functions were adequate. DIRECTORS’ AND OFFICERS’ INSURANCE The Company has arranged for appropriate insurance cover in respect of legal actions against our Directors and offi cers acting in such a capacity on behalf of the Company. COMPANY SECRETARY Ms. Ho Wing Tsz Wendy of Tricor Services Limited (“Tricor”), our external service provider of company secretarial services, is company secretary and authorized representative of the Company. Tricor’s primary contact person at the Company is Mr. Jay M. Schall, Senior Vice President and General Counsel of the Company. For the year ended 31 December 2015 and up to the date of this report, Ms. Ho Wing Tsz Wendy has taken no less than 15 hours of relevant professional training to update her skills and knowledge. SHAREHOLDERS’ RIGHTS Convening of Extraordinary General Meeting by Shareholders Pursuant to article 13.3 of the Company’s articles of association, the Board may, whenever it thinks fi t, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened by two or more Shareholders depositing a written requisition at the principal offi ce of the Company in Hong Kong or, in the event the Company ceases to have such a principal offi ce, the registered offi ce, specifying the objects of the meeting and signed by the requisitionists. The requisitionists should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings.

92 Wynn Macau, Limited Corporate Governance Report SHAREHOLDERS’ RIGHTS (CONTINUED) Convening of Extraordinary General Meeting by Shareholders (continued) General meetings may also be convened on the written requisition of a Shareholder which is a recognized clearing house (or its nominee(s)) deposited at the principal offi ce of the Company in Hong Kong or, in the event the Company ceases to have such a principal offi ce, the registered offi ce specifying the objects of the meeting and signed by the requisitionist. The requisitionist should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. If the Board does not within 21 days from the date of deposit of the requisition proceed to convene the meeting to be held within a further 21 days, the requisitionist(s) themselves or any of them representing more than one-half of the total voting rights of all of them, may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Board provided that any meeting so convened shall not be held after the expiration of three months from the date of deposit of the requisition, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to them by the Company. Procedures for Shareholders to propose a person for election as a Director of the Company The procedures for Shareholders to propose a person for election as a Director of the Company were reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The procedures are available for viewing on our Company’s website at www.wynnmacaulimited.com. INVESTOR RELATIONS Shareholders’ Enquiries and Proposals Enquiries from Shareholders for the Board or the Company, or proposals from Shareholders for consideration at shareholders’ meetings may be directed to Wynn Macau Investor Relations: By post: Wynn Macau, Investor Relations, Rua Cidade de Sintra, NAPE, Macau By fax: (853) 2832 9966 By e-mail: inquiries@wynnmacau.com The enquiries and proposals received by the Company are handled on a case-by-case basis after due consideration by the investors relations team, relevant management and the Board, as appropriate. Changes to the contact details above will be communicated through our Company’s website at www.wynnmacaulimited.com, which also contains information and updates on the Company’s business developments and operations, as well as press releases and fi nancial information.

93Annual Report 2015 Corporate Governance Report INVESTOR RELATIONS (CONTINUED) Shareholders’ Communication Policy The Company’s shareholders' communication policy was reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The shareholders' communication policy is available for viewing on our Company’s website at www.wynnmacaulimited.com. Changes in Articles of Association The Company’s current articles of association were conditionally adopted on 16 September 2009, effective on the Company’s Listing, and are available for viewing on the websites of the Company and the Hong Kong Stock Exchange. There have been no changes in the Company’s articles of association since the Listing. Shareholder Meetings The Company held its annual general meeting for the year ended 31 December 2014 at the Grand Ballroom at Wynn Macau on 21 May 2015. The resolutions for consideration at the said meeting were voted by poll pursuant to the Listing Rules and the poll results were posted on the websites of the Hong Kong Stock Exchange and the Company shortly after the said meeting. Key Shareholder Dates Key shareholder dates for 2016 are: May 2016: annual general meeting; August 2016: release of announcement of interim results in respect of the six months ending 30 June 2016; and September 2016: release of interim report in respect of the six months ending 30 June 2016.

94 Wynn Macau, Limited Independent Auditors’ Report 22/F CITIC Tower 1 Tim Mei Avenue Central, Hong Kong To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) We have audited the consolidated fi nancial statements of Wynn Macau, Limited (the “Company”) and its subsidiaries set out on pages 96 to 182, which comprise the consolidated statement of fi nancial position as at 31 December 2015, and the consolidated statement of profi t or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash fl ows for the year then ended, and a summary of signifi cant accounting policies and other explanatory information. DIRECTORS’ RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS The directors of the Company are responsible for the preparation of consolidated fi nancial statements that give a true and fair view in accordance with International Financial Reporting Standards (“IFRS”) and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated fi nancial statements that are free from material misstatement, whether due to fraud or error. AUDITORS’ RESPONSIBILITY Our responsibility is to express an opinion on these consolidated fi nancial statements based on our audit. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certifi ed Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated fi nancial statements are free from material misstatement.

95Annual Report 2015 Independent Auditors’ Report An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated fi nancial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated fi nancial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation of consolidated fi nancial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the consolidated fi nancial statements. We believe that the audit evidence we have obtained is suffi cient and appropriate to provide a basis for our audit opinion. OPINION In our opinion, the consolidated fi nancial statements give a true and fair view of the fi nancial position of the Company and its subsidiaries as at 31 December 2015, and of their fi nancial performance and cash fl ows for the year then ended in accordance with International Financial Reporting Standards and have been properly prepared in compliance with the disclosure requirements of the Hong Kong Companies Ordinance. Ernst & Young Certifi ed Public Accountants Hong Kong 30 March 2016

96 Wynn Macau, Limited Financial Statements Consolidated Statement of Profi t or Loss and Other Comprehensive Income For the year ended 31 December 2015 2014 HK$ HK$ Notes (in thousands) Operating revenues Casino 17,887,237 27,787,970 Rooms 122,790 132,444 Food and beverage 221,872 224,528 Retail and other 864,466 1,299,913 19,096,365 29,444,855 Operating costs and expenses Gaming taxes and premiums 8,700,935 13,885,033 Staff costs 3.1 3,121,416 2,885,016 Other operating expenses 3.2 3,229,983 4,625,914 Depreciation and amortization 3.3 1,000,373 986,199 Property charges and other 3.4 11,599 96,854 16,064,306 22,479,016 Operating profi t 3,032,059 6,965,839 Finance revenues 3.5 31,199 142,438 Finance costs 3.6 (595,628) (599,390) Net foreign currency differences 12,853 (5,767) Changes in fair value of interest rate swaps 4 (41,078) (34,049) Loss on extinguishment of debt (22,545) — (615,199) (496,768) Profi t before tax 2,416,860 6,469,071 Income tax expense 5 6,462 23,636 Net profi t attributable to owners of the Company 2,410,398 6,445,435

97Annual Report 2015 Financial Statements Consolidated Statement of Profi t or Loss and Other Comprehensive Income For the year ended 31 December 2015 2014 HK$ HK$ Notes (in thousands) Other comprehensive income Other comprehensive income to be reclassifi ed to profi t or loss in subsequent periods: Available-for-sale investments: Changes in fair value — 254 Reclassifi cation adjustments for losses on derecognition of available-for-sale investments included in the consolidated statement of profi t or loss — 169 Other comprehensive income for the year — 423 Total comprehensive income attributable to owners of the Company 2,410,398 6,445,858 Basic and diluted earnings per Share 7 HK$0.46 HK$1.24

98 Wynn Macau, Limited Financial Statements Consolidated Statement of Financial Position As at 31 December 2015 2014 HK$ HK$ Notes (in thousands) Non-current assets Property and equipment and construction in progress 9 31,071,898 19,194,854 Leasehold interests in land 10 1,878,794 1,974,965 Goodwill 11 398,345 398,345 Deposits for acquisition of property and equipment 308,579 372,057 Interest rate swaps 4 5,631 45,887 Other non-current assets 12 576,658 169,356 Restricted cash and cash equivalents 16 13,973 5,124 Total non-current assets 34,253,878 22,160,588 Current assets Inventories 13 179,825 185,968 Trade and other receivables 14 457,728 570,602 Prepayments and other current assets 15 98,673 78,813 Amounts due from related companies 27 560,052 361,482 Restricted cash and cash equivalents 16 1,995 2,456 Cash and cash equivalents 17 6,731,356 10,789,890 Total current assets 8,029,629 11,989,211 Current liabilities Accounts payable 18 1,621,099 2,008,724 Land premiums payable 124,015 239,029 Other payables and accruals 19 3,986,427 4,972,006 Amounts due to related companies 27 128,920 159,198 Income tax payables 15,049 15,049 Other current liabilities 33,277 24,246 Total current liabilities 5,908,787 7,418,252 Net current assets 2,120,842 4,570,959 Total assets less current liabilities 36,374,720 26,731,547

99Annual Report 2015 Financial Statements Consolidated Statement of Financial Position As at 31 December 2015 2014 HK$ HK$ Notes (in thousands) Non-current liabilities Interest-bearing borrowings 20 31,317,919 18,604,658 Land premiums payable — 124,015 Construction retentions payable 399,986 402,898 Other payables and accruals 19 381,178 434,601 Deferred tax liabilities 5 — 8,587 Interest rate swaps 4 836 — Other long-term liabilities 172,522 113,075 Total non-current liabilities 32,272,441 19,687,834 Net assets 4,102,279 7,043,713 Equity Equity attributable to owners of the Company Issued capital 21 5,196 5,196 Share premium account 22 161,746 161,746 Shares held for employee ownership scheme 21 (50,184) (16,154) Reserves 22 3,985,521 6,892,925 Total equity 4,102,279 7,043,713 Approved and authorized for issue by the Board on 30 March 2016. Stephen A. Wynn Matthew O. Maddox Director Director

100 Wynn Macau, Limited

Financial Statements
Consolidated Statement of Changes in Equity

		Attributable to owners of the Company									
	Notes	Issued Capital HK$	Share Premium Account HK$ (Note 22)	Shares held for employee ownership scheme HK$	Available-for-sale Investments Revaluation Reserve* HK$	Share Option Reserve* HK$	Other Reserves*# HK$	Statutory Reserve* HK$ (Note 22)	Retained Earnings* HK$	Currency Translation Reserve* HK$	Total Equity HK$
						(in thousands)					
At 1 January 2014		5,188	153,436	–	(423)	285,629	554,740	48,568	8,148,876##	16,828	9,212,842
Net profit for the year		–	–	–	–	–	–	–	6,445,435	–	6,445,435
Changes in fair value of available-for-sale investments, net of tax		–	–	–	423	–	–	–	–	–	423
Total comprehensive income for the year		–	–	–	423	–	–	–	6,445,435	–	6,445,858
Share-based payments	23	–	–	–	–	110,955	–	–	–	–	110,955
Exercise of share options		–	8,310	–	–	(2,317)	–	–	–	–	5,993
Shares issued for employee ownership scheme	21	8	–	(8)	–	–	–	–	–	–	–
Shares purchased for employee ownership scheme	21	–	–	(16,146)	–	–	–	–	–	–	(16,146)
2013 final dividend declared and paid		–	–	–	–	–	–	–	(5,084,179)	–	(5,084,179)
2014 interim dividend declared and paid	6	–	–	–	–	–	–	–	(3,631,610)	–	(3,631,610)
At 31 December 2014 and 1 January 2015		**5,196**	**161,746**	**(16,154)**	**–**	**394,267**	**554,740**	**48,568**	**5,878,522**	**16,828**	**7,043,713**
Net profit for the year		–	–	–	–	–	–	–	2,410,398	–	2,410,398
Total comprehensive income for the year		–	–	–	–	–	–	–	2,410,398	–	2,410,398
Share-based payments	23	–	–	–	–	128,659	–	–	–	–	128,659
Shares purchased for employee ownership scheme	21	–	–	(34,030)	–	–	–	–	–	–	(34,030)
Special dividend declared and paid	6	–	–	–	–	–	–	–	(5,446,461)	–	(5,446,461)
At 31 December 2015		**5,196**	**161,746**	**(50,184)**	**–**	**522,926**	**554,740**	**48,568**	**2,842,459**	**16,828**	**4,102,279**

* These reserve accounts comprise the consolidated reserves of HK$4.0 billion and HK$6.9 billion in the consolidated statements of financial position at 31 December 2015 and 2014, respectively.

\# "Other reserves" at 1 January 2015 is composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.

\## Retained earnings have been adjusted for the proposed final 2013 dividend in accordance with the current year's presentation, which is described in note 2.2 to the financial statements.

Annual Report 2015 | 101

Financial Statements
Consolidated Statement of Cash Flows

	Notes	For the year ended 31 December 2015 HK$	2014 HK$
		(in thousands)	
Operating activities			
Profit before tax		**2,416,860**	6,469,071
Adjustments to reconcile profit before tax to net cash flows from operating activities:			
Depreciation of property and equipment	3.3	**905,043**	890,869
Amortization of leasehold interest in land	3.3	**95,330**	95,330
Property charges and other	3.4	**11,599**	96,854
Provision (reversal of provision) for doubtful accounts, net	3.2	**63,419**	(24,710)
Share-based payment expense	3.1	**128,031**	110,694
Changes in fair value of interest rate swaps		**41,078**	34,049
Finance revenues	3.5	**(31,199)**	(142,438)
Finance costs	3.6	**595,628**	599,390
Loss on extinguishment of debt		**22,545**	—
Net foreign currency differences		**(12,853)**	5,766
Working capital adjustments:			
Decrease in inventories		**6,093**	11,096
Decrease/(increase) in trade and other receivables		**46,974**	(2,427)
Increase in prepayments and other assets		**(151,440)**	(14,295)
Decrease in accounts payable		**(443,631)**	(522,936)
Decrease in other payables, accruals and other liabilities		**(990,991)**	(1,753,844)
Decrease in net amounts due to related companies		**(207,115)**	(79,869)
Income taxes paid		**(15,049)**	(15,049)
Net cash flows generated from operating activities		**2,480,322**	5,757,551
Investing activities			
(Increase)/decrease in restricted cash and cash equivalents		**(8,388)**	1,542,760
Purchase of property and equipment, net of construction retentions payable		**(12,710,134)**	(8,311,870)
Proceeds from disposal of available-for-sale investments		**—**	37,470
Proceeds from sale of property and equipment and other assets		**8,259**	24,758
Interest received		**33,680**	155,358
Net cash flows used in investing activities		**(12,676,583)**	(6,551,524)
Financing activities			
Proceeds from borrowings		**26,519,638**	7,428,929
Repayment of borrowings		**(13,710,435)**	(533,435)
Payment of debt financing costs		**(465,794)**	(52,969)
Proceeds from the exercise of share options		**—**	5,993
Shares purchased for employee ownership scheme	21	**(34,030)**	(16,146)
Payment of land premiums		**(239,029)**	(227,511)
Interest paid		**(489,133)**	(426,908)
Dividend paid	6	**(5,446,461)**	(8,715,789)
Net cash flows generated from/(used in) financing activities		**6,134,756**	(2,537,836)
Net decrease in cash and cash equivalents		**(4,061,505)**	(3,331,809)
Cash and cash equivalents at 1 January		**10,789,890**	14,130,433
Effect of foreign exchange rate changes, net		**2,971**	(8,734)
Cash and cash equivalents at 31 December	17	**6,731,356**	10,789,890

102 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 1. CORPORATE AND GROUP INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered offi ce address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates a hotel and casino resort, Wynn Macau, which conducts gaming activities in casinos in Macau under a concession contract signed with the Macau Government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. The Group also owns a land concession for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) for a term of 25 years from May 2012. The Group is currently constructing an integrated resort, Wynn Palace, on the Cotai Land. WM Cayman Holdings Limited I owns approximately 72% of the Company and approximately 28% of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

Annual Report 2015 | 103

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2015

1. CORPORATE AND GROUP INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 31 December 2015:

Name	Place of incorporation/ operation	Principal activities	Nominal value of issued share/ registered capital	Interest held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts Macau, Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*

104 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 1. CORPORATE AND GROUP INFORMATION (CONTINUED) Information about subsidiaries (continued) * Shares directly held by the Company ** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profi t participation or economic interest. None of the subsidiaries had any debt securities outstanding at the end of the year or at any time during the year. WML Corp. Ltd., a wholly owned subsidiary of the Company, was incorporated in the Cayman Islands as an exempted company with limited liability during the year ended 31 December 2015. Contribution to Trust The Company has consolidated an operating entity within the Group without any legal interests. Due to the implementation of the employee ownership schemes of the Group mentioned in Note 23, the Company has set up a structured entity, Trust, and its particulars are as follows: Structured entity Principal activities Trust Administering and holding the Company’s Shares acquired for the employee ownership scheme, which is set up for the benefi ts of eligible persons of the scheme

105Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.1 BASIS OF PREPARATION These fi nancial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These fi nancial statements also comply with the applicable presentation and disclosure requirements of the Hong Kong Companies Ordinance relating to the preparation of fi nancial statements. They have been prepared on a historical cost basis, except for derivative fi nancial instruments, which have been measured at fair value as further explained in note 2.2. These fi nancial statements are presented in Hong Kong dollars and all values are rounded to the nearest thousand (HK$’000) except when otherwise indicated. Basis of consolidation The consolidated fi nancial statements comprise the fi nancial statements of the Company and its subsidiaries for the year ended 31 December 2015. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee). The subsidiaries are fully consolidated from the date on which control is transferred to the Group, and will continue to be consolidated until the date that such control ceases. The fi nancial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. On 15 May 2014, the Board of Directors approved an employee ownership scheme under which shares may be awarded to employees of the Group in accordance with the related terms and conditions. Pursuant to the rules of the employee ownership scheme, the Group has set up a Trust for the purpose of administering the employee ownership scheme and holding the awarded shares before they vest. As the Group has control over the Trust, the Directors of the Company consider that it is appropriate to consolidate the Trust. Inter-company transactions, balances and unrealized gains on transactions between group companies and dividends are eliminated in full on consolidation. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

106 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Fair value measurement The Group measures its derivative fi nancial instruments and available-for-sale investments at the end of each reporting period. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-fi nancial asset takes into account a market participant’s ability to generate economic benefi ts by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which suffi cient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the fi nancial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is signifi cant to the fair value measurement as a whole: Level 1 — based on quoted prices (unadjusted) in active markets for identical assets or liabilities Level 2 — based on valuation techniques for which the lowest level input that is signifi cant to the fair value measurement is observable, either directly or indirectly Level 3 — based on valuation techniques for which the lowest level input that is signifi cant to the fair value measurement is unobservable For assets and liabilities that are recognized in the fi nancial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is signifi cant to the fair value measurement as a whole) at the end of each reporting period.

107Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Goodwill Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any fair value of the Group’s previously held equity interests in the acquiree over the identifi able net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets of the subsidiary acquired, the difference is, after reassessment, recognized in the statement of profi t or loss and other comprehensive income as a gain on bargain purchase. Goodwill arising on acquisition is recognized in the consolidated statement of fi nancial position as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefi t from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period. Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

108 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Foreign currencies These fi nancial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the fi nancial statements of each entity are measured using that functional currency. Foreign currency transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the end of the reporting period. Differences arising on settlement or translation of monetary items are recognized in the statement of profi t or loss and other comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the dates when the fair values were measured. The gain or loss arising on retranslation of a non-monetary item is treated in line with the recognition of the gain or loss on change in fair value of the item. The functional currencies of subsidiaries are currencies other than the Hong Kong dollar. As at the end of the reporting period, the assets and liabilities of these entities are translated into Hong Kong dollars at the exchange rates prevailing at the end of the reporting period and their statement of profi t or loss are translated into Hong Kong dollars at the weighted average exchange rates for the year. The resulting exchange differences are recognized in other comprehensive income and accumulated in the currency translation reserve.

109Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Related parties A party is considered to be related to the Group if: (a) the party is a person or a close member of that person’s family and that person: (i) has control or joint control over the Group; (ii) has signifi cant infl uence over the Group; or (iii) is a member of the key management personnel of the Group or of a parent of the Group; or (b) the party is an entity where any of the following conditions applies: (i) the entity of the Group are members of the same group; (ii) one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity); (iii) the entity of the Group are joint ventures of the same third party; (iv) one entity is a joint venture of a third entity and the other entity is an associate of the third entity; (v) the entity is a post-employment benefi t plan for the benefi t of employees of either the Group or an entity related to the Group; (vi) the entity is controlled or jointly controlled by a person identifi ed in (a); (vii) a person identifi ed in (a)(i) has signifi cant infl uence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and (viii) the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group.

110 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Property and equipment Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after items of property and equipment have been put into operation, such as repair and maintenance costs, are recognized in the consolidated statement of profi t or loss and other comprehensive income in the period in which they are incurred. When signifi cant parts of property and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with specifi c useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the equipment as a replacement if the recognition criteria are satisfi ed. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the asset if the recognition criteria for a provision are met. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over their estimated useful lives. The estimated useful lives used are as follows: Buildings and improvements 10 to 45 years Furniture, fi xtures and equipment 3 to 5 years Leasehold improvements (shorter of remaining lease period and estimated useful life) 1 to 5 years An item of property and equipment is derecognized upon disposal or when no future economic benefi ts are expected from its use or disposal. Any gain or loss arising on derecognition of an asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profi t or loss and other comprehensive income when the asset is derecognized. Residual values, useful lives and methods of depreciation are reviewed at each fi nancial year end and adjusted prospectively, if appropriate. Construction in progress represents assets under development or construction, which are stated at cost less any impairment losses, and are not depreciated. Cost comprises the direct costs of construction and capitalized borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassifi ed to the appropriate category of property and equipment when completed and ready for use.

111Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leasehold interests in land Leasehold interests in land under operating leases are payments made on entering into or acquiring land-use rights over extended periods of time. The total lease payments are amortized on the straight-line basis over the lease terms in accordance with the expected pattern of consumption of the economic benefi ts embodied in the land-use right. Borrowing costs Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of the respective assets. The capitalization of such borrowing costs ceases when the assets are substantially ready for their intended use. All other borrowing costs are expensed in the period in which they are incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds. Impairment of non-fi nancial assets The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a cash-generating unit’s (“CGU”) fair value less costs of disposal and its value in use and is determined by individual asset, unless the asset does not generate cash infl ows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash fl ows are discounted to their present value using pre-tax discount rates that refl ect current market assessments of the time value of money and the risks specifi c to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If no such transactions can be identifi ed, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators. The Group bases its impairment calculations on detailed budgets and forecast calculations which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of fi ve years. For longer periods, a long-term growth rate is calculated and applied to projected future cash fl ows after the fi fth year.

112 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of non-fi nancial assets (continued) Impairment losses are recognized in the consolidated statement of profi t or loss and other comprehensive income in those expense categories consistent with the function of the impaired assets. For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment losses been recognized for the asset in prior years. Such reversal is recognized in the statement of profi t or loss and other comprehensive income unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase. Investments and other fi nancial assets Financial assets are classifi ed, at initial recognition, as fi nancial assets at fair value through profi t or loss, loans and receivables, or available-for-sale fi nancial assets, as appropriate. When fi nancial assets are recognized initially, they are measured at fair value plus transaction costs that are attributable to the acquisition of the fi nancial assets, except in the case of fi nancial assets recorded at fair value through profi t or loss. The Group determines the classifi cation of its fi nancial assets on initial recognition and, where allowed and appropriate, re-evaluates this designation at each fi nancial year end. All regular way purchases and sales of fi nancial assets are recognized on the trade date, which is the date that the Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of fi nancial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

113Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Investments and other fi nancial assets (continued) Subsequent measurement of loans and receivables Loans and receivables are non-derivative fi nancial assets with fi xed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables (including trade and other receivables, deposits, amounts due from related companies and cash and cash equivalents) are subsequently measured at amortized cost using the effective interest rate method less any allowances for impairments. Gains and losses are recognized in the statement of profi t or loss and other comprehensive income when the loans and receivables are derecognized or impaired, as well as through the amortization process. Available-for-sale investments Available-for-sale investments are non-derivative fi nancial assets in listed and unlisted debt securities. Debt securities in this category are those which are intended to be held for an indefi nite period of time and which may be sold in response to needs for liquidity or in response to changes in market conditions. After initial recognition, available-for-sale investments are subsequently measured at fair value, with unrealized gains or losses recognized as other comprehensive income in the available- for-sale investment revaluation reserve until the investment is derecognized, at which time the cumulative gain or loss is recognized in the statement of profi t or loss and other comprehensive income, or until the investment is determined to be impaired, when the cumulative gain or loss reclassifi ed from the available-for-sale investment revaluation reserve to the statement of profi t or loss and other comprehensive income in other expenses. Interest earned while holding the available-for-sale investments is reported as fi nance revenue in the statement of profi t or loss and other comprehensive income in accordance with the policy set out for “Revenue recognition” below.

114 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of fi nancial assets The Group assesses at each statement of fi nancial position date whether there is objective evidence that a fi nancial asset or a group of fi nancial assets is impaired. Assets carried at amortized cost If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash fl ows (excluding future expected credit losses that have not been incurred) discounted at the fi nancial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced through use of an allowance account and the loss is recognized in the statement of profi t or loss and other comprehensive income. If, in a subsequent period, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to other expenses in the statement of profi t or loss and other comprehensive income. In relation to trade receivables, a provision for impairment is made when there is objective evidence (such as the probability of insolvency or signifi cant fi nancial diffi culties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the transaction. The carrying amount of the receivables is reduced through the use of an allowance account. Impaired debts are derecognized when they are assessed as uncollectible.

115Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of fi nancial assets (continued) Available-for-sale investments For available-for-sale investments, the Group assesses at the end of each reporting period whether there is objective evidence that an investment or a group of investments is impaired. If an available-for-sale investment is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the statement of profi t or loss and other comprehensive income, is removed from other comprehensive income and recognized in the statement of profi t or loss and other comprehensive income. In the case of debt instruments classifi ed as available-for-sale, impairment is assessed based on the same criteria as fi nancial assets carried at amortized cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortized cost and the current fair value, less any impairment loss on that investment previously recognized in the statement of profi t or loss and other comprehensive income. Future interest income continues to be accrued based on the reduced carrying amount of the asset and is accrued using the rate of interest used to discount the future cash fl ows for the purpose of measuring the impairment loss. The interest income is recorded as part of fi nance revenue. Impairment losses on debt instruments are reversed through the statement of profi t or loss and other comprehensive income if the increase in fair value of the instruments can be objectively related to an event occurring after the impairment loss was recognized in the statement of profi t or loss and other comprehensive income. Inventories Inventories are valued at the lower of cost and net realizable value. Cost is determined on the fi rst-in, fi rst-out, weighted average or specifi c identifi cation methods as appropriate. Net realizable value is based on estimated selling prices less estimated costs to be incurred on completion and disposal. Cash and cash equivalents Cash and cash equivalents in the consolidated statement of fi nancial position and the consolidated statement of cash fl ows comprise cash at banks and on hand and short term deposits with an original maturity of three months or less, which are not restricted as to use.

116 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Financial liabilities The Group’s fi nancial liabilities are classifi ed as other fi nancial liabilities, which include accounts payable, land premiums payable, construction retentions payable, other payables, amounts due to related companies, interest-bearing borrowings, and other current and long-term liabilities and are subsequently measured at amortized cost, using the effective interest rate method. Interest-bearing loans and borrowings All loans and borrowings are initially recognized at fair value less directly attributable transaction costs, and have not been designated as “fair value through profi t or loss”. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost, using the effective interest rate method. Gains and losses are recognized in the statement of profi t or loss and other comprehensive income when the liabilities are derecognized as well as through the effective interest rate method (“EIR”) amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in fi nance costs in the statement of profi t or loss and other comprehensive income. Derivative fi nancial instruments The Group uses derivative fi nancial instruments, such as interest rate swaps, to manage risks associated with interest rate fl uctuations. Such derivative fi nancial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at fair value. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instrument and other market conditions and, therefore, is subject to signifi cant estimation and a high degree of variability of fl uctuation between periods. The Group adjusts this amount by applying a non- performance valuation after considering the Group’s creditworthiness or the creditworthiness of the Group’s counterparties at each settlement date. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. All gains or losses arising from changes in fair value on derivatives are taken directly to the statement of profi t or loss and other comprehensive income as none of the derivatives qualify for hedge accounting. The fair value of interest rate swap contracts is determined by using appropriate valuation techniques.

117Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Financial liabilities (continued) Current versus non-current classifi cation Derivative instruments that are not designated as effective hedging instruments are classifi ed as current or non-current or separated into current and non-current portions based on an assessment of the facts and circumstances (i.e., the underlying contracted cash fl ows). Derecognition of fi nancial assets and liabilities Financial assets A fi nancial asset (or, where applicable, a part of a fi nancial asset or part of a group of similar fi nancial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statement of fi nancial position) when: the rights to receive cash fl ows from the asset have expired; or the Group has transferred its rights to receive cash fl ows from the asset or has assumed an obligation to pay cash fl ow receipts in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset. When the Group has transferred its rights to receive cash fl ows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risks and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that refl ects the rights and obligations that the Group has retained. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

118 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Derecognition of fi nancial assets and liabilities (continued) Financial liabilities A fi nancial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing fi nancial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modifi ed, such an exchange or modifi cation is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the statement of profi t or loss and other comprehensive income. Offsetting of fi nancial instruments Financial assets and fi nancial liabilities are offset and the net amount is reported in the statement of fi nancial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously. Provisions Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outfl ow of resources embodying economic benefi ts will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of profi t or loss and other comprehensive income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that refl ects, where appropriate, the risks specifi c to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a fi nance cost in the statement of profi t or loss and other comprehensive income.

119Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Pensions and other post employment benefi ts The Group operates a defi ned contribution retirement benefi t scheme (the “Scheme”). The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. The contributions are charged to the consolidated statement of profi t or loss and other comprehensive income as they become payable in accordance with the rules of the Scheme. Share-based payments Employees (including senior executives and directors) of the Group receive remuneration in the form of share-based payments; whereby, employees render services as consideration for equity instruments in the form of common shares or options to purchase common shares of the ultimate parent company, Wynn Resorts, Limited, or beginning in September 2009, the Company. In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifi cally identifi ed, they are measured as the difference between the fair value of the share-based payment transactions and the fair value of any identifi able goods or services received at the grant date. This is then capitalized or expensed as appropriate. Equity-settled transactions The cost of equity-settled transactions with employees, for awards granted after 7 November 2002, is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in note 23.

120 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Share-based payments (continued) Equity-settled transactions (continued) The cost of equity-settled transactions is recognized in employee benefi t expense, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfi lled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognized for equity- settled transactions at each reporting date until the vesting date refl ects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated statement of profi t or loss and other comprehensive income for a period represents the movement in cumulative expense recognized as of the beginning and end of that period and is recognized in staff costs. Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are refl ected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are refl ected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions. For awards that do not ultimately vest because non-market performance and/or service conditions have not been met, no expense is recognized. When awards include a market or non-vesting condition, the transactions are treated as vesting irrespective of whether the market or non-vesting condition is satisfi ed, provided that all other performance and/or service conditions are satisfi ed. Where the terms of an equity-settled award are modifi ed, as a minimum an expense is recognized as if the terms had not been modifi ed, if the original terms of the award are met. In addition, an expense is recognized for any modifi cation that increases the total fair value of the share-based payment, or is otherwise benefi cial to the employee as measured at the date of modifi cation.

121Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Share-based payments (continued) Equity-settled transactions (continued) Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modifi cation of the original award, as described in the previous paragraph. All cancellations of equity-settled transaction awards are treated equally. The dilutive effect of outstanding options is refl ected as additional share dilution in the computation of diluted earnings per share. As disclosed in note 23 to the fi nancial statements, the Group has set up the Trust for the employee ownership scheme, where the Trust purchases Shares issued by the Group and the consideration paid by the Company, including any directly attributable incremental costs, is presented as “Shares held for employee ownership scheme” and deducted from the Group’s equity. Leases The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at its inception and whether the fulfi llment of the arrangement is dependent on the use of a specifi c asset or the arrangement conveys a right to use the asset. Group as a lessee Leases where the Group does not transfer substantially all the risks and benefi ts of ownership of the asset are classifi ed as operating leases. Operating lease payments are recognized as an operating expense in the statement of profi t or loss and other comprehensive income on the straight-line basis over the lease terms. Group as a lessor When an asset is leased out under an operating lease, the asset is included in the statement of fi nancial position based on the nature of the asset. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income. Contingent rents are recognized as revenue in the period in which they are earned.

122 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue recognition Revenue is recognized to the extent that it is probable the economic benefi ts will fl ow to the Group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defi ned terms of payment and excluding taxes or duties. Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in customers’ possession. Revenues are recognized net of certain sales incentives. Accordingly, the Group’s casino revenues are reduced by commissions and points earned in customer loyalty programs. Rooms, food and beverage, retail and other operating revenues are recognized when services are performed or the retail goods are sold. Deposits received from customers in advance on rooms or other services are recorded as liabilities until the services are provided to the customers. The retail value of accommodation, food and beverage, and other services furnished to guests without charge is excluded from total operating revenues in the accompanying consolidated statement of profi t or loss and other comprehensive income. The amounts of such promotional allowances excluded from total operating revenues are as follows: For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Rooms 848,987 905,011 Food and beverage 374,255 557,732 Retail and other 42,553 49,243 1,265,795 1,511,986

123Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue recognition (continued) Retail and other revenue includes rental income which is recognized on a time proportion basis over the lease terms. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements. Finance revenue is accrued on a time basis by reference to the principal outstanding and at the applicable interest rates. Taxes Current income tax Current income tax assets and liabilities are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates. Deferred income tax Deferred income tax is provided using the liability method on temporary differences at the end of the reporting period between the tax basis of assets and liabilities and their carrying amounts for fi nancial reporting purposes. Deferred income tax liabilities are recognized for all taxable temporary differences, except: when the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profi t nor taxable profi t or loss; and in respect of taxable temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

124 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes (continued) Deferred income tax (continued) Deferred income tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are only recognized to the extent that it is probable that taxable profi ts will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized, except: when the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profi t nor taxable profi t or loss; and in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent it is probable the temporary differences will reverse in the foreseeable future and taxable profi ts will be available against which the temporary differences can be utilized. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that suffi cient taxable profi ts will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent it has become probable that future taxable profi ts will allow the deferred tax asset to be recovered. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

125Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Gaming taxes and premiums According to the Concession Agreement granted by the Macau Government and the relevant legislation, the Group is required to pay a 35% gaming tax on gross gaming win. The Group is also required to pay an additional 4% of gross gaming win as public development and social related contributions. The Group also makes certain variable and fi xed payments to the Macau Government based on the number of slot machines and table games in operation on a monthly and yearly basis, respectively. These expenses are reported as “gaming taxes and premiums” in the consolidated statement of profi t or loss and other comprehensive income. Fine art The Group’s fi ne art is stated at cost less any accumulated impairment. Any fi ne art impairment is assessed based on the CGU to which it belongs. No impairment has been recognized for the years ended 31 December 2015 and 2014. Fine art is derecognized upon disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profi t or loss and other comprehensive income when the asset is derecognized. Dividends Final dividends are recognized as a liability when they are approved by the shareholders in a general meeting. In prior years, fi nal dividends proposed by the directors were classifi ed as a separate allocation of retained earnings within the equity section of the statement of fi nancial position, until they have been approved by the shareholders in a general meeting. Following the implementation of the Hong Kong Companies Ordinance (Cap 622), proposed fi nal dividends are disclosed in the notes to the fi nancial statements. Interim/special dividends are simultaneously proposed and declared because the Company’s memorandum and articles of association grant the Directors the authority to declare interim/ special dividends. Consequently, interim/special dividends are recognized immediately as a liability when they are proposed and declared.

126 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Statutory reserve In accordance with the provisions of the Macau Commercial Code, Wynn Macau, Limited’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of their annual net profi t to a legal reserve until that reserve equals 25% of their issued capital. This reserve is not distributable to shareholders. 2.3 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) The Group has adopted the following revised IFRSs for the fi rst time for the current year fi nancial statements: Amendments to IAS 19 Defi ned Benefi t Plans: Employee Contributions Annual Improvements 2010–2012 Cycle Amendments to a number of IFRSs Annual Improvements 2011–2013 Cycle Amendments to a number of IFRSs The adoption of the above revised standards has had no signifi cant fi nancial effect on these fi nancial statements. In addition, the Company has adopted the amendments to the Listing Rules issued by the Hong Kong Stock Exchange relating to the disclosure of fi nancial information with reference to the Hong Kong Companies Ordinance (Cap. 622) during the current fi nancial year. The main impact of the amendments is on the presentation and disclosure of certain information in the consolidated fi nancial statements.

127Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.4 ISSUED BUT NOT YET EFFECTIVE IFRSs The Group has not applied the following new and revised IFRSs, that have been issued but are not effective for the year ended 31 December 2015. IFRS 9 Financial Instruments3 Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets Between an Investor and its Associate or Joint Venture5 Amendments to IFRS 10, IFRS 12 and IAS 28 Investment Entities: Applying the Consolidation Exception1 Amendments to IFRS 11 Accounting for Acquisitions of Interests in Joint Operations1 IFRS 15 Revenue from Contracts with Customers3 IFRS 16 Leases4 Amendments to IAS 1 Disclosure Initative1 Amendments to IAS 7 Disclosure Initative2 Amendments to IAS 12 Recognition of Deferred Tax Assets for Unrealised Losses2 Amendments to IAS 16 and IAS 38 Clarifi cation of Acceptable Methods of Depreciation and Amortisation1 Amendments to IAS 27 Equity Method in Separate Financial Statements1 Annual Improvements 2012–2014 Cycle Amendments to a number of IFRSs1 1 Effective for annual periods beginning on or after 1 January 2016 2 Effective for annual periods beginning on or after 1 January 2017 3 Effective for annual periods beginning on or after 1 January 2018 4 Effective for annual periods beginning on or after 1 January 2019 5 No mandatory effective date yet determined but is available for adoption Further information about those IFRSs that are expected to be applicable to the Group on the respective effective dates is as set out below. In July 2014, the IASB issued the fi nal version of IFRS 9, bringing together all phases of the fi nancial instruments project to replace IAS 39 and all previous versions of IFRS 9. The standard introduces new requirements for classifi cation and measurement, impairment and hedge accounting. The Group expects to adopt IFRS 9 from 1 January 2018 and is currently assessing its impact upon adoption.

128 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.4 ISSUED BUT NOT YET EFFECTIVE IFRSs (CONTINUED) IFRS 15 establishes a new fi ve-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that refl ects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach for measuring and recognizing revenue. The standard also introduces extensive qualitative and quantitative disclosure requirements, including disaggregation of total revenue, information about performance obligations, changes in contract asset and liability account balances between periods and key judgments and estimates. The standard will supersede all current revenue recognition requirements under IFRSs. In September 2015, the IASB issued an amendment to IFRS 15 regarding a one-year deferral of the mandatory effective date of IFRS 15 to 1 January 2018. The Group expects to adopt IFRS 15 on 1 January 2018 and is currently assessing its impact upon adoption. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases for the lessee and the lessor to a contract. For the lessee, IFRS 16 introduces a single accounting model for all leases, with certain exemptions, which requires lessees to recognize most leases on their balance sheets. For the lessor, IFRS 16 substantially carries forward the lessor accounting requirements in IAS 17. The Group expects to adopt IFRS 16 on 1 January 2019 and is currently assessing its impact upon adoption. 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES The preparation of the Group’s consolidated fi nancial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates may result in outcomes that may require a material adjustment to the carrying amount of the asset or liability affected in the future. Key sources of estimation uncertainty and critical judgments in applying the Group’s accounting policies, which have a signifi cant effect on the fi nancial statements are set out below.

129Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Useful lives of property and equipment The useful lives of assets are based on management’s estimations. Management considers the impact of changes in technology, customer service requirements, availability of capital funding and the required return on assets and equity to determine the optimum useful life expectation for each of the individual categories of property and equipment. The estimations of residual values of assets are also based on management’s judgments as to whether the assets will be sold or used to the end of their useful lives and what their condition will be like at that time. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. Management’s periodic reviews on the estimations made could result in changes in depreciable lives and, therefore, depreciation expense in future periods. Effective 1 September 2015, the Group has changed its estimate of the remaining useful lives of buildings and improvements to better refl ect the estimated periods during which these assets are expected to remain in service. For details, refer to note 3.3 to the fi nancial statements. Impairment of non-fi nancial assets Management is required to make judgments concerning the cause, timing and amount of impairments. In the identifi cation of impairment indicators, management considers the impact of changes in current competitive conditions, cost of capital, availability of funding, technological obsolescence, discontinuance of services and other circumstances that could indicate that an impairment exists. The Group applies the impairment assessments to its separate CGUs. This requires management to make signifi cant judgments concerning the existence of impairment indicators, identifi cation of separate CGU’s remaining useful lives of assets and estimates of projected cash fl ows and fair values less costs of disposal. For non- fi nancial assets other than goodwill, management’s judgments are also required when assessing whether a previously recognized impairment loss should be reversed. Where impairment indicators exist, the determination of the recoverable amount of a CGU requires management to make assumptions to determine the fair value less costs of disposal and value in use. In addition, for goodwill, the recoverable amount is estimated annually whether or not there is any indication of impairment.

130 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Impairment of non-fi nancial assets (continued) Key assumptions on which management has based its determinations of fair values less costs of disposal include the existence of binding sale agreements, and for the determination of values in use include projected revenues, gross margins, and average revenue per asset component, capital expenditures, expected customer base and market share. Management is also required to choose suitable discount rates in order to calculate the present values of those cash fl ows. Changes in key assumptions on which the recoverable amounts of assets are based could signifi cantly affect the Group’s fi nancial condition and results of operations. Impairment of accounts receivable Management evaluates the reserve for bad debts based on specifi c reviews of customer accounts as well as experience with collection trends in the casino industry and current economic and business conditions. As customer payment experience evolves, management will continue to refi ne the estimated reserve for bad debts. Accordingly, the associated provision for doubtful accounts charge may fl uctuate. Because individual customer account balances can be signifi cant, the reserve and the provision can change signifi cantly between periods, as customer information becomes known or as changes in a region’s economy or legal systems occur. Refer to note 14 for the carrying amount of the allowances for accounts receivables as at the respective year ends. Segment reporting Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the year ended 31 December 2015, the Group reviews Wynn Macau and Wynn Palace as two reportable segments. Fair value estimation — fi nancial assets and liabilities Financial assets and liabilities are recognized or disclosed at fair values. The fair values of fi nancial instruments traded in active markets are based on quoted market prices. In assessing the fair values of non-traded instruments, discounted cash fl ows or market assessments are used. The nominal values less any estimated credit realizable value adjustments for fi nancial assets and liabilities with a maturity of less than one year, including prepayments, other payables or current borrowings, are assumed to approximate their fair values. Management determines these assumptions by reviewing current market rates, making industry comparisons and reviewing conditions relevant to the Group.

131Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Fair value estimation — Black-Scholes valuation model The Group uses the Black-Scholes valuation model to value Wynn Resorts, Limited’s and Wynn Macau, Limited’s grants of options issued. The Black-Scholes valuation model uses assumptions of expected volatility, risk-free interest rates, the expected terms of options granted, and expected rates of dividends. Changes in these assumptions could materially affect the estimated fair values. Expected volatility is based on implied and historical factors related to Wynn Resorts, Limited’s and Wynn Macau, Limited’s common stock. Expected term represents the weighted average time between the option’s grant date and its exercise date. The risk-free interest rate used is equal to the U.S. Treasury yield curve and the Hong Kong Exchange Fund Bills for the WRL Omnibus Plan and Wynn Macau, Limited’s share option scheme, respectively, at the time of grant for the period equal to the expected term. Income taxes Income taxes represent the sum of income taxes currently payable and any deferred taxes. The calculation of deferred income taxes and any associated tax reserve is subject to a signifi cant amount of judgment. The Group’s income tax returns may be examined by governmental authorities. Accordingly, the Group reviews any potentially unfavorable tax outcome and, when an unfavorable outcome is identifi ed as probable and can be reasonably estimated, a tax reserve is established. 3. OTHER REVENUES AND EXPENSES 3.1 Staff costs For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Wages and salaries 2,557,286 2,383,800 Other costs and benefi ts 302,847 284,604 Expense of share-based payments 128,031 110,694 Retirement plan contributions 87,515 67,339 Employee relations and training 35,722 30,893 Social security costs 10,015 7,686 3,121,416 2,885,016

132 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.1 Staff costs (continued) “Other costs and benefi ts” includes rental expense for staff housing of approximately HK$32.4 million for the year ended 31 December 2015 (2014: HK$22.1 million). 3.2 Other operating expenses For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Gaming promoters’ commissions 881,883 1,674,904 License fees 730,890 1,147,959 Cost of sales 299,810 452,619 Advertising and promotions 212,462 294,544 Utilities and fuel 192,323 198,577 Repairs and maintenance 189,652 158,705 Operating supplies and equipment 155,121 157,077 Corporate support services and other 82,634 184,531 Provision/(reversal of provision) for doubtful accounts, net 63,419 (24,710) Operating rental expenses 60,077 54,060 Other support services 50,629 50,686 Auditors’ remuneration 5,574 4,008 Other expenses 305,509 272,954 3,229,983 4,625,914

133Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.3 Depreciation and amortization For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Depreciation of property and equipment 905,043 890,869 Amortization of leasehold interest in land 95,330 95,330 1,000,373 986,199 Depreciation and amortization expenses of approximately HK$3,423,000 and HK$841,000 respectively, for the year ended 31 December 2015 (2014: HK$3,418,000 and HK$841,000, respectively) are excluded from the table above and are classifi ed as staff costs and included in other costs and benefi ts in note 3.1 to the fi nancial statements. Such balances are related to a home purchased by WRM for the use by one of the Group’s executives as described in note 27 to the fi nancial statements. The Group reviews the remaining estimated useful lives of its property and equipment on an ongoing basis. In the review of estimated useful lives of buildings and improvements for Wynn Macau, the Group considers factors such as liberalization of the gaming industry in Macau, market expansion and actions taken by the Macau government regarding concession renewals. This review during the third quarter of 2015 indicated that the Group’s estimated useful lives of buildings and improvements extend beyond the current expiration of the gaming concession in June 2022 and land concession in August 2029. As a result, effective 1 September 2015, the Group changed its estimate of remaining useful lives of buildings and improvements for Wynn Macau to better refl ect the estimated periods during which these assets are expected to remain in service. The maximum useful life of buildings and improvements for Wynn Macau was increased to 45 years from the date placed in service. The effect of this change in estimate for the year ended 31 December 2015 was to reduce depreciation expense and increase net income by HK$57.4 million.

134 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.4 Property charges and other For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Loss on disposals and abandonment of assets, net 11,599 97,081 Others — (227) 11,599 96,854 3.5 Finance revenues For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Interest income from: Unlisted available-for-sale investments — 215 Cash at banks 31,199 142,223 31,199 142,438

Annual Report 2015 | 135

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2015

3. OTHER REVENUES AND EXPENSES (CONTINUED)

3.6 Finance costs

	For the year ended 31 December	
	2015	2014
	HK$	HK$
	(in thousands)	
Interest expense	**884,056**	715,106
Bank fees for unused facilities	**43,361**	73,424
Amortization of debt financing costs	**94,232**	82,066
Less: capitalized interest	**(426,021)**	(271,206)
	595,628	599,390

The interest was capitalized using a weighted average rate of 3.17% for the year ended 31 December 2015 (2014: 4.37%).

4. INTEREST RATE SWAPS

As at 31 December 2015, the Group had three interest rate swap agreements. Under two swap agreements, the Group paid a fixed interest rate of 0.73% on total Hong Kong dollar borrowings of approximately HK$3.95 billion incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. As at 31 December 2015, these two interest rate swaps fixed the interest rate on approximately HK$3.95 billion of borrowings under the Amended Wynn Macau Credit Facilities at 2.23% to 2.98% (2014: 2.48% to 3.23%).

Under the third swap agreement, the Group paid a fixed interest rate of 0.6763% on U.S. dollar borrowings of US$243.8 million (approximately HK$1.8 billion) incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. As at 31 December 2015, this interest rate swap fixed the interest rate on US$243.8 million (approximately HK$1.8 billion) of borrowings under the Amended Wynn Macau Credit Facilities at 2.18% to 2.93% (2014: 2.43% to 3.18%).

All three of the above swap agreements will terminate in July 2017.

136 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 4. INTEREST RATE SWAPS (CONTINUED) The carrying value of the interest rate swaps on the consolidated statement of fi nancial position approximates their fair value. The fair value approximates the amount that the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current and predictions of future interest rate levels along a yield curve, the remaining duration of the instrument and other market conditions and, therefore, is subject to signifi cant estimation and a high degree of variability of fl uctuation between periods. The Group adjusts this amount by applying a non-performance valuation, considering its creditworthiness or the creditworthiness of its counterparties at the settlement dates, as applicable. These transactions do not qualify for hedge accounting and accordingly, changes in fair value are charged to the consolidated statement of profi t or loss and other comprehensive income. The Group’s liabilities under the swap agreements are secured by the same collateral package securing the Amended Wynn Macau Credit Facilities. 5. INCOME TAX EXPENSE The major components of the income tax expense for the years ended 31 December 2015 and 2014 were: For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Income tax expense: current — overseas 15,049 15,049 deferred — overseas (8,587) 8,587 6,462 23,636 No provision for Hong Kong profi ts tax for the year ended 31 December 2015 has been made as there was no assessable profi t generated in Hong Kong (2014: nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (2014: 12%).

137Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 5. INCOME TAX EXPENSE (CONTINUED) The tax position for the years ended 31 December 2015 and 2014 reconciles to the profi t before tax as follows: For the year ended 31 December 2015 2014 HK$ % HK$ % (in thousands, except for percentages) Profi t before tax 2,416,860 6,469,071 Tax at the applicable income tax rate 290,023 12.0 776,289 12.0 Income not subject to tax (554,543) (22.9) (1,010,405) (15.6) Macau dividend tax 15,049 0.6 15,049 0.2 Deferred tax not recognized 166,845 6.9 161,354 2.5 Others 89,088 3.7 81,349 1.3 Effective tax expense for the year 6,462 0.3 23,636 0.4

138 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 5. INCOME TAX EXPENSE (CONTINUED) Deferred income tax as at 31 December 2015 and 2014 relates to the following: Consolidated Statement of Financial Position as at 31 December Consolidated Statement of Profi t or Loss and Other Comprehensive Income for the Year Ended 31 December 2015 2014 2015 2014 HK$ HK$ HK$ HK$ (in thousands) Deferred tax liability: Property, equipment and other (59,534) (19,786) 39,748 19,786 Interest rate swap market value adjustment (581) (5,510) (4,929) (4,086) (60,115) (25,296) Deferred income tax asset: Pre-opening costs and other 110,176 59,186 (50,990) (35,573) University of Macau Development Foundation contribution 11,491 12,829 1,338 1,273 Tax losses carried forward 272,030 232,403 (39,627) (22,366) Executive compensation 2,055 1,682 (373) (371) Property, equipment and other 219,518 180,698 (38,820) (42,278) Share-based payment plan 10,646 7,432 (3,214) (7,432) Less: allowances (565,801) (477,521) 88,280 99,634 60,115 16,709 Deferred income tax (benefi t)/expense (8,587) 8,587 Deferred tax liability, net — (8,587)

Annual Report 2015 | 139

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2015

5. INCOME TAX EXPENSE (CONTINUED)

The Group incurred Macau tax losses of approximately HK$985.7 million, HK$699.5 million and HK$581.7 million during the tax years ended 31 December 2015, 2014, and 2013, respectively. These tax losses will expire in 2018, 2017 and 2016, respectively. As at 31 December 2015, the Group's deferred tax assets relating to the pre-opening costs and other, University of Macau Development Foundation contribution, share-based payment plan, executive compensation, fixed assets and tax loss carryforwards amounting to HK$565.8 million (2014: HK$477.5 million) were not recognized as the Group determined it was not probable that future taxable profits will be available against which the deferred tax asset could be utilized.

Effective 6 September 2006, WRM received a 5-year exemption from Macau's 12% Complementary Tax on casino gaming profits (the "Tax Holiday"). On 30 November 2010, WRM received an additional 5-year exemption effective from 1 January 2011 through 31 December 2015. On 15 October 2015, WRM received the third 5-year exemption effective from 1 January 2016 through 31 December 2020. Accordingly, the Group was exempted from the payment of approximately HK$321.0 million in such tax for the year ended 31 December 2015 (2014: HK$768.4 million). The Group's non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

In June 2009, WRM entered into the WRM Shareholder Dividend Tax Agreement, effective retroactively to 2006, with the Macau Special Administrative Region that provided for annual payments of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits. The term of this agreement was five years, which coincided with the Tax Holiday which began in 2006. In November 2010, WRM applied for a 5-year extension of this agreement. In August 2011, the 5-year extension was granted with an annual payment of MOP15.5 million (approximately HK$15.0 million) due to the Macau Special Administration Region for each of the years 2011 through 2015. On 2 June 2015, WRM applied for an extension of this agreement for an additional five years through 31 December 2020.

140 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 5. INCOME TAX EXPENSE (CONTINUED) The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries fi le income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2011 to 2014 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Government of the Macau Special Administrative Region (the “Financial Services Bureau”). In 2014, the Financial Services Bureau issued tax assessments for the years 2009, 2010 and 2011. In June 2015, the Financial Services Bureau commenced an examination of the 2012 Complementary Tax returns for WRM and in November 2015, the Financial Services Bureau issued its tax assessment for the year 2012. While no additional tax was due, adjustments were made to WRM’s tax loss carryforwards. Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identifi ed as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. As of 31 December 2015, the Group has unrecognized tax losses of HK$2.2 billion (2014: HK$1.9 billion) and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. 6. DIVIDENDS For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Special dividend for 2014 of HK$1.05 (2013: nil) per Share 5,446,461 — Interim dividend paid of nil (2014: HK$0.70) per Share — 3,631,610 5,446,461 3,631,610 On 30 March 2016, the Board declared a special dividend of HK$0.60 per Share which is expected to be paid on 27 April 2016.

141Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings per Share amount for the year ended 31 December 2015 is based on the consolidated net profi t attributable to owners of the Company and on the weighted average number of Shares of 5,186,778,378 in issue (2014: 5,187,753,416) excluding Shares reserved and purchased for the Company’s employee ownership scheme. Shares of 3,091,000 (2014: Shares of 650,000) were purchased and none of Shares (2014: Shares of 7,511,000) were issued and reserved for the Company’s employee ownership scheme during the year. The diluted earnings per Share amount for the year ended 31 December 2015 is calculated based on the consolidated net profi t attributable to owners of the Company and on the weighted average number of Shares of 5,186,943,827 (2014: 5,188,434,895) including weighted average number of Shares in issue of 5,186,778,378 during the year (2014: 5,187,753,416) plus weighted average number of potential Shares of 165,449 (2014: 681,479) arising from the deemed exercise of share options and deemed vesting of awards under the Company’s employee ownership scheme (see also note 23). 8. SEGMENT INFORMATION The Group reviews the results of operations for each of its operating segments. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). The Group identifi es each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group’s organizational and management reporting structure. During the year ended 31 December 2015, the Group also reviews construction and development activities for its project under development, Wynn Palace as a separate reportable segment, in addition to its operating segment. The Group’s profi ts were contributed by Wynn Macau during the years ended 31 December 2015 and 2014 and accordingly no segment results are presented for the years ended 31 December 2015 and 2014. Other Macau primarily represents cash and investment securities held at the Company.

142 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 8. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Capital expenditures Wynn Macau 555,487 684,474 Wynn Palace 12,153,005 7,623,623 Other Macau 1,642 3,773 Total 12,710,134 8,311,870 For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Total assets Wynn Macau# 11,398,086 12,481,781 Wynn Palace 26,618,462 14,401,006 Other Macau 4,266,959 7,267,012 Total 42,283,507 34,149,799 For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Non-current assets Macau# 34,235,520 22,151,362 Hong Kong 18,358 9,226 Total 34,253,878 22,160,588 # Total assets of Wynn Macau and non-current assets of Macau include goodwill of HK$398,345,000 (2014: HK$398,345,000).

Annual Report 2015 | 143

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2015

9. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of the property and equipment and construction in progress is set forth below.

	Buildings and Improvements HK$	Furniture Fixtures and Equipment HK$	Leasehold Improvements HK$ (in thousands)	Construction in Progress HK$	Total Property and Equipment HK$
Cost:					
At 1 January 2014	9,651,586	2,411,084	13,881	4,299,751	16,376,302
Additions	8,572	143,148	1,591	8,898,440	9,051,751
Transfers	160,269	81,918	61,391	(303,578)	—
Abandonments/disposals	(209,230)	(65,895)	(417)	(3,830)	(279,372)
At 31 December 2014	9,611,197	2,570,255	76,446	12,890,783	25,148,681
Additions	21,039	142,938	4,169	12,637,222	12,805,368
Transfers	712,475	189,177	930	(902,582)	—
Abandonments/disposals	(33,875)	(67,287)	—	(3,670)	(104,832)
At 31 December 2015	**10,310,836**	**2,835,083**	**81,545**	**24,621,753**	**37,849,217**
Depreciation:					
At 1 January 2014	3,203,200	2,000,607	13,266	—	5,217,073
Depreciation charged for the year	685,204	191,372	17,711	—	894,287
Abandonments/disposals	(94,038)	(63,234)	(261)	—	(157,533)
At 31 December 2014	3,794,366	2,128,745	30,716	—	5,953,827
Depreciation charged for the year	691,502	188,372	28,592	—	908,466
Abandonments/disposals	(18,914)	(66,060)	—	—	(84,974)
At 31 December 2015	**4,466,954**	**2,251,057**	**59,308**	**—**	**6,777,319**
Net carrying amount:					
At 31 December 2015	**5,843,882**	**584,026**	**22,237**	**24,621,753**	**31,071,898**
At 31 December 2014	5,816,831	441,510	45,730	12,890,783	19,194,854
At 1 January 2014	6,448,386	410,477	615	4,299,751	11,159,229

144 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 10. LEASEHOLD INTERESTS IN LAND The Group has the leasing rights for certain land in Macau under a 25-year concession, which will expire in August 2029, granted by the Macau Government in return for the payment of a premium, all installments of which were paid before 31 December 2009. In 2011, the Group formally accepted the draft terms and conditions of a 25-year land concession from the Macau Government for the Cotai Land. The land premium of MOP1,547.4 million (approximately HK$1,502.4 million) comprises a down payment of MOP500 million (approximately HK$485.4 million), made in December 2011, and eight additional semi-annual payments of MOP130.9 million (approximately HK$127.1 million) each, including 5% interest as required by the Macau Government. The fi rst of the eight semi-annual payments was paid in November 2012, six months after the publication of the Cotai Land concession in the offi cial gazette of Macau. Land concessions in Macau are generally renewable for additional periods, subject to applicable legislation. Leasehold interests which recognize the premiums and other capitalized costs are set forth below. As at 31 December 2015 2014 HK$ HK$ (in thousands) Cost: At beginning and end of the year 2,384,022 2,384,022 Amortization: At beginning of the year 409,057 312,886 Amortization charge for the year 96,171 96,171 At end of the year 505,228 409,057 Net carrying amount 1,878,794 1,974,965

Annual Report 2015 | 145

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2015

11. GOODWILL

In September 2004, the Group acquired all of the 17.5% indirect ownership interests in WRM held by third parties, in exchange for 1,333,333 shares of Wynn Resorts, Limited's common stock. Mr. Wong Chi Seng, one of the third parties, retained a direct 10% voting and social interest in WRM and served as Executive Director of WRM. Mr. Wong Chi Seng has since ceased to be Executive Director of WRM and transferred his entire interest in WRM to Ms. Linda Chen on 1 October 2015. Ms. Linda Chen serves as Executive Director of WRM since 1 October 2015. The acquired shares provide, in aggregate, a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. As a result of the acquisition, WRM became an indirectly wholly owned subsidiary of the Group.

In accordance with the Group's accounting policy for the acquisition of non-controlling interests, the assets and liabilities of WRM were not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the non-controlling share of the assets and liabilities reflected within the consolidated statement of financial position of HK$398.3 million at the date of the acquisition was recorded as goodwill.

The recoverable amount of a CGU has been determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using an estimated weighted average growth rate of 3% that is determined based on past performance and expectations for market development. The weighted average growth rate used is consistent with the forecasts used in the industry. The discount rate applied to the cash flow projections is 8.66% (2014: 9.23%). The discount rate used is pre-tax and reflects specific risks relating to the Group.

During the year ended 31 December 2015, there was no impairment of any of its CGUs containing goodwill with indefinite useful lives (2014: nil).

146 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 12. OTHER NON-CURRENT ASSETS Other non-current assets consisted of the following as at 31 December 2015 and 2014: As at 31 December 2015 2014 HK$ HK$ (in thousands) Fine art 108,764 108,764 Memberships 1,020 1,020 China, glass, silverware and other 111,207 34,073 Prepayment and deposits 355,667 25,499 576,658 169,356 13. INVENTORIES Inventories consisted of the following as at 31 December 2015 and 2014: As at 31 December 2015 2014 HK$ HK$ (in thousands) Retail merchandise 60,143 84,498 Food and beverage 41,275 42,692 Operating supplies 78,407 58,778 179,825 185,968

147Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 14. TRADE AND OTHER RECEIVABLES Trade and other receivables consisted of the following as at 31 December 2015 and 2014: As at 31 December 2015 2014 HK$ HK$ (in thousands) Casino 570,244 565,185 Hotel 5,014 4,665 Retail leases and other 102,493 155,505 677,751 725,355 Less: allowance for doubtful accounts (220,023) (154,753) Total trade and other receivables, net 457,728 570,602 An aged analysis of trade and other receivables is as follows: As at 31 December 2015 2014 HK$ HK$ (in thousands) Within 30 days 143,849 147,557 31 to 60 days 80,666 115,596 61 to 90 days 17,080 84,751 Over 90 days 436,156 377,451 677,751 725,355 Less: allowance for doubtful accounts (220,023) (154,753) Net trade and other receivables 457,728 570,602

148 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 14. TRADE AND OTHER RECEIVABLES (CONTINUED) Except for the advanced commission described below, the trade and other receivables are generally repayable within 14 days. The Group typically advances commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances were previously supported primarily by held checks and recognized as cash and cash equivalents (HK$1.2 billion as at 31 December 2014). Market conditions in Macau and other regional economic factors have impacted the liquidity of certain gaming promoters. As a result, our advanced commissions to gaming promoters now are supported primarily with signed promissory notes. The advanced commissions are on terms requiring settlement within fi ve business days of the month following the advance. The Group recognized advanced commissions of HK$363.5 million as trade and other receivables in the accompanying consolidated fi nancial position as at 31 December 2015 and assesses these advanced commissions in connection with the Group’s evaluation of its allowance for doubtful accounts. Additionally, the amount presented in the accompanying consolidated fi nancial position has been offset by related commissions payable to gaming promoters of HK$283.9 million as at 31 December 2015. As at 31 December 2015, trade and other receivables with a gross value of HK$677.8 million (2014: HK$725.4 million) were partially impaired and provided for. Movements in the provision for impairment of receivables of the Group, which were collectively impaired, are as follows: HK$ (In thousands) At 1 January 2014 163,902 Reversal for the year, net (24,710) Reversal of amounts written off, net 15,561 At 31 December 2014 and 1 January 2015 154,753 Charge for the year, net 63,419 Reversal of amounts written off, net 1,851 At 31 December 2015 220,023

149Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 15. PREPAYMENTS AND OTHER CURRENT ASSETS Prepayments and other current assets consisted of the following as at 31 December 2015 and 2014: As at 31 December 2015 2014 HK$ HK$ (in thousands) Prepayments 79,952 58,727 Deposits 18,721 20,086 98,673 78,813 None of the above assets is either past due or impaired. The fi nancial assets included in the above balances relate to deposits for which there have been no recent histories of defaults. 16. RESTRICTED CASH AND CASH EQUIVALENTS As at 31 December 2015, the Group had total restricted cash and cash equivalents of HK$16.0 million (2014: HK$7.6 million) reserved at the Trust to fund the WML employee ownership scheme. 17. CASH AND CASH EQUIVALENTS Cash and cash equivalents consisted of the following as at 31 December 2015 and 2014: As at 31 December 2015 2014 HK$ HK$ (in thousands) Cash and cash equivalents on hand 593,973 1,745,267 Cash at banks and short-term deposits 6,137,383 9,044,623 6,731,356 10,789,890

150 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 17. CASH AND CASH EQUIVALENTS (CONTINUED) The cash and cash equivalents are denominated in the following currencies: As at 31 December 2015 2014 HK$ HK$ (in thousands) US$ 3,890,054 6,023,525 HK$ 2,801,478 4,609,597 CNH (Offshore Renminbi) — 112,823 MOP 27,088 30,672 Singapore Dollar 6,141 6,464 Euro 5,371 5,547 Other 1,224 1,262 6,731,356 10,789,890 Cash deposited at banks earns interest at fl oating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates. 18. ACCOUNTS PAYABLE During 2015 and 2014, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at 31 December 2015 and 2014, based on invoice dates, is as follows: As at 31 December 2015 2014 HK$ HK$ (in thousands) Within 30 days 1,031,434 1,920,720 31 to 60 days 52,060 13,444 61 to 90 days 36,153 5,672 Over 90 days 501,452 68,888 1,621,099 2,008,724

151Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 19. OTHER PAYABLES AND ACCRUALS Other payables and accruals consisted of the following as at 31 December 2015 and 2014: As at 31 December 2015 2014 HK$ HK$ (in thousands) Current: Gaming taxes payable 673,937 958,574 Outstanding chip liabilities 1,737,443 2,441,930 Customer deposits 959,910 949,858 Donation payable 77,670 77,670 Other liabilities 537,467 543,974 3,986,427 4,972,006 Non-current: Donation payable 381,178 434,601 Total 4,367,605 5,406,607 20. INTEREST-BEARING BORROWINGS As at 31 December 2015 2014 Notes HK$ HK$ (in thousands) Bank loans, secured (a) 21,225,648 8,417,922 Senior notes, unsecured (b) 10,498,488 10,512,077 31,724,136 18,929,999 Less: debt fi nancing costs, net (406,217) (325,341) Total interest-bearing borrowings 31,317,919 18,604,658

152 Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2015

20. INTEREST-BEARING BORROWINGS (CONTINUED)

The borrowings are repayable as follows:

	Notes	As at 31 December 2015 HK$	2014 HK$
		(in thousands)	
Bank loans:	(a)		
In the second to fifth years, inclusive		**9,660,861**	8,417,922
After the fifth year		**11,564,787**	—
		21,225,648	8,417,922
Less: debt financing costs, net		**(310,215)**	(215,514)
		20,915,433	8,202,408
Senior notes:	(b)		
After the fifth year		**10,498,488**	10,512,077
Less: debt financing costs, net		**(96,002)**	(109,827)
		10,402,486	10,402,250

Notes:

(a) **Bank loans, secured**

As at 31 December 2015, WRM's credit facilities consisted of approximately HK$23.7 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.9 billion equivalent fully funded senior term loan facility and an approximately HK$5.8 billion equivalent senior revolving credit facility.

On 30 September 2015, WRM entered into the Amended Wynn Macau Credit Facilities and re-appointed Bank of China Limited, Macau Branch as facilities agent, intercreditor agent and security agent. The Amended Wynn Macau Credit Facilities and related agreements, effective from 30 September 2015, expanded availability under WRM's senior secured bank facilities from HK$19.4 billion equivalent (approximately US$2.5 billion) to HK$23.7 billion equivalent (approximately US$3.05 billion), representing an increase of approximately HK$4.3 billion equivalent (approximately US$550 million) and extended the final maturity dates of WRM's senior secured credit facilities. There is also an option to upsize the total senior secured credit facilities by approximately an additional HK$7.8 billion equivalent (US$1.0 billion) under the Amended Wynn Macau Credit Facilities and related agreements upon the satisfaction of various conditions.

Annual Report 2015 | 153

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2015

20. INTEREST-BEARING BORROWINGS (CONTINUED)

Notes: (continued)

(a) Bank loans, secured (continued)

The borrowings under the Amended Wynn Macau Credit Facilities were used to refinance WRM's existing indebtedness and the balance will be used for a variety of purposes, including to fund the construction and development of Wynn Palace and for general corporate purposes.

The HK$17.9 billion equivalent term loan facility is repayable in graduating installments of between 2.5% to 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is September 2020, by which time any outstanding borrowings from the revolving loans must be repaid. The term loans and the revolving loans under the previous Wynn Macau Credit Facilities had final maturities in July 2018 and July 2017, respectively.

The borrowings under the Amended Wynn Macau Credit Facilities will bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM's leverage ratio. Customary fees and expenses were paid by WRM in connection with the Amended Wynn Macau Credit Facilities.

Borrowings under the Amended Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo.

The Amended Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau.

The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder.

In connection with the initial financing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. ("BNU") to secure a guarantee currently in the amount of MOP300 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group's performance under the Concession Agreement, including the payment of premiums, fines and indemnities for any material failures to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. After repayment of all indebtedness under the WRM's credit facilities, the Group is obligated to promptly, upon demand by BNU, repay any claims made on the guarantee by the Macau government. The Group paid an annual fee to BNU of approximately MOP2.3 million (approximately HK$2.2 million) for the guarantee during 2015.

As at 31 December 2015, the Group had HK$2.5 billion in funding available under the revolving credit facility of the Amended Wynn Macau Credit Facilities.

154 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 20. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured The Company has issued 5.25% fi xed rate, unsecured senior notes due 15 October 2021 for an aggregate principal amount of US$1.35 billion (approximately HK$10.5 billion). The Company may use the net proceeds from the offering of the WML 2021 Notes for working capital requirements and general corporate purposes. The WML 2021 Notes are listed on the Hong Kong Stock Exchange. 21. ISSUED CAPITAL AND SHARES HELD FOR EMPLOYEE OWNERSHIP SCHEME As at December 2015 2014 HK$ HK$ (in thousands) Authorized: 20,000,000,000 Shares of HK$0.001 each 20,000 20,000 Issued and fully paid: 5,195,525,000 (2014: 5,195,525,000) Shares of HK$0.001 each 5,196 5,196 As at 31 December 2015, the total number of issued Shares included 7,511,000 Shares (2014: 7,511,000) held under employee ownership scheme (note 23). During the year ended 31 December 2015, the Trust acquired 3,091,000 Shares (2014: 650,000 Shares) for a total consideration of HK$34.0 million (2014: HK$16.1 million), which had been deducted from shareholders’ equity.

155Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 22. SHARE PREMIUM ACCOUNT AND RESERVES The Group’s share premium account mainly represents the difference between the nominal value of the shares of the subsidiaries acquired pursuant to the Group Reorganization prior to the Listing of the Company’s Shares, over the nominal value of the Company’s Shares issued in exchange therefore with adjustments arising from the Group Reorganization. The amount of the Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page 100 of the fi nancial statements. In accordance with the provisions of the Macau Commercial Code, the Company’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of the annual net profi t to a legal reserve until that reserve equals 25% of their issued capital. The Company’s subsidiaries met this statutory requirement and WRM continues to maintain the required reserve of HK$48.6 million in “statutory reserve”. This reserve is not distributable to the respective shareholders. 23. SHARE-BASED PAYMENT PLAN The Company’s share option scheme The Company established a share option scheme on 16 September 2009 for the purpose of rewarding participants, which may include Directors and employees of the Group who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefi t of the Company and its Shareholders as a whole. Under the rules of the share option scheme, the maximum number of Shares which can be issued upon exercise of all options granted under the share option scheme and of the Company shall not, in the absence of Shareholders’ approval, in aggregate exceed 10% in nominal amount of the aggregate of Shares in issue on the date of the listing of the Shares on the Hong Kong Stock Exchange (the “Scheme Mandate Limit”); and the Scheme Mandate Limit may be renewed subject to Shareholders’ approval. A maximum of 518.75 million Shares (2014: 518.75 million Shares) have been reserved for issuance under the share option scheme. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of a subscription price which is based on the then prevailing market price of the Shares.

156 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 23. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s share option scheme (continued) The following share options were outstanding under the share option scheme during the year: Number of options Weighted average exercise price Weighted average exercise term (HK$) (Years) Outstanding as at 1 January 2014 2,910,000 18.94 7.8 Granted during the year 644,000 31.05 9.4 Exercised during the year (464,000) 12.92 Outstanding as at 31 December 2014 and 1 January 2015 3,090,000 22.37 7.5 Granted during the year 1,268,000 15.46 9.4 Outstanding as at 31 December 2015 4,358,000 20.36 7.3 Shares exercisable as at 31 December 2015 1,710,800 19.48 5.8 Shares exercisable as at 31 December 2014 990,000 18.38 6.5 The fair value of the share options granted during the year was estimated at HK$3.68 per option (2014: HK$7.27 per option) based on the Black-Scholes valuation model. The following table lists the signifi cant inputs used in estimating the fair value per option on the date of grant. 2015 2014 Expected dividend yield 5.0% 5.0% Expected stock price volatility 41.3% 40.9% Risk-free interest rate 1.26% 1.14% Expected average life of options (years) 6.5 6.5 Share price on the date of grant (HK$ per Share) $15.46 $31.05 Exercise price (HK$ per Share) $15.46 $31.05

157Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 23. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s share option scheme (continued) Changes in subjective input assumptions could materially affect the fair value estimate. The Company’s employee ownership scheme On 30 June 2014, the Company approved and adopted the employee ownership scheme. The employee ownership scheme allows for the grant of non-vested Shares of the Company’s common stock to eligible employees. The employee ownership scheme is administered by the Company’s Board of Directors and has been mandated under the plan to allot, issue and procedure the transfer of a maximum of 50,000,000 Shares. The Board of Directors has discretion on the vesting and service requirements, exercise price and other conditions, subject to certain limits. The fair value of the awarded non-vested Shares was calculated based on the market price of the Company’s Shares at the respective grant date. Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2014 — Granted during the year 8,019,000 29.53 Forfeited during the year (276,000) 29.52 Non-vested as at 31 December 2014 and 1 January 2015 7,743,000 29.53 Granted during the year 1,353,082 15.13 Forfeited during the year (649,244) 26.89 Non-vested as at 31 December 2015 8,446,838 27.43 At 31 December 2015, no awarded Shares are vested under the Company’s employee ownership scheme.

158 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 23. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan On 16 May 2014, Wynn Resorts, Limited adopted the Wynn Resorts, Limited 2014 omnibus incentive plan (the “WRL Omnibus Plan”) after approval from its stockholders. The WRL Omnibus Plan allows for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other share-based awards to the same eligible participants as the WRL 2002 Plan. Under the approval of the WRL Omnibus Plan, no new awards may be made under the WRL 2002 Plan. Under the WRL 2002 Plan, a maximum of 12,750,000 shares of the WRL’s common stock was reserved for issuance. The outstanding awards under the WRL 2002 Plan were transferred to the WRL Omnibus Plan and will remain pursuant to their existing terms and related award agreements. WRL reserved 4,409,390 shares of its common stock for issuance under the WRL Omnibus Plan. These shares were transferred from the remaining available amount under the WRL 2002 Plan. As at the date of this report, 3,916,329 Shares remain available for the grant of stock options or non-vested shares of WRL’s common stock. WRL Omnibus Plan is administered by the compensation committee of WRL board of directors. The compensation committee has discretion under the WRL Omnibus Plan regarding which type of awards to grant, the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits. For stock options, the exercise price of stock options must be at least equal to the fair market value of the stock on the date of grant and the maximum term of such an award is ten years.

159Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 23. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan (continued) A summary of option activities under the plans as at 31 December 2015 and 2014 and the changes during the years then ended are presented below: Number of options Weighted average exercise price Weighted average exercise term (HK$) (Years) Outstanding as at 1 January 2014 449,433 604 6.3 Transferred during 2014 (21,440) 657 Exercised during 2014 (1,500) 463 Outstanding as at 31 December 2014 and 1 January 2015 426,493 602 3.8 Transferred during 2015 3,220 614 Exercised during 2015 (3,333) 422 Outstanding as at 31 December 2015 426,380 603 2.9 Shares exercisable as at 31 December 2015 112,240 369 3.4 Shares exercisable as at 31 December 2014 90,293 372 4.2 Since no options were granted under the WRL Omnibus Plan for the years ended 31 December 2015 and 2014, the disclosures of the weighted average fair value of options granted at the measurement date and, in turn, the signifi cant inputs used in estimating the fair value per option are not applicable. The total intrinsic value of the options exercised for the year ended 31 December 2015 was HK$1.1 million (2014: HK$1.4 million).

160 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 23. SHARE-BASED PAYMENT PLAN (CONTINUED) Non-vested shares under the WRL Omnibus Plan A summary of the status of the WRL Omnibus Plan’s non-vested shares as at 31 December 2015 and 2014 and changes during the years then ended is set out below: Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2014 125,250 843 Transferred during the year 92,450 974 Non-vested as at 31 December 2014 and 1 January 2015 217,700 899 Vested during the year (25,000) 879 Transferred during the year 900 837 Non-vested as at 31 December 2015 193,600 893 24. PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS In April 2005, the Group established a defi ned contribution retirement benefi t scheme. The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest with the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. The Group recorded an expense for matching contributions of approximately HK$87.5 million for the year ended 31 December 2015 (2014: HK$67.3 million).

161Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 25. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS Directors’ and Chief Executive’s Emoluments Directors’ and chief executive’s emoluments for the years ended 31 December 2015 and 2014 disclosed pursuant to the Listing Rules, section 383(1)(a), (b), (c), and (f) of the Hong Kong Companies Ordinance and Part 2 of the Companies (Disclosure of Information about Benefi ts of Directors) Regulation, is as follows: For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Fees 4,525 4,525 Salaries 29,096 28,310 Discretionary bonus 20,862 43,955 Share-based payments 67,474 75,178 Contributions to retirement plan 388 356 Other 13,290 11,324 Total emoluments 135,635 163,648

162 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2015

25. DIRECTORS' AND CHIEF EXECUTIVE'S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors' and Chief Executive's Emoluments (continued)

	Fees HK$	Salary HK$	Discretionary Bonus HK$	Share-based Payments HK$ (in thousands)	Contributions to Retirement Plan HK$	Other HK$	Total HK$
2015							
Executive Directors:							
Stephen A. Wynn	–	–	–	–	–	–	–
Gamal Aziz	–	11,650	8,155	24,967	–	4,337	49,109
Linda Chen	–	9,693	7,270	32,536	–	6,484	55,983
Ian Michael Coughlan	–	7,753	5,437	5,427	388	2,469	21,474
Non-executive Director:							
Matthew O. Maddox	–	–	–	–	–	–	–
Independent non-executive Directors:							
Jeffrey Kin-fung Lam	1,050	–	–	1,136	–	–	2,186
Bruce Rockowitz	1,075	–	–	1,136	–	–	2,211
Nicholas Sallnow-Smith	1,325	–	–	1,136	–	–	2,461
Allan Zeman	1,075	–	–	1,136	–	–	2,211
	4,525	29,096	20,862	67,474	388	13,290	135,635
2014							
Executive Directors:							
Stephen A. Wynn	–	–	–	–	–	–	–
Gamal Aziz**	–	11,545	27,184	35,423	2	2,849	77,003
Linda Chen	–	9,600	9,600	27,311	–	6,486	52,997
Ian Michael Coughlan	–	7,165	7,171	8,084	354	1,989	24,763
Non-executive Directors:							
Allan Zeman*	1,075	–	–	1,090	–	–	2,165
Matthew O. Maddox	–	–	–	–	–	–	–
Independent non-executive Directors:							
Jeffrey Kin-fung Lam	1,050	–	–	1,090	–	–	2,140
Bruce Rockowitz	1,075	–	–	1,090	–	–	2,165
Nicholas Sallnow-Smith	1,325	–	–	1,090	–	–	2,415
	4,525	28,310	43,955	75,178	356	11,324	163,648

* *Dr. Allan Zeman became an independent non-executive Director of the Company effective from 29 March 2014.*

** *Mr. Gamal Aziz became an executive Director of the Company effective from 29 March 2014. Mr. Aziz joined Wynn Macau, Limited on 7 January 2014 and his emoluments of HK$29.4 million for the period 7 January 2014 to 28 March 2014 while he was not a Director of Wynn Macau, Limited are included in the table above.*

163Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 25. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Directors’ and Chief Executive’s Emoluments (continued) In addition to the directors’ emoluments disclosed in the above tables, emoluments for Mr. Stephen A. Wynn and Mr. Matthew O. Maddox were charged to the Group, through the corporate allocation agreement, amounting to HK$33.5 million and HK$11.8 million for the year ended 31 December 2015, respectively (2014: HK$113.8 million and HK$29.4 million respectively). Five highest paid individuals’ emoluments During the year ended 31 December 2015, the fi ve individuals whose emoluments were the highest in the Group included three (2014: three) Directors whose emoluments were refl ected in the analysis presented above. Details of the emoluments payable to the remaining two (2014: two) highest paid individuals for each of the years ended 31 December 2015 and 2014 are as follows: For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Salaries and other benefi ts 18,722 18,246 Discretionary bonus 8,865 12,629 Share-based payments 8,186 5,128 Contributions to retirement plan 3 1 Total emoluments 35,776 36,004

164 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 25. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Five highest paid individuals’ emoluments (continued) The emoluments were within the following bands: For the year ended 31 December 2015 2014 Number of Individuals Number of Individuals HK$10,500,001 to HK$11,000,000 1 — HK$12,000,001 to HK$12,500,000 — 1 HK$23,501,000 to HK$24,000,000 — 1 HK$24,500,001 to HK$25,000,000 1 — Total 2 2 The emoluments of certain individuals have been apportioned on a basis that is considered to be reasonable estimates of the utilization of service provided or the benefi t received by the Group. The apportioned emoluments of these individuals are included in the expense allocations charged by Wynn Resorts, Limited and the Group’s fellow subsidiaries for the years ended 31 December 2015 and 2014 (See note 27 “Related Party Disclosures”). During the year, no emoluments were paid by the Group to any of the Directors or the fi ve highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of offi ce as a director of any member of the Group or in connection with the management of the affairs of any members of the Group. None of the Directors waived any emoluments during the years.

165Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 26. COMMITMENTS AND CONTINGENCIES Operating lease commitments — as lessee The Group has entered into leases for administrative offi ces, warehouse facilities, apartment units for executives and staff, dormitories for imported labor, and for certain offi ce equipment in Macau. These leases typically contain renewal or continuation clauses. In addition to the leases described above, the Group pays rents for the use of the land sites on which Wynn Macau and Wynn Palace was constructed and will be constructed, respectively. At 31 December 2015 and 2014, outstanding commitments for future minimum lease payments under non-cancellable operating leases are as follows: As at 31 December 2015 2014 HK$ HK$ (in thousands) Within one year 106,803 86,694 After one year but not more than fi ve years 380,726 370,848 More than fi ve years 425,695 496,979 913,224 954,521 Operating lease commitments — as lessor The Group has entered into leases for space with many high-end retailers. These non-cancelable leases typically contain provisions for minimum rentals plus additional rent based upon the net sales of the retailers. The Group recorded contingent rental income under operating leases of approximately HK$323.7 million for the year ended 31 December 2015 (2014: HK$621.7 million).

166 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 26. COMMITMENTS AND CONTINGENCIES (CONTINUED) Operating lease commitments — as lessor (continued) Future minimum rents to be received at 31 December 2015 and 2014 are as follows: As at 31 December 2015 2014 HK$ HK$ (in thousands) Within one year 533,267 293,075 After one year but not more than fi ve years 2,474,504 1,177,084 More than fi ve years 244,290 197,255 3,252,061 1,667,414 The operating lease rentals of certain retailers are based on the higher of a fi xed rental and contingent rent based on the sales of the retailers pursuant to the terms and conditions as set out in the respective rental agreements. As the future sales of these retailers cannot be estimated reliably, only the minimum lease commitments, and not the contingent rents, have been included in the above table. Capital commitments As at 31 December 2015 and 2014, the Group had the following capital commitments under construction contracts, construction-related consulting and other agreements and purchase orders which have not been provided for in the Group’s statement of fi nancial position: As at 31 December 2015 2014 HK$ HK$ (in thousands) Contracted, but not provided for 2,115,249 11,524,863

Annual Report 2015 | 167

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2015

26. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Gaming premium commitment

Pursuant to the Concession Agreement signed with the Macau Government, the Group has committed to paying an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable premium calculated on the basis of the number of gaming tables and gaming devices operated by the Group.

Other services commitments

The Group has service agreements for signage in China, Macau and Hong Kong. Furthermore, the Group is obligated under several agreements for shuttle-bus services running from the People's Republic of China's border to Wynn Macau and within Macau and under various agreements for maintenance, printing and other services. With the preparation for the opening of Wynn Palace, the Group has also entered into various agreements for operations and maintenance of the SkyCab, hotel and other facilities. Under these agreements, the Group is obligated for the following future payments as at 31 December 2015 and 2014:

	As at 31 December	
	2015	2014
	HK$	HK$
	(in thousands)	
Within one year	**337,898**	250,941
After one year but not more than five years	**574,308**	520,561
After five years	**922**	—
	913,128	771,502

As at 31 December 2015, the Group was committed to purchases for operating supplies totaling HK$71.7 million (2014: HK$150.8 million).

As at 31 December 2015, in addition to the MOP300 million (approximately HK$291.3 million) bank guarantee issued for the Concession Agreement as described in note 20, banks granted guarantees to the Group for other purposes to the extent of approximately HK$32.9 million (2014: HK$24.7 million).

168 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 26. COMMITMENTS AND CONTINGENCIES (CONTINUED) Employment agreements The Group has entered into employment agreements with several executive offi cers, other members of management and certain key employees. These agreements generally have two-to ten-year terms and typically indicate a base salary and often contain provisions for a discretionary bonus. Certain executives are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defi ned in the employment contracts). Litigation The Group did not have any material litigation outstanding as at 31 December 2015. The litigation matters set out below are disclosed on a voluntary basis and, as with all litigation, no assurances can be provided as to the outcome thereof. Macau litigation related to Okada WRM and certain individuals who are or were directors of WRM and/or the Company have been named as defendants in a lawsuit fi led in the Court of First Instance of Macau (the “Macau Court”) by Mr. Kazuo Okada (“Okada”) and two of Okada’s controlled companies, Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”). The principal allegations in the lawsuit are that the redemption of the Okada Parties’ shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where the Company is constructing Wynn Palace was unlawful and that the Company’s previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties seek the dissolution of WRM and compensatory damages. The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes that the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM and the other defendants in the lawsuit. The lawsuit is at an early phase of litigation.

169Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 26. COMMITMENTS AND CONTINGENCIES (CONTINUED) Macau litigation related to Dore WRM has been named a defendant in several lawsuits fi led in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds requests that allegedly has resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM in the lawsuits. The lawsuits are only in the early phases of litigation.

170 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 27. RELATED PARTY DISCLOSURES As at 31 December 2015 and 2014, the outstanding balances between the Group and the related companies were as follows: As at 31 December Name of related companies Relation to the Company 2015 2014 HK$ HK$ (in thousands) Due from related companies — current WIML Subsidiary of Wynn Resorts, Limited 536,080 361,187 Wynn Hotel Sales & Marketing, LLC Subsidiary of Wynn Resorts, Limited 3 3 Wynn Manpower Limited Subsidiary of Wynn Resorts, Limited 291 292 Wynn MA, LLC Subsidiary of Wynn Resorts, Limited 15 — Wynn Resort Development, LLC Subsidiary of Wynn Resorts, Limited 460 — Palo Marketing Services Limited Subsidiary of Wynn Resorts, Limited 381 — Wynn Design & Development Subsidiary of Wynn Resorts, Limited 22,822 — 560,052 361,482 Due to related companies — current Wynn Las Vegas, LLC Subsidiary of Wynn Resorts, Limited 56,734 50,117 Wynn Design & Development Subsidiary of Wynn Resorts, Limited — 5,721 Wynn Resorts, Limited Ultimate parent company 58,018 93,243 Worldwide Wynn Subsidiary of Wynn Resorts, Limited 12,017 9,460 Wynn Resorts Development, LLC Subsidiary of Wynn Resorts, Limited — 657 Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited 2,151 — 128,920 159,198

171Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 27. RELATED PARTY DISCLOSURES (CONTINUED) The amounts disclosed in the above table are unsecured, interest-free and repayable on demand. The Group had the following material transactions with related companies during the year: For the year ended 31 December Name of related companies Relation to the Company Primary nature of transactions 2015 HK$ 2014 HK$ (in thousands) Wynn Resorts, Limited Ultimate parent company License fees (i) 730,890 1,147,959 Wynn Resorts, Limited Ultimate parent company Corporate support services (ii) 76,881 178,407 WIML Subsidiary of Wynn Resorts, Limited International marketing expenses (iii) 38,769 43,217 Wynn Resorts, Limited Ultimate parent company Share-based payment expenses 70,927 74,407 Worldwide Wynn Subsidiary of Wynn Resorts, Limited Staff secondment payroll charges (iv) 225,475 133,807 Wynn Design & Development Subsidiary of Wynn Resorts, Limited Design/ development payroll (v) 50,674 128,499 Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited Airplane usage charges (ii) 13,108 7,519 Except for the share-based payment expenses incurred with Wynn Resorts, Limited, all of the above transactions are noted as continuing related party transactions.

172 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 27. RELATED PARTY DISCLOSURES (CONTINUED) Notes: (i) License fees The license fees payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.6 million) per month. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts’ annual corporate departments’ costs (including salaries and benefi ts for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fees shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expenses incurred by Wynn Resorts during any fi nancial year. Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offi ces located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges service fees equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the periods of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the Wynn Palace project. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no signifi cant charges from the Group to the related companies during the twelve months ended 31 December 2015 and 2014. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All outstanding balances between the Group and the related companies are deemed to be trade in nature.

173Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 27. RELATED PARTY DISCLOSURES (CONTINUED) Home purchase In May 2010, Worldwide Wynn entered into an employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 31 December 2015, the net carrying amount of the house together with improvements and its land lease right was HK$55.3 million (2014: HK$59.6 million). Compensation of senior/key management personnel of the Group For the year ended 31 December 2015 2014 HK$ HK$ (in thousands) Salaries, bonuses, allowances and benefi ts in kind 143,871 162,030 Share-based payments 71,978 76,847 Retirement benefi ts 1,180 985 Total compensation paid to senior/ key management personnel 217,029 239,862 Further details of Directors’ emoluments are included in note 25 to the fi nancial statements. 28. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits and other assets, accounts payable, balances with related companies and the current portion of fi nancial liabilities included in other payables and accruals, other liabilities and land premium payables approximate to their carrying amounts largely due to the short term maturities of these instruments. The fair values of the non-current portion of fi nancial liabilities included in other payables and accruals, land premium payables, and interest-bearing bank loans have been calculated by discounting the expected future cash fl ows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The non-current portion of other liabilities and construction retentions payable were not discounted as the discounting factors were considered by management to be insignifi cant.

174 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2015

29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Group's principal financial liabilities comprise bank loans, accounts payable, amounts due to related companies and other payables. The main purpose of these financial liabilities is to finance the Group's construction activities and its operations. The Group has various financial assets such as trade receivables and cash and cash equivalents, which arise directly from its operations.

The Group also enters into derivative transactions comprised, primarily of, interest rate swaps contracts. The purpose is to manage the interest rate risks arising from the Group's operations and its sources of finance. It is, and has been throughout 2015 and 2014, the Group's policy that no trading in derivatives should be undertaken.

The main risks arising from the Group's financial instruments are interest rate risk, foreign currency risk, credit risk and liquidity risk. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

Interest rate risk

The Group's primary exposure is changes in market interest rates associated with its bank loans that bear interest based on variable rates. The Group attempts to manage interest rate risk through interest rate swap arrangements. These risk management strategies may not always have the desired effect, and interest rate fluctuations could have a negative impact on the results of operations.

As at 31 December 2015 and 2014, all of the interest-bearing bank loans were variable rate borrowings based on LIBOR or HIBOR plus a margin. However, the Group has entered into interest rate swaps that effectively fix the interest rate for approximately 28% of the interest-bearing bank loans as at 31 December 2015 (2014: 69%). Based on borrowings at 31 December 2015, an assumed 1% change in the variable rates would cause the annual interest expenses, without adjusting for any amounts to be capitalized, to change by HK$153.9 million (2014: HK$25.8 million).

175Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Foreign currency risk The fi nancial statements of foreign operations are translated into Hong Kong dollars, the Company’s and the Group’s presentation currency, for incorporation into the consolidated fi nancial statements. Some of the Group’s entities were denominated in currencies other than the functional currencies of the entities making the activities (primarily US$). The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. Based on the fi nancial position at 31 December 2015, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the U.S. dollar would cause the Group to recognize a gain or loss of HK$181.1 million (2014: HK$65.0 million). Credit risk Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable. The Group issues credit in the form of markers to approved casino customers following investigations of creditworthiness. The Group maintains strict control over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances on a timely basis. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers are generally legally enforceable instruments in Macau, however, markers are not legally enforceable instruments in some other countries. The collectibility of markers given to foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries. Further quantitative data in respect of the Group’s exposure to credit risk arising from trade and other receivables are disclosed in note 14 to the fi nancial statements.

176 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Liquidity risk The Group measures and monitors its liquidity structure based on the overall assets, liabilities and debt in conjunction with its expected cash fl ows to ensure the capability to meet any unexpected and material cash requirements in the ordinary course of business. In addition, the Group’s senior bank facilities’ governing documents contain capital spending restrictions and other affi rmative and negative covenants that require the maintenance of certain fi nancial ratios. As at 31 December 2015, the Group held two interest rate swaps at fair values with assets measured at fair value for level 2 of HK$5.6 million and one interest rate swap at fair value with liability measured at fair value for level 2 of HK$0.8 million (2014: the Group held interest rate swaps at fair value with assets measured at fair value for level 2 of HK$45.9 million), and the Group measured its outstanding debt instruments at fair value for level 2 of HK$30.5 billion (2014: HK$18.0 billion). The Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the years 2015 and 2014. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical fi nancial instruments, level 2 fair values measured using quoted prices in active markets for similar fi nancial instruments, or using valuation techniques in which all signifi cant input is directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any signifi cant input is not based on observable market data. The table below analyzes the Group’s fi nancial liabilities into relevant maturity groupings based on the remaining period at the statement of fi nancial position date to the contractual maturity date. The amounts disclosed are based on the contractual undiscounted cash fl ows of fi nancial liabilities that include principal and interest payments. The maturities are calculated assuming the effect of interest rate swap arrangements and interest rates with respect to variable rate fi nancial liabilities remain constant as at respective year ends and there are no changes in the aggregate principal amount of fi nancial liabilities other than repayments at scheduled maturities as refl ected in the table below.

Annual Report 2015 177

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2015

29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk (continued)

	Interest rates	Within one year HK$	Between one and two years HK$	Between two and five years HK$	Over five years HK$	Total HK$
			(in thousands)			
As at 31 December 2015						
Interest-bearing borrowings	0.25%-5.25%	1,029,815	1,019,392	12,554,112	22,621,723	37,225,042
Land premiums payable	5%	127,115	—	—	—	127,115
Construction retentions payable		—	399,986	—	—	399,986
Accounts payable		1,621,099	—	—	—	1,621,099
Amounts due to related companies		128,920	—	—	—	128,920
Other payables		2,791,159	77,670	233,010	155,340	3,257,179
Other liabilities		8,732	13,718	11,857	97,693	132,000
Interest rate swaps		—	836	—	—	836
As at 31 December 2014						
Interest-bearing borrowings	0.5%-5.25%	812,257	812,257	10,307,733	11,455,797	23,388,044
Land premiums payable	5%	254,230	127,115	—	—	381,345
Construction retentions payable		—	203,872	199,026	—	402,898
Accounts payable		2,008,724	—	—	—	2,008,724
Amounts due to related companies		159,198	—	—	—	159,198
Other payables		3,482,586	77,670	233,010	233,010	4,026,276
Other liabilities		2,719	9,324	23,149	10,068	45,260

"Other payables" are mainly comprised of outstanding chip liabilities, customer deposits, donation payable, and other miscellaneous payables, excluding tax liabilities, incurred as at 31 December 2015 and 2014.

Capital management

The primary objective of the Group's capital management is to ensure that it maintains a strong credit rating in order to support its business and maximize shareholder value.

178 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Capital management (continued) The Group manages its capital structure and makes adjustments to it as economic conditions change i.e., interest rates and equity markets. To maintain a strong capital structure and in response to changes in economic conditions, the Group may modify debt instruments to obtain more favorable interest rates, obtain additional debt fi nancing, and may adjust dividend payments to shareholders as conditions require. The gearing ratio is a key indicator of the Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. As at 31 December 2015 2014 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 31,317,919 18,604,658 Accounts payable 1,621,099 2,008,724 Land premiums payable 124,015 363,044 Construction retentions payable 399,986 402,898 Other payables and accruals 4,367,605 5,406,607 Amounts due to related companies 128,920 159,198 Other liabilities 205,799 137,321 Less: cash and cash equivalents (6,731,356) (10,789,890) restricted cash and cash equivalents (15,968) (7,580) Net debt 31,418,019 16,284,980 Equity 4,102,279 7,043,713 Total capital 4,102,279 7,043,713 Capital and net debt 35,520,298 23,328,693 Gearing ratio 88.5% 69.8%

179Annual Report 2015 Financial Statements Notes to Financial Statements For the year ended 31 December 2015 30. STATEMENT OF FINANCIAL POSITION OF THE COMPANY Information about the statement of fi nancial position of the Company is set forth below: As at 31 December 2015 2014 HK$ HK$ (in thousands) Non-current assets Investment in a subsidiary — 12,561,195 Financial assets 17,439,466 — Contribution to Trust 53,744 18,698 Property and equipment 3,616 3,333 Deposits 764 764 Total non-current assets 17,497,590 12,583,990 Current assets Prepayments 702 575 Amounts due from related companies 777,595 2,139,494 Other receivables 339,705 5,576 Cash and cash equivalents 4,242,729 7,249,175 Total current assets 5,360,731 9,394,820 Current liabilities Other payables and accruals 120,265 120,560 Amounts due to related companies 5,604 18,866 Total current liabilities 125,869 139,426 Net current assets 5,234,862 9,255,394 Total assets less current liabilities 22,732,452 21,839,384 Non-current liabilities Interest-bearing borrowings 10,402,486 10,402,250 Net assets 12,329,966 11,437,134 Equity Issued capital 5,196 5,196 Share premium account# 12,722,941 12,722,941 Reserves (398,171) (1,291,003) Total equity 12,329,966 11,437,134

180 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 30. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED) # As at 31 December 2015 2014 HK$ HK$ (in thousands) The Company’s share premium account 12,722,941 12,722,941 Adjustment arising from the Group Reorganization (12,561,195) (12,561,195) Consolidated share premium account 161,746 161,746

Annual Report 2015 | 181

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2015

30. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED)

Information about the statement of equity of the Company is set forth below:

	Issued Capital HK$	Share Premium Account HK$	Available-for-sale Investments Revaluation Reserve HK$	Share Option Reserve HK$	Retained Earnings/ (Accumulated Losses) HK$	Total Equity HK$
			(in thousands)			
At 1 January 2014	5,188	12,714,631	(423)	10,192	(22,525)*	12,707,063
Net income for the year	—	—	—	—	7,404,694	7,404,694
Changes in fair value of available-for-sale investments, net of tax	—	—	423	—	—	423
Total comprehensive income for the year	—	—	423	—	7,404,694	7,405,117
Share-based payments	—	—	—	39,781	—	39,781
Exercise of share options	—	8,310	—	(2,317)	—	5,993
Shares issued for Employee Ownership Scheme	8	—	—	—	—	8
2013 final dividend declared and paid	—	—	—	—	(5,084,179)	(5,084,179)
2014 interim dividend declared and paid	—	—	—	—	(3,636,649)	(3,636,649)
At 31 December 2014 and 1 January 2015	**5,196**	**12,722,941**	**—**	**47,656**	**(1,338,659)**	**11,437,134**
Net income for the year	**—**	**—**	**—**	**—**	**6,318,265**	**6,318,265**
Total comprehensive income for the year	**—**	**—**	**—**	**—**	**6,318,265**	**6,318,265**
Share-based payments	**—**	**—**	**—**	**28,459**	**—**	**28,459**
Special dividend declared and paid	**—**	**—**	**—**	**—**	**(5,453,892)**	**(5,453,892)**
At 31 December 2015	**5,196**	**12,722,941**	**—**	**76,115**	**(474,286)**	**12,329,966**

* Retained earnings have been adjusted for the proposed final 2013 dividend in accordance with the current year's presentation, which is described in note 2.2 to the financial statements.

182 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2015 30. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED) The Company’s reserves available for distribution represent the share premium account, available-for-sale investments revaluation reserve, share option reserve and retained earnings/ accumulated losses. Under the Companies Law (Revised) Chapter 22 of the Cayman Islands, the share premium of the Company is available for paying distributions or dividends to shareholders subject to the provisions of its Memorandum or Articles of Association and provided that immediately following the distribution of a dividend, the Company is able to pay its debts as they fall due in the ordinary course of business. Accordingly, the Company’s reserves available for distribution to shareholders as at 31 December 2015 amounted to approximately HK$12.3 billion (2014: HK$11.4 billion). 31. COMPARATIVE AMOUNTS As further explained in note 2.3 to the fi nancial statements, due to the implementation of the Hong Kong Companies Ordinance (Cap. 622) during the current year, the presentation and disclosures of certain items and balances in the fi nancial statements have been revised to comply with the new requirements. Accordingly, certain comparative amounts have been restated to conform with the current year’s presentation and disclosures.

183Annual Report 2015 Financial Summary A summary of the published results and assets and liabilities of the Group for the last fi ve years prepared on the basis as set out herein, is set forth below. Year ended 31 December 2015 2014 2013 2012 2011 HK$ HK$ HK$ HK$ HK$ (in thousands) Results Operating revenues 19,096,365 29,444,855 31,340,854 28,542,224 29,498,092 Profi t before tax 2,416,860 6,469,071 7,715,954 6,454,742 5,894,245 Profi t for the year 2,410,398 6,445,435 7,700,905 6,439,693 5,921,013 As at 31 December 2015 2014 2013 2012 2011 HK$ HK$ HK$ HK$ HK$ (in thousands) Assets and liabilities Total assets 42,283,507 34,149,799 30,908,943 23,615,969 17,359,949 Total liabilities 38,181,228 27,106,086 21,696,101 13,115,299 13,331,506 Net assets 4,102,279 7,043,713 9,212,842 10,500,670 4,028,443 The consolidated results of the Group for the years ended 31 December 2011, 2012, 2013, 2014 and 2015 and the consolidated assets and liabilities of the Group as at 31 December 2011, 2012, 2013, 2014 and 2015 are those set out in the audited fi nancial statements. The summary above does not form part of the audited fi nancial statements.

184 Wynn Macau, Limited Defi nitions “Amended Wynn Macau Credit Facilities” together, the HK$17.9 billion (equivalent) fully-funded senior term loan facilities and the HK$5.8 billion (equivalent) senior revolving credit facilities extended to WRM on 30 September 2015 “Award” an award granted by the Board to a Selected Participant, which may vest in the form of Award Shares or the Actual Selling Price of the Award Shares in cash, as the Board may determine in accordance with the terms of the Scheme Rules “Award Shares” the Shares granted to a Selected Participant in an Award “Actual Selling Price” the actual price at which the Award Shares are sold (net of brokerage, Hong Kong Stock Exchange trading fee, the Securities and Futures Commission of Hong Kong transaction levy and any other applicable costs) on vesting of an Award pursuant to the employee ownership scheme or in the case of a vesting when there is an event of change in control or privatization of the Company, the consideration receivable under the related scheme or offer “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 to the Listing Rules as applicable on 31 December 2015 “Company” or “our Company” Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002

185Annual Report 2015 Defi nitions “Cotai Land Concession Agreement” the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the offi cial gazette of Macau on 2 May 2012 “Director(s)” the director(s) of our Company “Eligible Person” any individual, being an employee or offi cer of any member of the Group (other than a connected person of the Company or an associate of a connected person of the Company); however, no individual who is resident in a place where the grant, acceptance or vesting of an Award pursuant to the employee ownership scheme is not permitted under the laws and regulations of such place or where, in the view of the Board, compliance with applicable laws and regulations in such place makes it necessary or expedient to exclude such individual, shall be entitled to participate in the employee ownership scheme and such individual shall therefore be excluded from the term Eligible Person “Encore” or “Encore at Wynn Macau” a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, and that opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group”, “we”, “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “Group Reorganization” the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus

186 Wynn Macau, Limited Defi nitions “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” the Hong Kong Special Administrative Region of the PRC “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “IPO Prospectus” the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing” the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009 “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Macau” or “Macau Special Administrative Region” the Macau Special Administrative Region of the PRC “Macau Operations” the fully integrated Wynn Macau and Encore at Wynn Macau resort “Melco Crown” Melco Crown Gaming (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

187Annual Report 2015 Defi nitions “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” or “NASDAQ Stock Market” National Association by Securities Dealers Automated Quotations “Offshore Renminbi” RMB maintained outside mainland China, primarily in Hong Kong where RMB trading is offi cially sanctioned and regulated, that is largely “convertible and transferable”. It is also known as CNH, which refers to offshore RMB primarily traded in Hong Kong (hence the “H”) “Palo Real Estate Company Limited” or “Palo” Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau, subject to Ms. Linda Chen 10% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company “PRC”, “China” or “mainland China” the People’s Republic of China and, except where the context requires and only for the purpose of this annual report, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlatives meaning “RMB” Renminbi, the lawful currency of PRC “Scheme Rules” the rules relating to the employee ownership scheme “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company

188 Wynn Macau, Limited Defi nitions “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the date of this report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered offi ce at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires “WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc.

189Annual Report 2015 Defi nitions “WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company “WML 2021 Notes” the US$600 million (approximately HK$4.7 billion) 5.25% senior notes due 2021 issued by the Company in October 2013 and the additional US$750 million (approximately HK$5.9 billion) 5.25% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated and form a single series of notes “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend Tax Agreement” the agreements, entered into in June 2009 and July 2011, each for a term of fi ve years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provide for an annual payment to the Macau Special Administrative Region of MOP7.2 million in years 2006 through 2010 and MOP15.5 million in years 2011 through 2015 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profi ts earned in those years “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited

190 Wynn Macau, Limited Defi nitions “Wynn Group Asia, Inc.” Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$7.4 billion (equivalent) fully-funded senior term loan facilities and the HK$12.1 billion (equivalent) senior revolving credit facilities extended to WRM as subsequently amended from time to time and refi nanced on 30 September 2015 as the Amended Wynn Macau Credit Facilities “Wynn Palace” an integrated resort to be operated by WRM that we are constructing on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Resorts” or “WRL” Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, and our controlling shareholder (as defi ned in the Listing Rules)

191Annual Report 2015 Glossary “Adjusted Average Daily Rate” adjusted average daily rate which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms “Adjusted REVPAR” adjusted revenue per available room which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available “casino revenue” revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and in accordance with IFRS “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “daily gross win per gaming table” gross gaming win for table games divided by number of tables divided by the number of days in the applicable period “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions “gross slot win” the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions

192 Wynn Macau, Limited Glossary “gross table games win” the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their fi nancial background and payment history “promotional allowance” the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge “Rolling Chip” physically identifi able chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players “table drop” the amount of cash deposited in a gaming table drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP client” or “VIP player” client, patron or players who participates in Wynn Macau’s In- house VIP Program or in the VIP program of any of our gaming promoters “VIP table games turnover” turnover resulting from VIP table games only

201 5 Annual Repor t 年度報告 2015 Annual Report 年度報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com